Exhibit 1.1

NOTICE OF MEETING
AND
MANAGEMENT INFORMATION CIRCULAR

FOR HOLDERS OF

8.00% SENIOR UNSECURED DEBENTURES DUE NOVEMBER 15, 2018

AND

7.50% SENIOR UNSECURED DEBENTURES DUE SEPTEMBER 24, 2020

AND

7.875% SENIOR UNSECURED NOTES DUE OCTOBER 11, 2022

OF SHERRITT INTERNATIONAL CORPORATION

TO CONSIDER A PROPOSED PLAN OF ARRANGEMENT

UNDER THE CANADA BUSINESS CORPORATIONS ACT

JUNE 15, 2016

These materials are important and require your immediate attention.  They require noteholders of Sherritt International Corporation to make important decisions.  If you are in doubt as to how to make such decisions, please contact your financial, legal or other professional advisors.  Kingsdale Shareholder Services, as solicitation and information agent on behalf of Sherritt, can be reached by telephone at 416-867-2272 or toll-free at 1-800-749-9197 or by email at contactus@kingsdaleshareholder.com.

TABLE OF CONTENTS

NOTICE OF MEETING OF NOTEHOLDERS	1

GLOSSARY OF TERMS	3

CIRCULAR	7

DOCUMENTS INCORPORATED BY REFERENCE	7

FORWARD-LOOKING STATEMENTS	8

NOTICE TO NOTEHOLDERS IN THE UNITED STATES	8

SUMMARY OF CIRCULAR	10

MATTERS TO BE CONSIDERED AT THE MEETING	16

DESCRIPTION OF THE EXTENSION	16

EARLY CONSENT CONSIDERATION	19

BACKGROUND TO AND REASONS FOR THE EXTENSION	20

RECOMMENDATION OF THE BOARD	21

MATTERS PERTAINING TO VOTING AND ELECTIONS FOR EARLY CONSENT CONSIDERATION	22

TERMS OF THE AMENDED NOTES AND AMENDED AND RESTATED INDENTURE	25

INFORMATION CONCERNING THE CORPORATION	28

RISK FACTORS	28

SECURITIES LAW MATTERS	29

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	30

EXPERTS	31

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON	31

OTHER BUSINESS	32

ADDITIONAL INFORMATION	32

APPROVAL OF BOARD OF DIRECTORS	33

CONSENT OF NATIONAL BANK FINANCIAL INC.	34

APPENDICES

APPENDIX A ARRANGEMENT RESOLUTION

APPENDIX B PLAN OF ARRANGEMENT

APPENDIX C ARRANGEMENT AGREEMENT

APPENDIX D VOTING INFORMATION AND ELECTION FORM

APPENDIX E NOTICE OF APPLICATION

APPENDIX F INTERIM ORDER

APPENDIX G NBF OPINIONS

APPENDIX H TERMS OF AMENDED NOTES

June 15, 2016

Dear Noteholder:

The Board of Directors (the “Board”) of Sherritt International Corporation (“Sherritt” or the “Corporation”) invites you to attend a meeting (the “Meeting”) of holders (“Noteholders”) of the Corporation’s 8.00% Senior Unsecured Debentures due November 15, 2018 (the “2018 Notes”), the 7.50% Senior Unsecured Debentures due September 24, 2020 (the “2020 Notes”), and the 7.875% Senior Unsecured Notes due October 11, 2022 (the “2022 Notes” and together with the 2018 Notes and the 2020 Notes collectively, the “Existing Notes”), to be held at the offices of Goodmans LLP at Bay Adelaide Centre, 333 Bay Street, Suite 3400, Toronto, Ontario on July 25, 2016 at 10:00 a.m. (Toronto time).

At the Meeting, you will be asked to consider and vote on a resolution of Noteholders (the “Arrangement Resolution”) to approve a plan of arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act (“CBCA”) pursuant to which the amended and restated indenture dated October 10, 2014 governing the Existing Notes (the “Existing Indenture”) will be amended and restated (the “Amended and Restated Indenture”) and all outstanding Existing Notes will be amended and Noteholders will receive in exchange amended Notes (the “Amended Notes”) pursuant to the Amended and Restated Indenture which will reflect an extended maturity date in respect of each series of Existing Notes by three years to November 15, 2021 (for the 2018 Notes), September 24, 2023 (for the 2020 Notes) and October 11, 2025 (for the 2022 Notes), respectively, in accordance with the terms of the Arrangement (which transactions are collectively referred to as the “Extension”).  For greater certainty, the amendment and restatement of the Existing Indenture governing the Existing Notes and the issuance of the Amended Notes are not intended to result in the issuance of new indebtedness of the Corporation, but rather, the same indebtedness as evidenced by the Existing Notes will continue to exist, with full force and effect, in amended form.

Noteholders as at June 15, 2016, being the record date of the Meeting (the “Record Date”), who submit a vote in favour of the Arrangement Resolution and the Extension contemplated thereby (as described below) (each, an “Early Consenting Noteholder”) on or prior to 5:00 p.m. on July 19, 2016 (the “Early Consent Deadline”) shall, subject to the terms described herein, be entitled to receive on the Effective Date (conditional on completion of the Arrangement) as consideration (the “Early Consent Consideration”), at the option of the applicable Early Consenting Noteholder, either: (i) cash consideration (the “Early Consent Cash Consideration”) equal to 2% of the principal amount of Existing Notes held by such Early Consenting Noteholder on the Record Date; or (ii) warrants to acquire common shares of the Corporation (the “Early Consent Warrants”) at a rate of 73.25 warrants for each $1,000 of principal amount of Existing Notes held by such Early Consenting Noteholder as at the Record Date, the terms of which are described in further detail in the attached Management Information Circular (the “Circular”).

To be eligible to receive the Early Consent Consideration, a registered Noteholder must submit an executed and completed Voting Information and Election Form (attached as Appendix “D” to the Circular) to the Corporation, by sending to: Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, Toronto, Ontario M5J 2Y1, to be received by no later than the Early Consent Deadline.  See “Matters Pertaining to Voting and Election of Early Consent Consideration” for additional information regarding the completion and submission of the Voting Information and Election Form. If you are a non-registered Noteholder and you receive these materials through your broker, custodian, nominee or other intermediary (an “Intermediary”), you should follow the instructions provided by your Intermediary in order to vote your Existing Notes and make an election to receive, if applicable, Early Consent Consideration as described in the Circular. A non-registered Noteholder (a “Beneficial Noteholder”) will not be entitled to the Early Consent Consideration if CDS has not received

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instructions in respect thereof from the Beneficial Noteholder’s respective Intermediary by the Early Consent Deadline.

National Bank Financial Inc. (“NBF”) has been engaged as the financial advisor to the Corporation and the Board in connection with the Extension. NBF has delivered (i) an opinion to the Board dated as of June 10, 2016 which concludes that, as of the date thereof, and subject to the qualifications set out therein, the Extension, if implemented, is fair from a financial point of view to the Corporation (the “Fairness Opinion”); and (ii) an opinion to the Board dated as of June 10, 2016 in the form described in paragraph 4.04 of Industry Canada’s Policy Statement 15-1 — Policy Concerning Arrangements under Section 192 of the CBCA (the “CBCA Opinion” and, together with the Fairness Opinion, the “NBF Opinions”)).

After careful consideration of various factors and alternatives and consultations with its financial advisor and its outside legal counsel, the Board has unanimously determined that the Arrangement is in the best interests of the Corporation and its stakeholders and unanimously recommends that Noteholders VOTE FOR the Arrangement Resolution and the Extension contemplated thereby.

The Board and management believe that it is important that the Extension be implemented. Extending the maturities of the Existing Notes for three years treats all Noteholders equally and fairly, and, with no maturity until November 2021 under the Extension, will bring greater stability to the Corporation’s capital structure and better enable the Corporation to weather the ongoing period of weak commodity prices.  The Extension offers substantial benefits to the Corporation. It will maintain stability for Sherritt and mitigate the risk associated with an upcoming maturity while giving nickel and oil prices more time to recover.

Enclosed are a Notice of Meeting and the Circular. These documents are also available on SEDAR at www.sedar.com.  The Circular and the appendices attached to it, which we urge you to read carefully in consultation with your tax, financial, legal or other professional advisors, describe the Extension and include certain other information (including the full text of the NBF Opinions) to assist you in considering the Arrangement.

In order for the Extension to be implemented, the Arrangement must be approved by the affirmative vote of at least 66 2/3% of the votes cast by Noteholders present in person or by proxy at the Meeting and entitled to vote on the Arrangement Resolution.  All Noteholders will vote as one class under the CBCA plan of Arrangement. Each Noteholder will have one vote for each $1,000 of principal amount of the Existing Notes held by such Noteholder as of the Record Date (June 15, 2016).  As of the date hereof, Noteholders representing approximately 44% of the aggregate principal amount of Existing Notes have executed consent and support agreements with the Corporation pursuant to which they have agreed to support the terms of the Extension and have agreed to vote in favour of the Arrangement Resolution at the Meeting.

In addition to Noteholder approval, completion of the Arrangement is subject to a number of conditions, including approval by the Ontario Superior Court of Justice. Pending receipt of such approval and satisfaction of all conditions precedent, the Corporation anticipates that completion of the Arrangement will occur by the end of July 2016.

Yours very truly,

“Harold Stephen”

Harold (Hap) Stephen
Chairman
Sherritt International Corporation

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NOTICE OF MEETING OF NOTEHOLDERS

TO:                                                                         Holders of 8.00% Senior Unsecured Debentures of Sherritt International Corporation (the “Corporation”) due November 15, 2018 (the “2018 Notes”)

AND TO:                                           Holders of 7.50% Senior Unsecured Debentures of the Corporation due September 24, 2020 (the “2020 Notes”)

AND TO:                                           Holders of 7.875% Senior Unsecured Notes of the Corporation due October 11, 2022 (the “2022 Notes” and together with the 2018 Notes and 2020 Notes, collectively, the “Existing Notes”)

NOTICE IS HEREBY GIVEN that a meeting (the “Meeting”) of the holders of the Existing Notes (the “Noteholders”) of the Corporation will be held at the offices of Goodmans LLP at Bay Adelaide Centre, 333 Bay Street, Suite 3400, Toronto, Ontario, on July 25, 2016, at 10:00 a.m. (Toronto time) for the following purposes:

(a)                                 pursuant to an order (the “Interim Order”) of the Ontario Superior Court of Justice (the “Court”) dated June 15, 2016, to consider at the Meeting and, if deemed advisable, to pass, with or without variation, a resolution (the “Arrangement Resolution”), the full text of which is set out in Appendix “A” to the accompanying management information circular (the “Circular”), approving a plan of arrangement (the “Arrangement”) pursuant to Section 192 of the Canada Business Corporations Act, which Arrangement is more particularly described in the Circular; and

(b)                                 to transact such other business as may properly come before the Meeting or any postponement or adjournment thereof.

The record date (the “Record Date”) for entitlement to vote at the Meeting has been set by the Court as June 15, 2016, subject to any further order of the Court.

Subject to any further order of the Court, the quorum for the Meeting is the presence, in person or by proxy, of two or more Noteholders entitled to vote at the Meeting.  Subject to any further order of the Court, the vote required to pass the Arrangement Resolution at the Meeting is the affirmative vote of at least 66 2/3% of the votes cast by Noteholders present in person or by proxy at the Meeting and entitled to vote on the Arrangement Resolution.

Each Noteholder will have one vote for each $1,000 of principal amount of the Existing Notes held by such Noteholder as of the Record Date.  All Noteholders will vote as one class under the CBCA plan of arrangement.

In addition to Noteholder approval, the implementation of the Arrangement is subject to the approval of the Court.  The matter is scheduled to be heard at such time and date to be set by the Court.

In addition to the Arrangement Resolution, copies of the Plan of Arrangement implementing the Arrangement, the Notice of Application and the Interim Order, as such terms are defined in the Circular, are attached to the Circular as Appendices “B”, “E” and “F”, respectively.

If you are a non-registered Noteholder and you receive these materials through your broker, custodian, nominee or other intermediary, you should follow the instructions provided by your broker, custodian, nominee or other intermediary in order to vote your Existing Notes and make an election to receive certain early consent consideration described in the Circular, if applicable.  If you are a registered Noteholder, whether or not you are able to attend the Meeting, you are requested to complete, execute and deliver the applicable enclosed Voting Information and Election Form in accordance with the instructions set forth on the form to the Corporation, to: Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, Toronto, Ontario M5J 2Y1, by no later than 10:00 a.m. (Toronto time) on July 21, 2016 or, if the Meeting is adjourned or postponed, not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to any adjournments or postponements thereof.  The time limit for the deposit of proxies may be waived or extended by the Corporation at its sole discretion without notice.

The Voting Information and Election Form to be delivered to Noteholders in connection with the Meeting nominates David V. Pathe or Dean Chambers, each an officer of the Corporation, as proxyholders in connection with the voting

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at the Meeting.  A Noteholder may attend the Meeting in person or may appoint another person as proxyholder.  Non-registered Noteholders who wish to appoint themselves or another person to attend the Meeting on their behalf can contact Kingsdale Shareholder Services, the Corporation’s proxy solicitation and information agent (“Kingsdale”) to request the necessary documentation required.  All documentation provided by Kingsdale, including but not limited to a signed Voting Information and Election Form and broker attestation form, will need to be delivered to the Corporation, by mail to: Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, Toronto, Ontario M5J 2Y1, by no later than 10:00 a.m. (Toronto time) on July 21, 2016 or, if the Meeting is adjourned or postponed, not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to any adjournments or postponements thereof. Persons appointed as proxyholders need not be Noteholders.

The Board of Directors unanimously recommends that Noteholders VOTE FOR the Arrangement Resolution.

DATED at Toronto, Ontario, this 15th day of June, 2016.

SHERRITT INTERNATIONAL CORPORATION

BY ORDER OF THE BOARD OF DIRECTORS

(signed) “Ward Sellers”
Ward Sellers
Senior Vice President, General Counsel & Corporate Secretary

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GLOSSARY OF TERMS

“2015 AIF” has the meaning ascribed thereto under the heading “Documents Incorporated by Reference”;

“2015 Financial Statements” has the meaning ascribed thereto under the heading “Documents Incorporated by Reference”;

“2015 MD&A” has the meaning ascribed thereto under the heading “Documents Incorporated by Reference”;

“2016 AGM Circular” has the meaning ascribed thereto under the heading “Documents Incorporated by Reference”;

“2016 Interim Financials” has the meaning ascribed thereto under the heading “Documents Incorporated by Reference”;

“2016 Interim MD&A” has the meaning ascribed thereto under the heading “Documents Incorporated by Reference”;

“2018 Notes” means the Corporation’s 8.00% Senior Unsecured Debentures due November 15, 2018 governed by the Existing Indenture;

“2020 Notes” means the Corporation’s 7.50% Senior Unsecured Debentures due September 24, 2020 governed by the Existing Indenture;

“2022 Notes” means the Corporation’s 7.875% Senior Unsecured Notes due October 11, 2022 governed by the Existing Indenture;

“Amended 2021 Notes” means the aggregate 2018 Notes, as amended, which will reflect an extended maturity date to November 15, 2021 to be issued under the Amended and Restated Indenture in exchange for the 2018 Notes pursuant to the Plan of Arrangement;

“Amended 2023 Notes” means the aggregate 2020 Notes, as amended, which will reflect an extended maturity date to September 24, 2023 to be issued under the Amended and Restated Indenture in exchange for the 2020 Notes pursuant to the Plan of Arrangement;

“Amended 2025 Notes” means the aggregate 2022 Notes, as amended, which will reflect an extended maturity date to October 11, 2025 to be issued under the Amended and Restated Indenture in exchange for the 2022 Notes pursuant to the Plan of Arrangement;

“Amended Notes” means collectively, the Amended 2021 Notes, Amended 2023 Notes and Amended 2025 Notes;

“Amended and Restated Indenture” means the amended and restated Existing Indenture to be entered into between the Corporation, the Guarantors and the Indenture Trustee on the Effective Date, which shall govern the Amended Notes, and replace the Existing Indenture upon the Plan of Arrangement becoming effective on the Effective Date, which Amended and Restated Indenture shall include the Existing Indenture amendments as set out in the Plan of Arrangement and described herein under the heading “Terms of Amended Notes and Amended and Restated Indenture” and be in form and substance acceptable to the Corporation and the Majority Supporting Noteholders;

“Arrangement” means the arrangement effected under Section 192 of the CBCA on the terms and subject to the conditions set forth in the Plan of Arrangement;

“Arrangement Agreement” means the arrangement agreement dated June 15, 2016 among the Corporation, and Sherritt International Oil and Gas Limited, Nickel Metal Marketing Inc., Sherritt International (Bahamas) Inc., Sherritt Power (Bahamas) Inc., Sherritt International (Cuba) Oil and Gas Limited, Sherritt Utilities Inc., Canada

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Northwest Oils (Europe) B.V., and CNWL Oil (Espana) S.A., (collectively, the “Guarantors”), substantially in the form attached as Appendix “C” to this Circular, as amended or restated from time to time;

“Arrangement Resolution” means the resolution of the Noteholders to approve the Plan of Arrangement to be considered at the Meeting, the full text of which is attached as Appendix “A” to this Circular;

“Articles of Arrangement” means the articles of arrangement of the Corporation in respect of the Plan of Arrangement that are required by the CBCA to be filed with the Director after the Final Order is made in order for the Plan of Arrangement to become effective;

“Beneficial Noteholder” has the meaning ascribed thereto under the heading “Matters Pertaining to Voting and Election of Early Consent Consideration”;

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks are generally open for business in Toronto, Ontario;

“Board” means the board of directors of Sherritt;

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44 and the regulations thereto, as now in effect and as it may be amended from time to time prior to the Effective Date;

“CBCA Opinion” means the opinion of NBF attached as Appendix “G” to this Circular and described under the heading “Recommendation of the Board — CBCA Opinion”;

“CDS” means CDS & Co., the nominee of CDS Clearing and Depository Services Inc.;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director giving effect to the Plan of Arrangement;

“Circular” means this Management Information Circular of the Corporation dated as of June 15, 2016, including all Appendices hereto, as it may be amended, restated or supplemented from time to time;

“Common Shares” has the meaning ascribed thereto under the heading “Consent Consideration — Early Consent Warrants”;

“Court” means the Ontario Superior Court of Justice;

“CRA” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations”;

“Director” means the Director appointed under Section 260 of the CBCA;

“Early Consent Cash Consideration” means cash consideration equal to 2% of the principal amount of Existing Notes held by an Early Consenting Noteholder as of the Record Date;

“Early Consent Consideration” means the consideration an Early Consenting Noteholder is entitled to receive on the Effective Date (conditional on completion of the Arrangement) in consideration for voting in favour of the Arrangement and validly submitting a duly completed Voting Information and Election Form by the Early Consent Deadline, which consideration shall be either the Early Consent Cash Consideration or the Early Consent Warrants, at the option of the Early Consenting Noteholder, all as more particularly described in this Circular;

“Early Consent Warrants” means warrants to acquire common shares in the capital of Sherritt, on a basis of one share per Warrant, at an exercise price of $0.74 per share, and having such additional terms and provisions as are described under “Early Consent Consideration - Early Consent Warrants”;

“Early Consent Deadline” means 5:00 p.m. (Toronto time) on July 19, 2016;

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“Early Consenting Noteholders” means those Noteholders who have voted in favour of the Arrangement Resolution by validly depositing a duly completed Voting Information and Election Form prior to the Early Consent Deadline indicating an election to receive either the Early Consent Cash Consideration or Early Consent Warrants;

“Effective Date” means the date shown on the Certificate of Arrangement issued by the Director under the CBCA;

“Effective Time” means such time as may be specified by the Corporation in writing, on the Effective Date;

“Existing Indenture” means the amended and restated indenture dated as of October 10, 2014 between the Corporation, Guarantors and the Indenture Trustee, pursuant to which the Existing Notes were issued, as amended or supplemented from time to time;

“Existing Notes” means collectively, the 2018 Notes, the 2020 Notes and the 2022 Notes;

“Extension” means the transactions contemplated by the Plan of Arrangement;

“Fairness Opinion” means the fairness opinion of NBF attached as Appendix “G” to this Circular and described under the heading “Recommendation of the Board — Fairness Opinion”;

“Final Order” means the final order of the Court approving the Plan of Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or amended on appeal;

“In-Person Noteholder” has the meaning ascribed thereto under the heading “Matters Pertaining to Voting and Election of Early Consent Consideration — Alternate Proxyholder and/or Attendance at the Meeting”;

“Indenture Trustee” means Computershare Trust Company of Canada, as trustee under the Existing Indenture and the Amended and Restated Indenture, and its successors and assigns;

“Interim Order” means the interim order of the Court dated June 15, 2016 pursuant to Section 192 of the CBCA, as such order may be amended at any time prior to the Effective Date or, if appealed, as affirmed or amended on appeal, a draft form of which is attached as Appendix “F” to this Circular;

“Intermediary” has the meaning ascribed to it under the heading, “Matters Pertaining to Voting and Election of Early Consent Consideration” in this Circular;

“Majority Supporting Noteholders” means Supporting Noteholders (or their permitted assigns) that hold in the aggregate not less than a majority of the aggregate principal amount of the Existing Notes which are Relevant Securities (as defined in the Noteholder Support Agreements) as at May 30, 2016;

“Meeting” means the meeting of Noteholders to be held on the Meeting Date in accordance with the Interim Order to consider and, if deemed advisable, to approve the Arrangement Resolution and to consider such other matters as may properly come before such meeting, and any adjournment(s) or postponement(s) thereof;

“Meeting Date” means July 25, 2016, subject to any postponement or adjournment or further Order;

“NBF” means National Bank Financial Inc.;

“NBF Opinions” means collectively, the Fairness Opinion and CBCA Opinion;

“Noteholder Support Agreements” means the consent and support agreements dated May 30, 2016 and all schedules thereto executed among the Corporation and certain Noteholders pursuant to which such Noteholders have agreed to, among other things, support and vote in favour of the Extension and the Arrangement;

“Noteholders” means the holders of the Existing Notes;

“Notice of Application” means the Notice of Application, attached as Appendix “E” to this Circular;

“Order” means any order of the Court relating to the Arrangement including, without limitation, the Interim Order and the Final Order;

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“Person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate (including a limited liability company and an unlimited liability company), corporation, unincorporated association or organization, governmental authority, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement pursuant to Section 192 of the CBCA, and the schedules thereto, substantially in the form attached as Appendix “B” to this Circular and any amendments or variations thereto made in accordance with the provisions of the Plan or Arrangement or made by an Order of the Court;

“Proposed Amendments” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations”;

“Record Date” means June 15, 2016;

“Regulation S” means Regulation S under the U.S. Securities Act;

“Regulations” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations”;

“Resident Noteholders” has the meaning ascribed thereto under the heading “Certain Canadian Federal Income Tax Considerations”;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Sherritt” or the “Corporation” means Sherritt International Corporation, a corporation continued under the CBCA, and its successors and assigns;

“Supporting Noteholders” means those Noteholders who entered into a Noteholder Support Agreement pursuant to which such Noteholders agreed to support and vote in favour of the Extension and the Arrangement Resolution;

“Tax Act” means the Income Tax Act (Canada) and the regulations thereto, as amended;

“TSX” means the Toronto Stock Exchange;

“United States” or “U.S.” means the United States, as defined in Rule 902(1) under Regulation S under the U.S. Securities Act;

“U.S. Person” means a U.S. person as defined in Rule 902(k) under Regulation S under the U.S. Securities Act, including, but not limited to, any natural person resident in the United States;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“Voting Information and Election Form” or “VIEF” means the form of voting information and consent election to be completed by Noteholders, pursuant to which Noteholders will indicate their vote in respect of the Arrangement Resolution and, in the case of Early Consenting Noteholders who indicate a vote in favour of the Arrangement Resolution on or prior to the Early Consent Deadline, the election by such Early Consenting Noteholder to receive either Early Consent Cash Consideration or Early Consent Warrants as the form of Early Consent Consideration, in the form attached as Appendix “D” to this Circular;

“Warrant Agent” means CST Trust Company, as warrant agent pursuant to the Warrant Indenture;

“Warrant Indenture” means the warrant indenture to be dated as of the Effective Date between the Corporation and the Warrant Agent, pursuant to which the Early Consent Warrants will be issued, as the same may be amended or supplemented or modified; and

“Warrant Shares” means the common shares of the Corporation into which the Early Consent Warrants may be exercised.

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CIRCULAR

This Circular is furnished in connection with the solicitation of proxies by and on behalf of the management of the Corporation to be used at the Meeting to be held at the offices of Goodmans LLP at Bay Adelaide Centre, 333 Bay Street, Suite 3400, Toronto, Ontario on July 25, 2016 at 10:00 a.m. (Toronto time) and, at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Meeting of Noteholders.

Certain capitalized terms used in this Circular that are not otherwise defined have the respective meanings set out in the “Glossary of Terms”.

Information in this Circular is given as at June 15, 2016 unless otherwise indicated.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents which have been publicly filed on SEDAR at www.sedar.com or with the securities commission or similar regulatory authority in each of the provinces and territories of Canada, are specifically incorporated by reference into, and form an integral part of this Circular:

(a)                                 the annual information form for the Corporation dated March 21, 2016 for the fiscal year ended December 31, 2015 (the “2015 AIF”);

(b)                                 the management information circular dated April 6, 2016 in respect of the Corporation’s annual and special meeting of shareholders held on May 10, 2016 (the “2016 AGM Circular”);

(c)                                  the consolidated financial statements of the Corporation for the fiscal year ended December 31, 2015 and the auditor’s report thereon (the “2015 Financial Statements”);

(d)                                 the Management’s Discussion and Analysis of the Corporation for the fiscal year ended December 31, 2015 (the “2015 MD&A”);

(e)                                  the consolidated financial statements of the Corporation for the three months ended March 31, 2016 (the “2016 Interim Financials”);

(f)                                   the Management’s Discussion and Analysis of the Corporation for the three months ended March 31, 2016 (the “2016 Interim MD&A”); and

(g)                                  the material change report issued by the Corporation on June 7, 2016 with respect to the Extension.

Material change reports (other than confidential reports), business acquisition reports, interim financial statements and all other documents of the type referred to above after the date of this Circular and before completion or withdrawal of the Extension will be deemed to be incorporated by reference into this Circular.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained in this Circular or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not constitute a part of this Circular, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement will not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.  Copies of documents incorporated herein by reference may be obtained upon request without charge from the Corporate Secretary of Sherritt at 181 Bay Street, 26th

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Floor, Brookfield Place, Toronto, Ontario, M5J 2T3, Telephone: (416) 924-4551 and are also available electronically on SEDAR at www.sedar.com.

FORWARD-LOOKING STATEMENTS

This Circular and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Canadian securities legislation.  These forward-looking statements are made as of the date of this Circular or, in the case of documents incorporated by reference herein, as of the date of such documents.

Forward-looking statements can generally be identified by the use of statements that include such words as “believe”, “expect”, “anticipate”, “intend”, “plan”, “forecast”, “likely”, “may”, “will”, “could”, “should”, “suspect”, “outlook”, “projected”, “continue” or other similar words or phrases. Specifically, forward-looking statements in this document and the documents incorporated by reference herein include but are not limited to, statements respecting certain expectations regarding capital costs and expenditures; capital project completion dates; sales volumes; revenue, costs and earnings; sufficiency of working capital and capital project funding, completion of development and exploration wells, restructuring plan cost savings, and amounts of certain joint venture commitments.

Forward-looking statements are not based on historic facts, but rather on current expectations, assumptions and projections about future events, including commodity and product prices and demand; the level of liquidity and access to funding; share-price volatility; realized prices for production; earnings and revenues; development and exploration wells and enhanced oil recovery in Cuba; environmental rehabilitation provisions; availability of regulatory approvals; compliance with applicable environmental laws and regulations; debt repayments; collection of accounts receivable; and certain corporate objectives, goals and plans for 2016. By their nature, forward-looking statements require the Corporation to make assumptions and are subject to inherent risks and uncertainties. There is significant risk that predictions, forecasts, conclusions or projections will not prove to be accurate, that those assumptions may not be correct and that actual results may differ materially from such predictions, forecasts, conclusions or projections.

These assumptions should be considered carefully by Noteholders.  Noteholders are cautioned not to place undue reliance on the forward-looking statements or the assumptions on which our forward-looking statements are based. Noteholders are advised to carefully review and consider the risk factors identified in the 2015 AIF under the heading “Forward Looking Statements”, which is incorporated by reference into this Circular, and in the other documents incorporated by reference herein for a discussion of the factors that could cause the Corporation’s actual results, performance and achievements to be materially different from any anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Noteholders are further cautioned that the foregoing list of assumptions is not exhaustive and it is recommended that Noteholders consult the more complete discussion of the Corporation’s business, financial condition and prospects that is included in the documents incorporated by reference herein.  Although the Corporation believes that the assumptions on which the forward-looking statements are based are reasonable, based on the information available to the Corporation on the date such statements were made, no assurances can be given as to whether these assumptions will prove to be correct.  The forward-looking statements contained in this Circular and the documents incorporated by reference herein are expressly qualified by this cautionary statement. The forward-looking information and statements contained in this document and the documents incorporated by reference herein are made as of the date hereof and the Corporation undertakes no obligation to update publicly or revise any oral or written forward-looking information or statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. The forward-looking information and statements contained herein are expressly qualified in their entirety by this cautionary statement.

NOTICE TO NOTEHOLDERS IN THE UNITED STATES

NEITHER THE AMENDED NOTES NOR THE EARLY CONSENT WARRANTS HAVE OR WILL BE REGISTERED UNDER THE U.S. SECURITIES ACT.  THE AMENDED NOTES AND THE EARLY CONSENT WARRANTS WILL BE ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES PROVIDED BY RULE 802 THEREUNDER.

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NEITHER THE AMENDED NOTES NOR THE EARLY CONSENT WARRANTS HAVE BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR ANY U.S. STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY U.S. STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Arrangement is being made in accordance with the disclosure requirements of Canada. Noteholders should be aware that such requirements are different from those of the United States. The financial statements of Corporation included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards and may not be comparable to the financial statements of United States companies.

Noteholders in the United States should be aware that the Arrangement as described herein may have tax consequences both in the United States and in Canada. Such consequences have not been described herein and Noteholders are encouraged to consult their tax advisors.

The solicitation of consents contemplated hereby are being effected in accordance with Canadian corporate and securities laws. The proxy solicitation rules under the U.S. Securities Exchange Act of 1934 are not applicable to the Corporation or this solicitation. Noteholders should be aware that proxy solicitation and disclosure requirements under Canadian laws are different from those requirements under U.S. securities laws.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal Securities Laws, since the Corporation is located in Canada, and some or all of its officers and directors may be residents of Canada. You may not be able to sue a foreign Corporation or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign Corporation and its affiliates to subject themselves to a U.S. court’s judgment.

Amended Notes or Early Consent Warrants issuable to any persons within the United States may be resold without restriction under the U.S. Securities Act, except in respect of resales by persons who are “affiliates” of the Corporation at the time of such resale or who have been affiliates of the Corporation within 90 days before such resale. Persons who may be deemed to be “affiliates” of an issuer generally include individuals or entities that control, are controlled by, or are under common control with, the issuer, whether through the ownership of voting securities, by contract or otherwise, and generally include executive officers and directors of the issuer as well as principal shareholders of the issuer. Any resale of such Amended Notes or Early Consent Warrants, as applicable, by such an affiliate (or, if applicable, former affiliate) may be subject to the registration requirements of the U.S. Securities Act and applicable state securities laws, absent an exemption therefrom. Subject to certain limitations, such affiliates (and former affiliates) may immediately resell such Amended Notes or Early Consent Warrants outside the United States without registration under the U.S. Securities Act pursuant to Regulation S under the U.S. Securities Act. Such Amended Notes or Early Consent Warrants, as applicable, may also be resold in transactions completed in accordance with Rule 144 under the U.S. Securities Act, if available.

The Early Consent Warrants will not be exercisable in the United States or by or on behalf of a U.S. Person or a person in the United States, nor will certificates representing the underlying common shares issuable upon exercise of the Early Consent Warrants be registered or delivered to an address in the United States, unless an exemption from registration under the U.S. Securities Act and any applicable state securities laws is available. If you are in the United States at the time you exercise the Early Consent Warrants, you must be an accredited investor (as defined in Rule 501(a) of Regulation D under the U.S. Securities Act) and will be required to provide evidence reasonably satisfactory to the Corporation that you are an accredited investor to exercise the Early Consent Warrants. Prior to the issuance of underlying common shares of the Corporation pursuant to any exercise of Early Consent Warrants, the Corporation also may require, in its discretion, the delivery of an opinion of counsel or other evidence reasonably satisfactory to the Corporation to the effect that the issuance of such common shares does not require registration under the U.S. Securities Act or applicable state securities laws. As a result, a Noteholder located in the United States or is otherwise a U.S. Person may not be able to exercise the Early Consent Warrants it receives in the Arrangement.  Notwithstanding the foregoing limitations on exercise, subject to certain limitations, the Early Consent Warrants may be resold outside the United States without registration under the U.S. Securities Act pursuant to Regulation S. You should consult legal counsel or your investment advisor prior to exercising the Early Consent Warrants in the United States or otherwise transferring the Early Consent Warrants.

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SUMMARY OF CIRCULAR

The following is a summary of certain information contained elsewhere in this Circular. It is not, and is not intended to be, complete in itself. This is a summary only, and is qualified in its entirety by the more detailed information appearing elsewhere in this Circular and incorporated by reference herein. Noteholders are urged to carefully review this Circular, including the Appendices, and the documents incorporated by reference, in their entirety. Certain capitalized terms used in this Circular have the meanings set forth in the “Glossary of Terms”.

The Meeting

The Meeting will be held on July 25, 2016 at 10:00 a.m. (Toronto time) at the offices of Goodmans LLP at Bay Adelaide Centre, 333 Bay Street, Suite 3400, Toronto, Ontario, for the purpose of considering and, if thought advisable, passing, with or without variation, the Arrangement Resolution, attached as Appendix “A” to this Circular.

The Record Date for determining the Noteholders eligible to receive notice of and vote at the Meeting is 5:00 p.m. (Toronto time) on June 15, 2016.

Subject to any further order of the Court, the quorum for the Meeting is the presence, in person or by proxy, of two or more Noteholders entitled to vote at the Meeting, and the vote required to pass the Arrangement Resolution is the affirmative vote of at least 66 2/3% of the votes cast by Noteholders present in person or by proxy at the Meeting and entitled to vote on the Arrangement Resolution.

The Extension

Plan of Arrangement

The Extension will be implemented through a plan of arrangement (the “Arrangement”) to be filed in respect of the Corporation pursuant to section 192 of the Canada Business Corporations Act (the “CBCA”) and approved and confirmed pursuant to the Final Order pursuant to which and subject to the specific terms thereof:

(a)                                 the Existing Indenture shall be amended and restated in the form of the Amended and Restated Indenture; and

(b)                                 the Existing Notes shall be amended and the Amended Notes shall be issued in exchange for the Existing Notes;

provided however that the Existing Notes shall not be redeemed, acquired, cancelled, disposed of or extinguished but shall continue in the form of the Amended Notes, and the issuance of the Amended Notes pursuant to the Amended and Restated Indenture is not intended to result in a novation or the issuance of new indebtedness of the Corporation, but rather, the same indebtedness as evidenced by the Existing Notes will continue to exist, with full force and effect, in amended form, under the Amended Notes and the Amended and Restated Indenture.

The Arrangement and obtaining the Final Order pursuant thereto permit the implementation of the Extension without obtaining the unanimous approval of Noteholders as would otherwise be required to effect the Extension under the Existing Indenture without the Arrangement and obtaining the Final Order pursuant thereto.

The implementation of the Arrangement shall be subject to and conditional upon all required Court, regulatory and other approvals, if and to the extent required.  Pursuant to the Interim Order, the Noteholders shall form a single class for the purpose of voting on the Arrangement.

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Delivery of Amended Notes

Each Noteholder will receive an equivalent principal amount of Amended 2021 Notes in respect of its existing 2018 Notes, Amended 2023 Notes in respect of its existing 2020 Notes, and Amended 2025 Notes in respect of its existing 2022 Notes, respectively.

Payment of Accrued and Unpaid Interest

The Corporation shall not be required to make any payments on account of interest on the Existing Notes prior to or on the Effective Date. The Corporation shall make payments in cash to the Noteholders on scheduled interest payment dates in the ordinary course on account of any and all unpaid interest which has accrued under the Existing Notes from the most recently paid interest payment date on the Existing Notes prior to the Effective Date up to, but excluding the next interest payment date as contemplated under the Amended and Restated Indenture in the same manner and amount as the Corporation pays interest on the Existing Notes currently under the Existing Indenture.

Noteholder Support Agreements

Supporting Noteholders holding approximately 44% of the aggregate principal amount of the Existing Notes have executed the Noteholder Support Agreements pursuant to which they have agreed to the terms of the Extension and agreed to vote in favour of the Arrangement Resolution at the Meeting. For a summary of certain of the terms of the Noteholder Support Agreements, see “Description of the Extension — Noteholder Support Agreements” in this Circular. A copy of the form of Noteholder Support Agreement has been filed on SEDAR at www.sedar.com.

Early Consent Consideration

Early Consenting Noteholders that submit a Voting Information and Election Form with a vote in favour of the Arrangement Resolution on or prior to the Early Consent Deadline shall be entitled to receive on the Effective Date (conditional on completion of the Arrangement), subject to the terms described in this Circular, the Early Consent Consideration, consisting of either the Early Consent Cash Consideration or the Early Consent Warrants, at the election of the Early Consenting Noteholder to be indicated by the Early Consenting Noteholder in the Voting Information and Election Form.  Early Consenting Noteholders that submit a Voting Information and Election Form with a vote in favour of the Arrangement Resolution prior to the Early Consent Deadline but do not indicate an election in respect of the Early Consent Consideration, will not be entitled to receive the Early Consent Consideration.  Noteholders are urged to carefully review the Voting Information and Election Form attached as Appendix “D” to this Circular and the description of the method for elections set forth in this Circular under the heading “Matters Pertaining to Voting and Election of Early Consent Consideration”.

Conditions to the Arrangement

The Arrangement is subject to the following conditions, among others:

(a)                                 the Plan of Arrangement, the Final Order, the Amended Notes, the Amended and Restated Indenture, and all definitive legal documentation in connection with all of the foregoing, are to be executed and delivered on terms substantially consistent with those described in this Circular;

(b)                                 timely satisfaction by the Corporation and the Supporting Noteholders in all material respects of each of their respective obligations referred to in the Noteholder Support Agreements, as the case may be, that is to be performed on or before the Effective Date;

(c)                                  approval of the Arrangement by the Noteholders at the Meeting held in accordance with the provisions of the Interim Order;

(d)                                 the Final Order shall have been granted and be in full force and effect and consummation of the transactions contemplated by the Arrangement;

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(e)                                  no action shall have been instituted and be continuing on the Effective Date for an injunction to restrain, a declaratory judgment in respect of or damages on account of or relating to, the Extension and no cease trading or similar order with respect to any securities of the Corporation shall have become effective or threatened;

(f)                                   the Corporation shall have taken all necessary corporate actions and proceedings in connection with the Extension;

(g)                                  all applicable governmental, regulatory and judicial consents, and any other third party consents, shall have been obtained;

(h)                                 the Effective Date shall have occurred by September 15, 2016; and

(i)                                     the Certificate of Arrangement shall have been issued by the Director.

The conditions precedent to the Arrangement may be waived by the Corporation in accordance with the terms of the Arrangement Agreement, subject to the terms of the Noteholder Support Agreements.

Terms of the Amended Notes and Amended and Restated Indenture

Maturity Dates

The Amended Notes shall have the following respective maturity dates:

Amended 2021 Notes — November 15, 2021

Amended 2023 Notes — September 24, 2023

Amended 2025 Notes — October 11, 2025

Optional Redemption

The Amended and Restated Indenture will reflect the extended maturity dates attaching to the Amended Notes as described in this Circular, as well as the corresponding extension by three years of the time periods set forth in the optional redemption provisions of the Existing Indenture. All other terms and conditions attaching to the Amended Notes, including the principal amounts, pursuant to the Amended and Restated Indenture shall not be amended but shall be the same as currently applies to the Existing Notes pursuant to the Existing Indenture.

Other Terms and Conditions

The Amended Notes are a continuation of the Existing Notes in amended form, and all other terms and conditions attached to the Amended Notes, including the aggregate principal amounts, as contemplated by the Amended and Restated Indenture shall not be amended but shall be the same as contemplated by the Existing Notes under the Existing Indenture.  This includes all covenants in the Existing Indenture limiting the Corporation’s ability and that of certain of its material subsidiaries to incur indebtedness, create certain security interests and sell assets, and restricting its ability and that of certain of its material subsidiaries to amalgamate or merge with a third party or transfer all or substantially all of its assets.

The Amended and Restated Indenture will also include, in the identical manner as currently contemplated by the Existing Indenture, all of the same covenants requiring an offer to purchase in a change in control, and provide for customary events of default, which include non-payment of principal or interest, failure to comply with covenants, the bankruptcy or insolvency of the Corporation or a material subsidiary, unsatisfied final judgment against the Corporation or a material subsidiary in excess of 5% of the Corporation’s net worth, and failure by the Corporation or a material subsidiary to pay or otherwise comply with the terms of other indebtedness which singly or in the aggregate is in excess of 5% of the net worth of the Corporation, which default results in an acceleration of such indebtedness.

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A detailed description of these unamended terms which will apply to the Amended Notes in the same manner as the Existing Notes, is set out in Appendix “H” for ease of reference.

Terms of the Early Consent Warrants

Each Early Consent Warrant will be freely transferable in Canada and exercisable by the holder thereof, for a period of five years from the Effective Date, into one common share of the Corporation upon payment of an exercise price equal to $0.74 per share.  The Early Consent Warrants are not expected to be listed on any stock exchange (unless the Corporation subsequently elects to have them listed, in its discretion), will be CDS eligible and will be delivered to electing Early Consenting Noteholders through the facilities of CDS.  The Early Consent Warrants will be governed by the Warrant Indenture.  See “Early Consent Consideration - Early Consent Warrants”.

Background to and Reasons for the Extension

The Board believes that the Extension represents a favourable mechanism to improve its capital structure, with the objective of bringing greater stability to the Corporation’s capital structure and treating all stakeholders in a fair and reasonable manner.  Please refer to the heading “Background and Reasons for the Extension” in this Circular for a more fulsome summary of the background to the Extension and the conditions and events that led to the Corporation’s decision to pursue the Extension.

Reasons for Extension

Sherritt’s Board has determined that the Extension offers substantial benefits to Sherritt and is in the best interests of the Corporation and its stakeholders.

The following is a summary of the principal reasons for the recommendation of the Board that Noteholders VOTE FOR the Extension.

•                  The Extension will maintain stability for Sherritt and mitigate the risk associated with an upcoming maturity while giving nickel and oil prices more time to recover.

•                  Noteholders who entered into confidentiality agreements with the Corporation, holding 44% of the Existing Notes, indicated prior to the public announcement of the Extension, that 90% support the Extension and signed the Noteholder Support Agreements.

•                  The selected transaction adheres to Sherritt’s values of exploring a range of alternatives, bringing greater stability to the Corporation’s capital structure and treating all stakeholders in a fair and reasonable manner.

•                  This option was selected after an extensive review of other alternatives.

NBF Opinions — The Fairness Opinion concludes that as of the date thereof, and subject to the qualifications set out therein, the Extension, if implemented, is fair from a financial point of view to the Corporation.  The CBCA Opinion concludes that as of the date thereof, and subject to the qualifications set out therein, the Noteholders and the Sherritt shareholders would each be in a better financial position, respectively, upon implementation of the Extension than if the Corporation were liquidated, as in each case, the estimated aggregate value of the securities to be held by the Noteholders and the Sherritt shareholders, respectively, following the Extension would exceed the estimated aggregate value that such Noteholders and the Sherritt shareholders would receive in a liquidation, respectively.  Copies of the NBF Opinions are attached, at Appendix “G” to this Circular.

Court Approval of Arrangement — The Arrangement is subject to a determination of the Court that the terms of the Arrangement are fair and reasonable, both procedurally and substantively.

Recommendation of the Board

The Board, after careful consideration of a number of factors and alternatives, and upon consultation and advice with its financial advisor and outside legal counsel, determined unanimously, that the Extension is in the best

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interests of the Corporation and its stakeholders and the Board has unanimously determined to recommend to Noteholders that they VOTE FOR the Arrangement Resolution at the Meeting. In making its determination and recommendation, the Board relied upon legal, financial and other advice and information received during the course of its deliberations.

Risk Factors

Risk Factors relating to the business of Corporation are set out in the 2015 AIF which is incorporated by reference into this Circular. Risk factors relating to non-implementation of the Extension are set out in this Circular under the heading “Risk Factors — Risk Factors of Non-Implementation of the Arrangement”. Noteholders should carefully consider these risk factors in considering whether to vote for or against the Arrangement.

Certain Canadian Federal Income Tax Considerations

The Arrangement results in certain income tax consequences to Noteholders. See the heading entitled “Certain Canadian Federal Income Tax Considerations” in this Circular for a discussion of these consequences.

Matters Pertaining to Voting and Election of Early Consent Consideration

Registered Noteholders are requested to complete, execute and deliver the Voting Information and Election Form attached hereto as Appendix “D” in accordance with the instructions set forth on the form to the Corporation, by mail to: Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, Toronto, Ontario M5J 2Y1, by no later than 10:00 a.m. (Toronto time) on July 21, 2016 or, if the Meeting is adjourned or postponed, not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to any adjournments or postponements thereof.  The time limit for the deposit of proxies contained in the Voting Information and Election Form may be waived by the Corporation at its sole discretion without notice.

Noteholders that vote in favour of the Arrangement Resolution prior to the Early Consent Deadline will have the option on the VIEF of electing to receive Early Consent Cash Consideration or Early Consent Warrants, to be received on the Effective Date if the Arrangement is implemented.  Noteholders that submit a vote in favour of the Arrangement Resolution prior to the Early Consent Deadline but do not duly elect to receive either Early Consent Cash Consideration or Early Consent Warrants will not be entitled to receive any Early Consent Consideration.

If you are a non-registered Noteholder (a “Beneficial Noteholder”) and you receive these materials through your broker, custodian, investment dealer, nominee, bank, trust company or other intermediary (“Intermediary”), you should follow the instructions provided by your Intermediary in order to vote your Notes and make an election for Early Consent Consideration.  Your Intermediary may have its own deadlines that are before the deadlines disclosed in this Circular.

Noteholders are urged to carefully review the VIEF and the description of the method for elections set forth in this Circular under the heading “Matters Pertaining to Voting and Election of Early Consent Consideration” prior to completing the VIEF.

Voting and Consent Elections Submitted by Intermediaries through CDS

For Beneficial Noteholders, voting and consent elections as described above can only be validly submitted by the Noteholder’s Intermediary through the electronic book-entry system of CDS.  Beneficial Noteholders must provide their instructions and/or deliver their completed VIEF to their Intermediary at least two full business days prior to the deadlines set forth in the Voting Information and Election Form in order to permit the Intermediary sufficient time in advance of the Early Consent Deadline and/or proxy cut-off, as the case may be, to submit the information to CDS. It is the sole and exclusive responsibility of the Beneficial Noteholder to ensure that such vote and/or election is then properly submitted by its Intermediary through the facilities of CDS on or before the deadlines set forth in the VIEF.

ANY EARLY CONSENTING NOTEHOLDER WHO DOES NOT MAKE AN ELECTION IN RESPECT OF THE EARLY CONSENT CONSIDERATION OR WHO DOES NOT PROPERLY COMPLETE AND SUBMIT THE

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VOTING INFORMATION AND ELECTION FORM PRIOR TO THE EARLY CONSENT DEADLINE, WILL NOT BE ENTITLED TO RECEIVE THE EARLY CONSENT CONSIDERATION.

NOTEHOLDERS WHO VOTE AGAINST THE ARRANGEMENT OR DO NOT VOTE AT ALL WILL NOT BE ENTITLED TO RECEIVE ANY EARLY CONSENT CONSIDERATION.

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MATTERS TO BE CONSIDERED AT THE MEETING

At the Meeting, Noteholders will be asked to consider and, if thought advisable, approve the Arrangement Resolution. Subject to any further order of the Court, the vote required to pass the Arrangement Resolution is the affirmative vote of at least 66 2/3% of the votes cast by Noteholders present in person or by proxy at the Meeting and entitled to vote on the Arrangement Resolution. The form of the Arrangement Resolution is set out at Appendix “A” to this Circular.

DESCRIPTION OF THE EXTENSION

The Noteholders’ claims against the Corporation pursuant to the Existing Notes and the Existing Indenture shall be addressed in accordance with the steps to be implemented pursuant to the Plan of Arrangement and the Amended and Restated Indenture and the schedules to each of the foregoing (collectively, the “Extension”) described below.  The following is a summary of certain of the terms of the Plan of Arrangement, the Amended Notes and the Amended and Restated Indenture. This summary does not purport to be complete. For a complete description of the terms of the Plan of Arrangement, the Amended Notes and the Amended and Restated Indenture, reference should be made to those documents directly, copies of which are appended to this Circular and have been filed on SEDAR at www.sedar.com.

Plan of Arrangement

The Extension will be implemented through the Arrangement to be filed in respect of the Corporation pursuant to section 192 of the Canada Business Corporations Act (the “CBCA”) and approved and confirmed pursuant to a Court Order (the “Final Order”) pursuant to which and subject to the specific terms thereof:

(a)                                 the Existing Indenture shall be amended and restated in the form of the Amended and Restated Indenture; and

(b)                                 the Existing Notes shall be amended and the Amended Notes shall be issued in exchange for the Existing Notes;

provided however that the Existing Notes shall not be redeemed, acquired, cancelled, disposed of or extinguished but shall continue in the form of the Amended Notes, and the issuance of the Amended Notes pursuant to the Amended and Restated Indenture is not intended to result in a novation or the issuance of new indebtedness of the Corporation, but rather, the same indebtedness as evidenced by the Existing Notes will continue to exist, with full force and effect, in amended form, under the Amended Notes and the Amended and Restated Indenture.

The implementation of the Arrangement shall be subject to and conditional upon all required Court, creditor and other approvals, if and to the extent required.  The Noteholders shall form a single class of creditors for the purpose of voting on the Arrangement.

Arrangement Agreement

The Arrangement Agreement in substantially the form attached as Appendix “C” to this Circular contains covenants by the Corporation and the Guarantors to make application to the Court to effect the Arrangement pursuant to the Plan of Arrangement, the form of which is attached as Appendix “B” to this Circular.

Delivery of Amended Notes

Each Noteholder will receive Amended 2021 Notes in exchange for an equal principal amount of 2018 Notes, Amended 2023 Notes in exchange for an equal principal amount of 2020 Notes, and Amended 2025 Notes in exchange for an equal principal amount of 2022 Notes, respectively, which Amended Notes shall be issued pursuant to, and governed by, the Amended and Restated Indenture and shall be a continuation of the Existing Notes, as amended.  For a description of the key terms of the Amended Notes all of which, other than the extended maturity

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date and corresponding extension of dates in the optional redemption provisions, are unamended and are as contemplated currently by the Existing Notes and Existing Indenture, see “Terms of Amended Notes and Amended and Restated Indenture — Summary of Key Terms” in this Circular.

Issuance of Certificates Representing Amended Notes under Arrangement

CDS, as sole registered holder of the Existing Notes on behalf of the Noteholders, will surrender for cancellation certificates representing the Existing Notes to the Indenture Trustee and will receive one or more global Amended Notes. Delivery of the Amended Notes issuable to the Noteholders under the Arrangement will be made through the facilities of CDS to CDS participants who in turn will deliver the Amended Notes to the Noteholders pursuant to standing instructions and the CDS Participant Rules and Procedures.

Payment of Accrued and Unpaid Interest

The Corporation shall not be required to make any payments on account of interest on the Existing Notes prior to or on the Effective Date. The Corporation shall make payments in cash to the Noteholders on scheduled interest payment dates in the ordinary course on account of any and all unpaid interest which has accrued under the Existing Notes from the most recently paid interest payment date on the Existing Notes prior to the Effective Date up to, but excluding the next interest payment date as contemplated under the Amended and Restated Indenture in the same manner and amount as the Corporation pays interest on the Existing Notes currently under the Existing Indenture.

Noteholder Support Agreements

The following is a summary of certain of the terms of the form of Noteholder Support Agreement. This summary does not purport to be complete. For a complete description of the below summarized terms, reference should be made to the form of Noteholder Support Agreement, a copy of which has been filed on SEDAR at www.sedar.com.

Sherritt and the Supporting Noteholders have entered into Noteholder Support Agreements pursuant to which, among other things, each such Supporting Noteholder has consented to and agreed with the Extension and agreed to support the Extension by, among other things: (i) voting in favour of the Arrangement; (ii) supporting the approval of the Arrangement as promptly as practicable by the Court; (iii) not supporting any action that would impede, interfere with, delay or postpone the approval, consent, ratification, adoption or implementation of the Plan of Arrangement; (iv) waiving, now and in the future, any Event of Default (as defined in the Existing Indenture) that may have occurred or could occur pursuant to Section 6.01 of the Existing Indenture to the extent arising from the commencement and/or continuation of the Arrangement proceedings in conformity with terms described herein and in furtherance of the Extension; (v) do all things that are reasonably necessary and appropriate in furtherance of, and to consummate and make effective, the Extension; and (vi) executing any and all documents and taking all commercially reasonable acts to satisfy its obligations under the Noteholder Support Agreement.

Pursuant to the Noteholder Support Agreements, Supporting Noteholders agree not to (subject to certain circumstances), without prior consent of the Corporation: (i) transfer or otherwise dispose at any time prior to the time the Noteholder Support Agreement is terminated, of any of its Existing Notes or any rights or interests in respect thereof except to other Supporting Noteholders or to such other transferees that agree to be bound by the Noteholder Supporting Agreement; or (ii) transfer any of its rights, interests or obligations under the Noteholder Support Agreement.

The Noteholder Support Agreements may be modified, amended or supplemented with the consent of the Corporation and the Majority Supporting Noteholders, provided that extension of the maturity dates in respect of the Existing Notes pursuant to the Extension, may not be modified without the written agreement of all Supporting Noteholders.  If any amendment or modification extends the outside date contemplated by the Noteholder Support Agreement past October 31, 2016 or reduces the Early Consent Consideration, a Supporting Noteholder who objects to such amendment or modification may terminate its obligations under its Noteholder Support Agreement.  A Supporting Noteholder also has a right to terminate the Noteholder Support Agreements in certain other circumstances.

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To date, Noteholders representing approximately 44% of the aggregate principal amount of the Existing Notes have executed the Noteholder Support Agreements and agreed to vote in favour of the Arrangement at the Meeting. The Arrangement must be approved by at least 66 2/3% of the votes cast at the Meeting.

Conditions to Extension

The Extension is subject to the following conditions, among others:

(a)                                 the Arrangement, the Final Order, the Amended Notes, the Amended and Restated Indenture, and all definitive legal documentation in connection with all of the foregoing, are to be executed and delivered on terms consistent with the Noteholder Support Agreement;

(b)                                 timely satisfaction by the Corporation and the Supporting Noteholders in all material respects of each of their respective obligations referred to in the Noteholder Support Agreement, as the case may be, that is to be performed on or before the Effective Date;

(c)                                  the Effective Date shall occur by September 15, 2016 or such later date as the Corporation and the Majority Supporting Noteholders may agree;

(d)                                 approval of the Arrangement by the Noteholders at the Meeting held in accordance with the provisions of the Interim Order;

(e)                                  the Final Order shall have been granted and be in full force and effect and the consummation of the transactions contemplated by the Arrangement;

(f)                                   no action shall have been instituted and be continuing on the Effective Date for an injunction to restrain, a declaratory judgment in respect of or damages on account of or relating to, the Extension and no cease trading or similar order with respect to any securities of the Corporation shall have become effective or threatened;

(g)                                  the Corporation shall have taken all necessary corporate actions and proceedings in connection with the Extension;

(h)                                 all applicable governmental, regulatory and judicial consents, and any other third party consents, shall have been obtained; and

(i)                                     the Certificate of Arrangement shall have been issued by the Director.

The conditions precedent to the Arrangement may be waived by the Corporation in accordance with the terms of the Arrangement Agreement, subject to the terms of the Noteholder Support Agreements.

Effective Date

The target effective date of the Extension is July 29, 2016 subject to approval of the Arrangement by the Noteholders at the Meeting and the receipt of the Final Order from the Court and any other regulatory approvals  (the date on which the Arrangement is implemented being the “Effective Date”).  The outside date for the Effective Date under the terms of the Noteholder Support Agreements is September 15, 2016, subject to extension on consent of the Corporation and a Majority Supporting Noteholders.

Expenses

On the Effective Date, the Corporation shall pay all fees, costs and expenses due to Goodmans LLP, NBF and other advisors to the Corporation, together with all other reasonable fees, costs and expenses of the Indenture Trustee incurred by and due to any of the foregoing in connection with the development, negotiation and implementation of the Extension. The estimated transaction costs payable by the Corporation in connection with the completion of the

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Extension including, without limitation, filing fees and printing and mailing costs are currently expected to be approximately $4.75 million.

EARLY CONSENT CONSIDERATION

Early Consenting Noteholders who, on or prior to the Early Consent Deadline, submit a duly completed VIEF with a vote in favour of the Arrangement Resolution and the Extension and an election with respect to the form of Early Consent Consideration they wish to receive, shall, subject to compliance with the terms and procedures described herein, receive on the Effective Date (conditional on completion of the Arrangement) the Early Consent Consideration, which shall consist of either (i) the Early Consent Cash Consideration of 2% of the principal amount of Existing Notes held by such Early Consenting Noteholder as at the Record Date by way of immediately payable funds; or (ii) the Early Consent Warrants, based on a rate of 73.25 Early Consent Warrants for each $1,000 of principal amount of Existing Notes held by such Early Consenting Noteholder as at the Record Date, at the Early Consenting Noteholder’s option.

Early Consenting Noteholders who submit a VIEF with a vote in favour of the Arrangement Resolution prior to the Early Consent Deadline but do not indicate an election in respect of the Early Consent Consideration or do not properly complete and submit such form, will not be entitled to receive any Early Consent Consideration.  Noteholders who vote against the Arrangement Resolution or do not vote at all will not be entitled to receive any Early Consent Consideration.  Noteholders are urged to carefully review the VIEF attached as Appendix “D” to this Circular and the description of the method for elections set forth in this Circular under the heading “Matters Pertaining to Voting and Election of Early Consent Consideration”.

Delivery of the Early Consent Cash Consideration and Early Consent Warrants to applicable Early Consenting Noteholders under the Arrangement will be made through the facilities of CDS to CDS participants who in turn will deliver the appropriate Early Consent Consideration to the Early Consenting Noteholders pursuant to standing instructions and CDS Participant Rules and Procedures.

Early Consent Warrants

Each one Early Consent Warrant will be freely transferable in Canada and entitles the holder to purchase one common share in the capital of the Corporation at an exercise price of $0.74 per share at any time until the date that is five years from the Effective Date, after which time the Early Consent Warrant will expire and become null and void.  The Early Consent Warrants will be delivered to Noteholders through the facilities of CDS and will be held in book based form and not offered in physical certificate form.  Under the terms of the Arrangement, the maximum number of Early Consent Warrants issuable is 52,740,000 Early Consent Warrants, which maximum assumes every Noteholder votes in favour of the Arrangement prior to the Early Consent Deadline and elects to receive Early Consent Warrants.  The Corporation knows, from the Supporting Noteholder Agreements, that some Noteholders will be electing to receive Early Consent Cash Consideration and not Early Consent Warrants.

The following summary of certain anticipated provisions of the Warrant Indenture does not purport to be complete and is subject in its entirety to the detailed provisions of the executed Warrant Indenture. Reference is made to the Warrant Indenture for the full text of the attributes of the Early Consent Warrants which, following the Effective Date (i) will be filed on SEDAR under the issuer profile of Sherritt at www.sedar.com, or (ii) may be obtained on request without charge from the Corporate Secretary of the Corporation by sending a written request to 181 Bay Street, 26th Floor, Brookfield Place, Toronto, Ontario, M5J 2T3, Telephone: (416) 924-4551.

The Warrant Indenture is expected to provide, in the event of certain alterations of the common shares of the Corporation (the “Common Shares”), that the number of Common Shares which may be acquired by a holder of Warrants upon the exercise thereof will be subject to anti-dilution provisions governed by the Warrant Indenture, including provisions for the appropriate adjustment of the class, number and price of the securities issuable under the Warrant Indenture upon the occurrence of certain events including any subdivision, consolidation, or reclassification of the shares, payment of stock dividends, or the amalgamation/merger/arrangement of the Corporation.

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Under the Warrant Indenture, the Corporation will be entitled to purchase Early Consent Warrants on any stock exchange, in the open market, by private contract or otherwise and any Early Consent Warrants so purchased will be cancelled.

From time to time, the Warrant Agent and the Corporation, without the consent of the holders of the Early Consent Warrants, will be able to amend or supplement the Warrant Indenture for certain purposes, including correcting or rectifying any ambiguities, defective provisions, errors or omissions or making any change that does not prejudice the rights of the Warrant Agent or the holders of Early Consent Warrants, as a group. Any amendment or supplement to the Warrant Indenture that is prejudicial to the interests of the holders of Early Consent Warrants, as a group, will be subject to approval by an “extraordinary resolution”, which will be defined in the Warrant Indenture as a motion proposed at a meeting of holders of Early Consent Warrants called for that purpose and held in accordance with the provisions of meetings of holders of Early Consent Warrants at which there are present in person or represented by proxy holders of Early Consent Warrants holding in the aggregate at least 25% of the total number of Early Consent Warrants then outstanding as of the date of the meeting and passed by the affirmative votes of holders of Early Consent Warrants who hold in the aggregate not less than two-thirds of the total number of Early Consent Warrants represented at the meeting and voted on such motion.

The principal transfer office of the Warrant Agent in Toronto, Ontario is the location at which Early Consent Warrants may be surrendered for exercise or transfer.

Exercise of Early Consent Warrants in the United States or by U.S. Persons

The Early Consent Warrants will not be exercisable in the United States or by or on behalf of a U.S. Person or a person in the United States, nor will certificates representing the underlying Warrant Shares issuable upon exercise of the Early Consent Warrants be registered or delivered to an address in the United States, unless an exemption from registration under the U.S. Securities Act and any applicable state securities laws is available. If you are in the United States at the time you exercise the Early Consent Warrants, you must be an accredited investor (as defined in Rule 501(a) of Regulation D under the U.S. Securities Act) and will be required to provide evidence reasonably satisfactory to the Corporation that you are an accredited investor to exercise the Early Consent Warrants. Prior to the issuance of underlying Warrant Shares pursuant to any exercise of Early Consent Warrants, the Corporation also may require, in its discretion, the delivery of an opinion of counsel or other evidence reasonably satisfactory to the Corporation to the effect that the issuance of such Warrant Shares does not require registration under the U.S. Securities Act or applicable state securities laws. As a result, a Noteholder located in the United States or who is otherwise a U.S. Person may not be able to exercise the Early Consent Warrants it receives in the Arrangement.  The Warrant Shares issuable upon exercise of the Early Consent Warrants and issued in the United States or to or on behalf of a U.S. Person will be restricted securities within the meaning of Rule 144(a)(3) of the U.S. Securities Act and will carry resale restrictions to the effect that such securities may only be offered, sold or otherwise transferred pursuant to certain exemptions from the registration requirements of the U.S. Securities Act.  Notwithstanding the foregoing, subject to certain limitations, Warrant Shares issuable upon exercise of the Early Consent Warrants may be resold outside the United States without registration under the U.S. Securities Act pursuant to Regulation S. You should consult legal counsel or your investment advisor prior to exercising the Early Consent Warrants in the United States or otherwise transferring the Early Consent Warrants.

TSX Listing of Common Shares Issuable on the Exercise of Early Consent Warrants

The TSX has conditionally approved the listing of the Warrant Shares issuable pursuant to the exercise of the Early Consent Warrants, subject to the Corporation fulfilling all of the requirements of the TSX by August 1, 2016 (as such date may be extended by the TSX).

BACKGROUND TO AND REASONS FOR THE EXTENSION

Background to Extension

Sherritt explored a number of potential alternatives to improve its capital structure. After an extensive review, Sherritt concluded that the Extension transaction represents the best available alternative to maximize and preserve value for Sherritt and its stakeholders under the present circumstances. Sherritt entered into confidentiality agreements with certain Noteholders and holders of approximately 90% of the Existing Notes held by the Noteholders consulted by Sherritt have entered into Noteholder Support Agreements with Sherritt. In addition, on May 31, 2016, the Corporation announced in its Extension press release the repurchase of $30 million of 2018 Notes

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at a discount to the outstanding principal amount, as permitted by the Existing Indenture.  The Corporation completed the note repurchase on June 7, 2016, and thereby reduced the aggregate principal amount of the 2018 Notes to $220 million.

The following describes the general background to the Extension and the conditions and events that led to the Corporation’s decision to pursue the Extension. Based on the circumstances facing the Corporation, the Board believes that the Extension represents a favourable mechanism to improve its capital structure, with the objective of enhancing liquidity and treating all stakeholders in a fair and reasonable manner.

If the Extension is not completed as intended, the Corporation may revisit other potential alternatives to improve its capital structure.

Reasons for Extension

Sherritt’s Board has determined that the Extension offers substantial benefits to Sherritt and is in the best interests of the Corporation and its stakeholders.

The following is a summary of the principal reasons for the recommendation of the Board that Noteholders VOTE FOR the Extension.

•                  The Extension will maintain stability for Sherritt and mitigate the risk associated with an upcoming maturity while giving nickel and oil prices more time to recover.

•                  Noteholders who entered into confidentiality agreements with the Corporation, holding 44% of the Existing Notes, indicated prior to the public announcement of the Extension, that they support the Extension and signed the Noteholder Support Agreements.

•                  The selected transaction adheres to Sherritt’s values of exploring a range of alternatives, bringing greater stability to the Corporation’s capital structure and treating all stakeholders in a fair and reasonable manner.

•                  This option was selected after an extensive review of other alternatives.

Fairness Opinion  — The Fairness Opinion concludes that as of the date thereof, and subject to the qualifications set out therein, the Extension, if implemented, is fair from a financial point of view to the Corporation.

Court Approval of Arrangement — The Arrangement is subject to a determination of the Court that the terms of the Arrangement are fair and reasonable, both procedurally and substantively.

RECOMMENDATION OF THE BOARD

The Board, after careful consideration of a number of factors and alternatives, including the foregoing Reasons for Extension and the Fairness Opinion, and upon consultation and advice with its financial advisor and outside legal counsel, determined unanimously, that the Extension is in the best interests of the Corporation and its stakeholders and the Board has unanimously determined to recommend to Noteholders that they VOTE FOR the Arrangement Resolution at the Meeting. In making its determination and recommendation, the Board relied upon legal, financial and other advice and information received during the course of its deliberations.

NBF Opinions

The Corporation retained NBF as financial advisor in connection with the Extension.  NBF has delivered the Fairness Opinion to the Board, which concludes that, as of the date thereof, and subject to the qualifications set out therein, the Extension, if implemented, is fair from a financial point of view to the Corporation.

NBF also provided the Board with the CBCA Opinion in the form described in paragraph 4.04 of Industry Canada’s Policy Statement 15-1 — Policy Concerning Arrangements under Section 192 of the CBCA dated as of May 11,

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2010.  The CBCA Opinion concludes that as of the date thereof, and subject to the qualifications set out therein, the Noteholders and the Sherritt shareholders would each be in a better financial position, respectively, upon implementation of the Extension than if the Corporation were liquidated, as in each case, the estimated aggregate value of the securities to be held by the Noteholders and the Sherritt shareholders, respectively, following the Extension would exceed the estimated aggregate value that such Noteholders and the Sherritt shareholders would receive in a liquidation, respectively.

The full text of the NBF Opinions which set out, among other things, the assumptions made, information reviewed and matters considered by NBF in rendering the NBF Opinions, as well as the limitations and qualifications the opinions are subject to, are attached as Appendix “G” to this Circular.  Noteholders are urged to read the NBF Opinions in their entirety. The summaries of the NBF Opinions in this Circular are qualified in their entirety by reference to the full text of such opinions.  The NBF Opinions do not constitute a recommendation to any Noteholder as to how such Noteholder should vote with respect to the Arrangement Resolution.

Credentials of NBF

NBF is a leading Canadian investment dealer whose businesses include corporate finance, mergers and acquisitions, equity and fixed income sales and trading and investment research.  The NBF Opinions are the opinions of NBF and the form and content therein has been reviewed and approved for release by a group of managing directors of NBF, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters.

MATTERS PERTAINING TO VOTING AND
ELECTIONS FOR EARLY CONSENT CONSIDERATION

Proxy Solicitation

The solicitation of proxies in respect of the Meeting will be primarily by mail, but proxies may be solicited personally or by telephone by Kingsdale, as proxy solicitation and information agent to the Corporation, and directors, officers and regular employees of the Corporation.  The Corporation may also cause a soliciting dealer group to be formed, and pay customary fees for such services.  The Corporation will bear all costs of this solicitation.  The Corporation has arranged for Intermediaries to forward the Meeting materials to beneficial owners of the Existing Notes held of record by those Intermediaries and the Corporation may reimburse the Intermediaries for their reasonable fees and disbursements in that regard.

Voting Information and Election Form

CDS, as sole registered Noteholder is being requested to complete, execute and deliver a Voting Information and Election Form attached hereto as Appendix “D” (or such other manner of reporting total votes and elections as may be acceptable to the Indenture Trustee), which instrument shall serve as a proxy for Noteholders to vote at the Meeting as well as identify, in respect of eligible Early Consenting Noteholders, the election of Early Consent Cash Consideration or Early Consent Warrants as the form of Early Consent Consideration.  The VIEF shall be completed and submitted in accordance with the instructions set forth on the form.  Votes and elections in respect of Beneficial Noteholders will be required to be submitted by Intermediaries, on the Beneficial Noteholders’ behalf, in advance of the deadlines set forth on the VIEF.  Noteholders are urged to carefully review the VIEF prior to completing it.

The VIEF consists of (i) a form of proxy and a vote in respect of the Arrangement Resolution; (ii) to the extent the Noteholder votes in favour of the Arrangement Resolution prior to the Early Consent Deadline, an election in respect of the Early Consent Consideration it wishes to receive; and (iii) such other terms, conditions and acknowledgements of the Noteholder in connection with the foregoing.  Failure to properly complete and submit a VIEF by the Early Consent Deadline, or the failure to properly indicate an election in respect of the Early Consent Consideration, shall result in the Noteholder NOT being entitled to receive any Early Consent Consideration.

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Deadlines for Eligibility to Receive Early Consent Consideration and Proxy Cut-Off

To be eligible to receive the Early Consent Consideration, CDS, as registered holder of the Existing Notes, must be in receipt of Early Consenting Noteholders’ validly submitted instructions with respect to the VIEF by the Early Consent Deadline, to enable CDS to deliver a duly completed and validly submitted VIEF (or such other aggregate reports) to the Corporation promptly thereafter, by sending to: Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, Toronto, Ontario M5J 2Y1.

Votes against the Arrangement Resolution or votes in favour but without an election to Early Consent Consideration, must be duly submitted to: Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, Toronto, Ontario M5J 2Y1 by no later than 10:00 a.m. (Toronto time) on July 21, 2016 (being two Business Days prior to the Meeting) or, if the Meeting is adjourned or postponed, not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to any adjournments or postponements thereof.  The time limit for the deposit of proxies included in the VIEF for the Meeting may be waived by the Corporation at its sole discretion without notice.

Beneficial Noteholders

The following information is of significant importance to Beneficial Noteholders who do not hold Existing Notes in their own name.  Beneficial Noteholders should note that the only proxies that can be recognized and acted upon at the Meeting are those deposited by registered Noteholders (those that appear on the records of the Corporation as the registered holders of the Existing Notes).

As the Existing Notes are represented by one or more global certificates which are only registered in the name of CDS and held by CDS as custodian for Intermediaries, voting of your Existing Notes and, to the extent applicable, elections in respect of Early Consent Consideration can only be made through the facilities of CDS and effected through systems and records maintained by CDS. As a result, VIEFs can only be validly submitted by Beneficial Noteholders’ Intermediaries through the electronic book-entry system of CDS.   Intermediaries are required to seek voting and election instructions from Beneficial Noteholders in advance of the Meeting and, to the extent applicable, the Early Consent Deadline.  Every Intermediary has its own mailing procedures and provides its own return instructions to clients.  If you are a Beneficial Noteholder and you receive these materials through your Intermediary, you should follow the instructions provided by your Intermediary in order to vote your Existing Notes and, to the extent applicable, make an election for Early Consent Consideration.  Your Intermediary may have its own deadlines that are before the deadlines disclosed in this Circular.

Please contact Kingsdale, the Corporation’s solicitation and information agent, at telephone: 416-867-2272 or toll-free at 1-800-749-9197 or by email at contactus@kingsdaleshareholder.com with any questions.

It is the sole and exclusive responsibility of Beneficial Noteholders to ensure that their instructions on voting and any elections in respect of Early Consent Consideration, to the extent applicable, is then properly submitted by their Intermediary through the facilities of CDS on or before the deadlines set forth in the VIEF.  The Corporation will bear no responsibility for failure of a Beneficial Noteholder or an Intermediary to deliver the instructions in respect of a VIEF to CDS prior to the deadlines set out therein.

The form of VIEF (or other method of obtaining instructions) supplied to you by your broker will be similar to the VIEF provided to registered Noteholders by the Corporation.  However, its purpose is limited to instructing the Intermediary on how to vote and/or elect on your behalf.  CDS will tabulate the results of all instructions received from Intermediaries and provide appropriate instructions respecting the voting of Existing Notes to be represented at the Meeting and the issuance and/or payment of the Early Consent Consideration on the Effective Date, to the extent applicable.

Determination of Validity

All questions as to the validity, form, eligibility, correctness, completeness, accuracy and timely delivery of any proxy or elections pursuant to the VIEF and any of the procedures described above, will be determined by the Corporation in its sole discretion, which determination will be final and binding. The Corporation reserves the absolute right to reject any Voting Information and Election Form determined not to be in proper form, incomplete

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or containing errors and/or inaccuracies as well as to reject any elections made pursuant to such Voting Information and Election Form determined by the Corporation not to be validly made.

Such elections will not be deemed to have been validly made until all defects or irregularities in the VIEF have been cured or waived. All questions as to the validity (including time of receipt) of the VIEF will be determined by the Corporation in its sole discretion, which determination shall be final and binding. Neither the Corporation, the Intermediary nor any other person or entity is under any duty to give notification of incorrect, incomplete or inaccurate VIEFs (or other instructions) or any other defects or irregularities in any election, or will incur any liability for failure to give any such notification.

Alternate Proxyholder and/or Attendance at the Meeting

The VIEF to be delivered to Noteholders in connection with the Meeting nominates David V. Pathe or Dean Chambers, each an officer of the Corporation, as proxyholders in connection with the voting at the Meeting.

Although as a Beneficial Noteholder you may not be recognized directly at the Meeting for the purposes of voting Existing Notes registered in the name of your Intermediary, you, or a person designated by you, may attend at the Meeting as proxyholder for your Intermediary and vote your Existing Notes in that capacity.

Beneficial Noteholders who wish to appoint themselves or another person to attend the Meeting on their behalf (each, an “In-Person Noteholder”) are required to contact Kingsdale, the Corporation’s proxy solicitation and information agent, at 416-867-2272 or toll-free at 1-800-749-9197 or by email at contactus@kingsdaleshareholder.com, to request the necessary documentation required.  All documentation, including but not limited to a signed VIEF and broker attestation form, will need to be completed by the In-Person Noteholder in the manner instructed by Kingsdale and delivered to the Corporation, to: Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, Toronto, Ontario M5J 2Y1, by no later than (i) the Early Consent Deadline (in respect of eligible Early Consenting Noteholders making an election in respect of Early Consent Consideration); or, (ii) in all other circumstances, 10:00 a.m. (Toronto time) on July 21, 2016 or, if the Meeting is adjourned or postponed, not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to any adjournments or postponements thereof.  Persons appointed as proxyholders need not be Noteholders.

Voting by Proxyholder

The persons named in the VIEF will vote the Existing Notes represented thereby in accordance with the instructions on such VIEF on any ballot that may be called for.  If you specify a choice with respect to any matter to be acted upon, your Existing Notes will be voted accordingly.  The VIEF confers discretionary authority on the persons named therein with respect to any amendment to or variation of any matter identified therein and any other matter that properly comes before the Meeting.

Notice to Noteholders in the United States

The solicitation of proxies and the transaction contemplated in this Circular involve securities of an issuer located in Canada and are being effected in accordance with the corporate federal laws of Canada and securities laws of the provinces of Canada.  The proxy solicitation rules under the securities laws of the United States are not applicable to the Corporation or this solicitation, and this solicitation has been prepared in accordance with the disclosure requirements of the securities laws of the provinces and territories of Canada.  Noteholders should be aware that disclosure requirements under the securities laws of the provinces and territories of Canada differ from the disclosure requirements under United States securities laws.

The enforcement by Noteholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Corporation is continued under the CBCA, certain of its directors and its executive officers are residents of Canada and a substantial portion of its assets and the assets of such persons are located outside the United States.  Noteholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States federal securities laws.  It may be difficult to compel a foreign company and its officers and directors to subject themselves to a judgment by a United States court.

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Revocation of Votes and Elections

In addition to revocation in any other manner permitted by law, a Beneficial Noteholder who has given a proxy for a vote in respect of its Existing Notes and, to the extent applicable, an election in respect of the Early Consent Consideration may revoke it as follows:

(a)                                 if revoking a vote in favour of the Arrangement Resolution which was submitted prior to the Early Consent Deadline together with a duly completed election in respect of the Early Consent Consideration to be received, then a revocation of both the vote and the Early Consent Consideration election will be deemed to be made by instructing your Intermediary to submit new instructions to CDS, as applicable, at any time prior to the Early Consent Deadline, which the Intermediary must then deliver to CDS prior to the Early Consent Deadline.  For greater certainty, if a Noteholder elects to vote FOR the Arrangement Resolution prior to the Early Consent Deadline, it may not subsequently revoke such vote after the Early Consent Deadline has passed;

(b)                                 if revoking or changing a duly completed election in respect of the Early Consent Consideration, then a revocation or modification of the Early Consent Consideration election will be deemed to be made by instructing your Intermediary to submit new instructions to CDS, as applicable, at any time prior to the Early Consent Deadline, which the Intermediary must then deliver to CDS prior to the Early Consent Deadline; or

(c)                                  if revoking any other vote in respect of the Arrangement Resolution which was submitted and no election in respect of the Early Consent Consideration was made or available to be made, then a revocation of the vote will be deemed to be made (i) in respect of a change in vote by the Beneficial Noteholder, by instructing your Intermediary to submit new instructions to CDS, as applicable, at any time up to 10:00 am (Toronto time) on July 21, 2016, which the Intermediary must then deliver to CDS prior to such time, or (ii) in respect of a withdrawal of the vote (meaning a switch to having no vote made on its behalf and no action taken), a written statement from a Beneficial Noteholder’s Intermediary indicating the Beneficial Noteholder wishes to have its voting instructions revoked, which written statement must be received by the Indenture Trustee at any time up to 5:00 p.m. (Toronto time) on the last Business Day preceding the date of the Meeting or any adjournment or postponement thereof.

For greater certainty, the foregoing subparagraphs (a) through (c) shall not apply to In-Person Noteholders, and any In-Person Noteholder who wishes to effect a change or revocation of its vote or election shall contact Kingsdale and shall complete separate documentation in accordance with the instructions provided by Kingsdale for purposes thereof.

TERMS OF THE AMENDED NOTES AND AMENDED AND RESTATED INDENTURE

The following is a summary of certain of the terms of the Amended Notes and the Amended and Restated Indenture. This summary does not purport to be complete. For a complete description of the terms of the Amended Notes and the Amended and Restated Indenture, reference should be made to the Amended and Restated Indenture, the final version of which will be filed on SEDAR at www.sedar.com on or promptly following the Effective Date.

Although the key terms of the Amended Notes are settled and are described in this Circular, the Amended and Restated Indenture has not been finalized as of the date of this Circular, but will be substantially consistent (other than in respect of the extended maturity dates) with the Existing Indenture, which is filed on SEDAR at www.sedar.com.  Capitalized terms used in this section and not otherwise defined shall have the meanings ascribed to them in the Existing Indenture..

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Summary of Key Terms of Amended Notes

The terms of the Existing Notes, other than the maturity date thereunder and the corresponding extension of time periods under the optional redemption provisions, are unamended and continue under the Amended Notes. A summary of certain terms of the Amended Notes under the Amended and Restated Indenture are as follows:

Trustee

Computershare Trust Company of Canada (or its successors or assigns) serves as the Indenture Trustee under the Existing Indenture and shall continue to serve as Indenture Trustee for the holders of the Amended Notes under the Amended and Restated Indenture.

Principal Amount of Amended Notes

The aggregate principal amount of the Amended Notes shall be equal to the aggregate principal amount of the Existing Notes.  See the heading “Delivery of Amended Notes” in this Circular.

Currency

The Amended Notes will continue to be denominated in Canadian dollars.

Interest

The interest rates on the Amended Notes will remain unchanged as follows:

(a)                                 The Amended 2021 Notes will bear interest at 8.00% per annum, consistent with the 2018 Notes.

(b)                                 The Amended 2023 Notes will bear interest at 7.50% per annum, consistent with the 2020 Notes.

(c)                                  The Amended 2025 Notes will bear interest at 7.875% per annum, consistent with the 2022 Notes.

Interest on the Amended Notes is payable semi-annually in arrears in equal instalments on (1) with respect to the Amended 2025 Notes, April 11 and October 11 of each year until maturity, (2) with respect to the Amended 2023 Notes, March 24 and September 24 of each year until maturity, and (3) with respect to the Amended 2021 Notes, May 15 and November 15 of each year until maturity.

Maturity

The Amended Notes will mature on November 15, 2021 (for the Amended 2021 Notes), September 24, 2023 (for the Amended 2023 Notes), and October 11, 2025 (for the Amended 2025 Notes), with no principal repayments prior to maturity except as contemplated in the Amended and Restated Indenture.

Optional Redemption

The time periods contemplated by the optional redemption provisions attached to the Amended Notes, as set out in the Amended and Restated Indenture, will reflect a three year extension to the time periods currently reflected in the Existing Indenture, consistent with the corresponding extensions to the maturity dates.  The amended redemption provisions will be as follows:

The Amended 2021 Notes are redeemable at the option of the Corporation in whole or in part at any time and from time to time. The redemption price for any Amended 2021 Notes redeemed by the Corporation prior to November 15, 2020 shall be an amount equal to the greater of (i) the Canada Yield Price, and (ii) 100% of the aggregate principal amount of the Amended 2021 Notes being redeemed, together in each case with accrued and unpaid interest to the date fixed for redemption. Less than all of the Amended 2021 Notes may be redeemed in accordance with the Amended and Restated Indenture. The redemption price for any Amended 2021 Notes redeemed by the Corporation on or after November 15, 2020 shall be an amount equal to 100% of the aggregate

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principal amount of the Amended 2021 Notes being redeemed, together with accrued and unpaid interest to the date fixed for redemption.

The Amended 2023 Notes are redeemable at the option of the Corporation in whole or in part at any time and from time to time. The redemption price for any Amended 2023 Notes redeemed by the Corporation prior to September 24, 2022 shall be an amount equal to the greater of (i) the Canada Yield Price, and (ii) 100% of the aggregate principal amount of the Amended 2023 Notes being redeemed, together in each case with accrued and unpaid interest to the date fixed for redemption. Less than all of the Amended 2023 Notes may be redeemed in accordance with the Amended and Restated Indenture. The redemption price for any Amended 2023 Notes redeemed by the Corporation on or after September 24, 2022 shall be an amount equal to 100% of the aggregate principal amount of the Amended 2023 Notes being redeemed, together with accrued and unpaid interest to the date fixed for redemption.

Except as provided below, the Amended 2025 Notes shall not be redeemable at the option of the Corporation prior to October 11, 2021.

•                  At any time prior to October 11, 2021, the Corporation may redeem the Amended 2025 Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed to each Holder of the Amended 2025 Notes or otherwise in accordance with the Applicable Procedures at a redemption price equal to the greater of (A) the Canada Yield Price and (B) 101% of the aggregate principal amount of the Amended 2025 Notes, plus accrued and unpaid interest, if any, to (but excluding) the redemption date (subject to the right of the Holders of the Amended 2025 Notes of record on the relevant record date to receive interest due on an Interest Payment Date falling on or prior to such redemption date).

•                  Prior to October 11, 2021, the Corporation may on any one or more occasions, upon not less than 30 nor more than 60 days’ notice, redeem up to 35% of the original aggregate principal amount of the Amended 2025 Notes (calculated after giving effect to any issuance of Additional Notes of the same Series) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to 107.875% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to (but excluding) the applicable redemption date (subject to the right of Holders of record of the Amended 2025 Notes on the relevant record date to receive interest due on an Interest Payment Date falling on or prior to such redemption date); provided that (A) at least 65% of the original aggregate principal amount of the Amended 2025 Notes (calculated after giving effect to any issuance of Additional Notes of the same Series) remains outstanding after each such redemption; and (B) such redemption occurs within 120 days after the closing of such Equity Offering.

•                  In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Amended 2025 Notes accept a Change of Control Offer, and the Corporation purchases all of the Amended 2025 Notes held by such Holders, within 90 days of such purchase, the Corporation shall have the right, upon not less than 30 days’ nor more than 60 days’ prior notice, to redeem all of the Amended 2025 Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Amended 2025 Notes to (but excluding) the date of redemption (subject to the right of Holders of record of the Amended 2025 Notes on the relevant record date to receive interest due on an applicable Interest Payment Date that is on or prior to the redemption date).

On and after October 11, 2021, the Corporation may redeem the Amended 2025 Notes, in whole or in part, on one or more occasions, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of principal amount of the Amended 2025 Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Amended 2025 Notes, if any, to (but excluding) the applicable date of redemption (subject to the right of Holders of record of the Amended 2025 Notes on the relevant record date to receive interest due on an applicable Interest Payment Date falling on or prior to such redemption date), if redeemed during the 12-month period beginning on October 11 of each of the years indicated below:

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Year	Percentage
2021	103.938%
2022	101.969%
2023 and thereafter	100.000%

Other Terms and Conditions

The Amended Notes are a continuation of the Existing Notes in amended form and all other terms and conditions attached to the Amended Notes as contemplated by the Amended and Restated Indenture shall be the same as contemplated by the Existing Notes under the Existing Indenture.  This includes all covenants in the Existing Indenture limiting the Corporation’s ability and that of certain of its material subsidiaries to incur indebtedness, create certain security interests and sell assets, and restricting its ability and that of certain of its material subsidiaries to amalgamate or merge with a third party or transfer all or substantially all of its assets.

The Amended and Restated Indenture will also include, in the identical manner as currently contemplated by the Existing Indenture, all of the same covenants requiring an offer to purchase in a change in control, and provide for customary events of default, which include non-payment of principal or interest, failure to comply with covenants, the bankruptcy or insolvency of the Corporation or a material subsidiary, unsatisfied final judgment against the Corporation or a material subsidiary in excess of 5% of the Corporation’s net worth, and failure by the Corporation or a material subsidiary to pay or otherwise comply with the terms of other indebtedness which singly or in the aggregate is in excess of 5% of the net worth of the Corporation, which default results in an acceleration of such indebtedness.

A detailed description of all of the terms which will apply to the Amended Notes (and, except as otherwise noted above, in the same manner as the Existing Notes), is set out in Appendix “H” for ease of reference.

INFORMATION CONCERNING THE CORPORATION

Sherritt is a corporation continued under the CBCA.  Sherritt’s principal and head office is located at 181 Bay Street, 26th Floor, Brookfield Place, Toronto, Ontario, M5J 2T3. Sherritt is based in Toronto, Ontario and is a leader in the mining and refining of nickel and cobalt from lateritic ores with projects and operations in Canada, Cuba and Madagascar. The Corporation is the largest independent energy producer in Cuba, with extensive oil and power operations on the island. Sherritt licenses its proprietary technologies and provides metallurgical services to mining and refining operations worldwide. The Corporation’s common shares are listed on the TSX, trading under the symbol “S”.  Additional information about the Corporation is set out in the 2015 AIF, the 2015 Financial Statements and related 2015 MD&A, the 2016 Interim Financials and related 2016 Interim MD&A, and the 2016 AGM Circular.

RISK FACTORS

Risk Factors Relating to the Corporation

Certain risk factors relating to the business and securities of the Corporation are contained in the 2015 AIF, which is incorporated by reference in this Circular and which has been publicly filed on SEDAR at www.sedar.com. Noteholders should review and carefully consider the risk factors set forth in the 2015 AIF and consider all other information contained therein and herein and in the Corporation’s other public filings before determining how to vote on the Extension.

Risk Factors Relating to Non-Implementation of the Extension

Certain risk factors relating to the non-implementation of the Extension include that (a) the Corporation is not currently in a position to repay all of the Existing Notes in full on their stated maturities; (b) the Corporation may

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have limited ability to raise additional capital on market terms with its current capital structure; and (c) the Corporation’s existing capital structure with existing maturities may limit the options and alternatives for the Corporation to maximize value to all stakeholders or to pursue various strategic initiatives.  If the Extension is not completed as intended, the Corporation may look at other potential alternatives in order to enhance its capital structure and liquidity.

SECURITIES LAW MATTERS

Canadian Securities Law Matters

Resale of Amended Notes Received in the Extension

The issuance of the Amended Notes, the Early Consent Warrants and the Warrant Shares will be exempt from the prospectus and registration requirements under Canadian securities legislation.  As a consequence of these exemptions, certain protections, rights and remedies provided by Canadian securities legislation, including statutory rights of recession or damages, will not be available in respect of the new securities to be issued under the Extension.

The Amended Notes, Early Consent Warrants and Warrant Shares will be freely transferable subject to normal securities law considerations. Noteholders are advised to seek legal advice prior to any resale of the new securities.

United States Securities Law Matters

Amended Notes or Early Consent Warrants issuable to any persons within the United States may be resold without restriction under the U.S. Securities Act, except in respect of resales by persons who are “affiliates” of the Corporation at the time of such resale or who have been affiliates of the Corporation within 90 days before such resale. Persons who may be deemed to be “affiliates” of an issuer generally include individuals or entities that control, are controlled by, or are under common control with, the issuer, whether through the ownership of voting securities, by contract or otherwise, and generally include executive officers and directors of the issuer as well as principal shareholders of the issuer. Any resale of such Amended Notes or Early Consent Warrants, as applicable, by such an affiliate (or, if applicable, former affiliate) may be subject to the registration requirements of the U.S. Securities Act and applicable state securities laws, absent an exemption therefrom. Subject to certain limitations, such affiliates (and former affiliates) may immediately resell such Amended Notes or Early Consent Warrants outside the United States without registration under the U.S. Securities Act pursuant to Regulation S under the U.S. Securities Act. Such Amended Notes or Early Consent Warrants, as applicable, may also be resold in transactions completed in accordance with Rule 144 under the U.S. Securities Act, if available.

The Early Consent Warrants will not be exercisable in the United States or by or on behalf of a U.S. Person or a person in the United States, nor will certificates representing the underlying Warrant Shares issuable upon exercise of the Early Consent Warrants be registered or delivered to an address in the United States, unless an exemption from registration under the U.S. Securities Act and any applicable state securities laws is available. If you are in the United States at the time you exercise the Early Consent Warrants, you must be an accredited investor (as defined in Rule 501(a) of Regulation D under the U.S. Securities Act) and will be required to provide evidence reasonably satisfactory to the Corporation that you are an accredited investor to exercise the Early Consent Warrants. Prior to the issuance of underlying Warrant Shares pursuant to any exercise of Early Consent Warrants, the Corporation also may require, in its discretion, the delivery of an opinion of counsel or other evidence reasonably satisfactory to the Corporation to the effect that the issuance of such Warrant Shares does not require registration under the U.S. Securities Act or applicable state securities laws. As a result, a Noteholder located in the United States or who is otherwise a U.S. Person may not be able to exercise the Early Consent Warrants it receives in the Arrangement.  The Warrant Shares issuable upon exercise of the Early Consent Warrants and issued in the United States or to or on behalf of a U.S. Person will be restricted securities within the meaning of Rule 144(a)(3) of the U.S. Securities Act and will carry resale restrictions to the effect that such securities may only be offered, sold or otherwise transferred pursuant to certain exemptions from the registration requirements of the U.S. Securities Act.  Notwithstanding the foregoing, subject to certain limitations, Warrant Shares issuable upon exercise of the Early Consent Warrants may be resold outside the United States without registration under the U.S. Securities Act pursuant to Regulation S. You should consult legal counsel or your investment advisor prior to exercising the Early Consent Warrants in the United States or otherwise transferring the Early Consent Warrants.

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Stock Exchange Listing for the Warrant Shares

The TSX has conditionally approved the listing of the Warrant Shares issuable pursuant to the Early Consent Warrants subject to the Corporation fulfilling all of the requirements of the TSX by August 1, 2016 (as such date may be extended by the TSX).

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summary fairly describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) generally applicable as of the date hereof to a holder who participates in the Arrangement and who, for purposes of the Tax Act and at all relevant times, holds and will hold his or her Existing Notes and Amended Notes acquired under the Arrangement as capital property, deals at arm’s length with, and is not affiliated with, the Corporation.  A holder who meets all of the foregoing requirements is referred to herein as a “Noteholder”, and this summary only addresses such Noteholders.

Existing Notes and Amended Notes will generally be considered to be capital property of a Noteholder provided such Noteholder does not use or hold and is not deemed to use or hold such securities in carrying on a business or in an adventure in the nature of trade.  Certain Noteholders whose securities might not otherwise qualify as capital property may, in certain circumstances, be able to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to deem such Existing Notes and Amended Notes, and all other Canadian securities (within the meaning of the Tax Act) owned by such Noteholders in the taxation year of the election and in all subsequent taxation years, to be capital property.  Noteholders to whom this election may be relevant should consult with their own tax advisors with respect to all applicable implications in their particular circumstances.

This summary does not apply to a Noteholder (a) that is a financial institution for purposes of the mark to market rules in the Tax Act; (b) that is a specified financial institution for purposes of the Tax Act; (c) an interest in which would be a tax shelter investment within the meaning of the Tax Act; or (d) that has elected under the Tax Act to determine his or her Canadian tax results in a currency other than Canadian currency.  Any such persons should contact their own tax advisors with respect to the tax consequences of the Arrangement to them.  In addition, this summary does not deal with the circumstances of traders or dealers and does not address other special circumstances.

This summary applies only to Noteholders (as defined above) who, for purposes of the Tax Act and at all relevant times, are or are deemed to be resident in Canada and who participate in the Arrangement.  Noteholders who meet these requirements are referred to in this portion of the summary as “Resident Noteholders”, and this portion of the summary only addresses such Resident Noteholders.

This summary is based on the current provisions of the Tax Act and the regulations thereunder (the “Regulations”), all specific proposals to amend the Tax Act or the Regulations that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and our understanding of the current published administrative and assessing practices and policies of the Canada Revenue Agency (“CRA”).  This summary assumes that the Proposed Amendments will be enacted in the form proposed and does not take into account or anticipate any other changes in law or administrative policy, whether by way of judicial, legislative or governmental decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed in this summary.  No assurance can be given that the Proposed Amendments will be enacted as currently proposed or at all, or that legislative, judicial or administrative changes will not modify or negate the statements expressed in this summary.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to the Arrangement.  The tax consequences of the Arrangement will vary according to the status of the holder, the jurisdiction in which the holder resides or carries on business, and the holder’s own particular circumstances.  This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder and no representations with respect to the income tax consequences of the Arrangement to any particular holder is made.  All holders (including Noteholders as defined above) should obtain independent advice from their own tax advisors regarding the tax considerations to them of the Arrangement having regard to their own particular circumstances.

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Amendment of Existing Notes

It is not certain whether or not the Extension will result in a disposition of the Existing Notes for Canadian tax purposes. Canadian jurisprudence has held that the amendment of fundamental terms of a debt instrument can result in the creation of a new debt obligation in certain circumstances. There can be no assurance that the CRA would not treat the Extension as a disposition of the Existing Notes, or that a Canadian court would agree with the CRA’s position. Each Resident Noteholder should consult its own tax advisor regarding the proper treatment of the Extension for Canadian tax purposes.

In the event that the Extension does not result in a disposition of the Existing Notes, a Resident Noteholder will not be considered to have disposed of any property for tax purposes, and no capital gain or loss will be realized at the time the Extension becomes effective.

In the event that the Extension does result in a disposition of the Existing Notes, a Resident Noteholder will be deemed to have received proceeds of disposition equal to the fair market value of the Existing Notes owned by the Resident Noteholder at the Effective Time.  The Resident Noteholder will recognize a capital gain on the disposition equal to the amount by which the Resident Noteholder’s proceeds of disposition, net of any reasonable costs of disposition, are greater than the adjusted cost base to the Resident Noteholder of the Existing Notes owned at the Effective Time. The cost of the Amended Notes to the Resident Noteholder immediately after the Effective Time will be equal to the fair market value of the Amended Notes at such time. If and to the extent that the fair market value of the Amended Notes received by a Resident Holder is less than the adjusted cost base to the Resident Holder of the Existing Notes exchanged for Amended Notes, the loss otherwise realized will generally be denied for purposes of the Tax Act and will instead be added in computing the Resident Noteholder’s adjusted cost base of the Amended  Notes so received.

Early Consent Consideration

While the treatment of the receipt of the Early Consent Consideration is not entirely clear under the Tax Act, a Resident Noteholder who receives the Early Consent Consideration should generally be required to include the amount of such Early Consent Consideration in computing the income of the Resident Noteholder for the taxation year in which such Early Consent Consideration is received. Where the Early Consent Consideration is satisfied through the issuance of Early Consent Warrants, the Early Consent Consideration received should be considered to be the fair market value of such Early Consent Warrants at the time of such receipt.

EXPERTS

Certain Canadian legal matters relating to matters described in this Circular are to be passed upon by Goodmans LLP on behalf of the Corporation. Certain U.S. securities law matters relating to matters described in this Circular are to be passed upon by Torys LLP on behalf of the Corporation.  Certain matters relating to the CBCA Opinion described in this Circular are to be passed upon by NBF.  As at June 15, 2016, the partners and associates of Goodmans LLP, Torys LLP and NBF, each beneficially owned, directly or indirectly, less than 1% of the outstanding Existing Notes.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

No director or executive officer of the Corporation, or any person who has held such a position since the beginning of the last completed financial year end of the Corporation, nor any associate or affiliate of the foregoing persons, has any substantial or material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Meeting.

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OTHER BUSINESS

The Board is not aware of any matters intended to come before the Meeting other than those items of business set forth in the attached Notice of Meeting of Noteholders accompanying this Circular.  If any other matters properly come before the Meeting, it is the intention of the persons named in the Proxy to vote in respect of those matters in accordance with their judgment.

ADDITIONAL INFORMATION

Financial information for the Corporation’s most recently completed financial year is provided in the Corporation’s 2015 Financial Statement and 2015 MD&A, and the 2016 Interim Financials and related 2016 Interim MD&A. Copies of these documents, the 2015 AIF, the 2016 AGM Circular  and this Circular are available upon written request from the Corporate Secretary of Sherritt at 181 Bay Street, 26th Floor, Brookfield Place, Toronto, Ontario, M5J 2T3, Telephone: (416) 924-4551 and are also available electronically on SEDAR at www.sedar.com.

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APPROVAL OF BOARD OF DIRECTORS

The contents and sending of this Circular and its distribution to Noteholders have been approved by the Board of Directors.

DATED at Toronto, Ontario, this 15th day of June, 2016.

SHERRITT INTERNATIONAL CORPORATION

BY ORDER OF THE BOARD OF DIRECTORS

(signed) “David Pathe”
David Pathe
Chief Executive Officer

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CONSENT OF NATIONAL BANK FINANCIAL INC.

We hereby consent to the inclusion of our firm’s name and to the references to (i) our firm’s opinion dated June 10, 2016 in the form described in paragraph 4.04 of Industry Canada’s Policy Statement 15-1 — Policy Concerning Arrangements under Section 192 of the Canada Business Corporations Act (the “CBCA Opinion”); and (ii) our firm’s opinion dated June 10, 2016 with respect to the fairness, from a financial point of view, of the Extension to the Corporation (the “Fairness Opinion”), in the management information circular of Sherritt International Corporation (the “Corporation”) dated June 10, 2016 (the “Circular”) and to the inclusion of the CBCA Opinion and Fairness Opinion in their entirety and summaries thereof in the Circular and to the filings thereof, as necessary, by the Corporation with the Director and with the securities regulatory authorities in each province and territory of Canada.  In providing our consent herein, we do not intend that any person other than the Board shall rely upon such opinion.

Toronto, Ontario	(signed) “National Bank Financial Inc.”
June 15, 2016

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APPENDIX A

ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.                                      the arrangement (as the same may be, or may have been, amended, modified or supplemented, the “Arrangement”) pursuant to Section 192 of the Canada Business Corporations Act (the “CBCA”) of Sherritt International Corporation (the “Corporation”) and involving Sherritt International Oil and Gas Limited, Nickel Metal Marketing Inc., Sherritt International (Bahamas) Inc., Sherritt Power (Bahamas) Inc., Sherritt International (Cuba) Oil and Gas Limited, Sherritt Utilities Inc., Canada Northwest Oils (Europe) B.V., and CNWL Oil (Espana) S.A. (collectively, the “Guarantors”) as more particularly described and set forth in the Plan of Arrangement (the “Plan”) set forth in Appendix “B” to the management information circular of the Corporation dated June 15, 2016 (the “Circular”), is hereby authorized, approved and adopted;

2.                                      the arrangement agreement (as the same may be, or may have been, amended, modified or supplemented, the “Arrangement Agreement”) dated June 15, 2016 between the Corporation and the Guarantors as described in the Circular, is hereby authorized and approved and the actions of the Board of Directors in approving the Arrangement Agreement and the Arrangement and the actions of the Board of Directors in executing and delivering the Arrangement Agreement and causing the performance by the Corporation of its obligations thereunder, are hereby authorized, ratified and approved;

3.                                      notwithstanding the passing of this resolution, the Board of Directors of the Corporation, without further notice to, or approval of, the Noteholders of the Corporation, are hereby authorized and empowered to (A) amend the Plan and Arrangement Agreement, to the extent permitted by the Plan and Arrangement Agreement and (B) subject to the terms of the Plan and Arrangement Agreement, determine not to proceed with the Arrangement at any time prior to the Arrangement becoming effective pursuant to the provisions of the CBCA;

4.                                      any director or officer of the Corporation be and is hereby authorized and directed, for and on behalf of the Corporation (whether under corporate seal or otherwise), to execute and deliver, or cause to be executed, under the seal of the Corporation or otherwise, and delivered articles of arrangement and any and all other documents, agreements and instruments and to perform, or cause to be performed by, such other acts and things, as in such person’s opinion may be necessary or desirable to give full effect to these resolutions and the matters authorized hereby, including the transactions required and/or contemplated by the Arrangement, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or other instruments or the doing of any such act or thing; and

5.                                      the proper officers and authorized signatories of Computershare Trust Company of Canada be and are hereby authorized and directed to execute and deliver all documents and instruments and to take such other actions as they may deem necessary or desirable to implement these resolutions and the matters authorized hereby, including the transactions required and/or contemplated by the Arrangement, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the taking of such actions.

A-1

APPENDIX B

PLAN OF ARRANGEMENT

SEE ATTACHED

Court File No. CV-16-11426-00CL

ONTARIO SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF SHERRITT INTERNATIONAL CORPORATION AND INVOLVING SHERRITT INTERNATIONAL OIL AND GAS LIMITED, NICKEL METAL MARKETING INC., SHERRITT INTERNATIONAL (BAHAMAS) INC., SHERRITT POWER (BAHAMAS) INC., SHERRITT INTERNATIONAL (CUBA) OIL AND GAS LIMITED, SHERRITT UTILITIES INC., CANADA NORTHWEST OILS (EUROPE) B.V., AND CNWL OIL (ESPANA) S.A.

SHERRITT INTERNATIONAL CORPORATION

Applicant

PLAN OF ARRANGEMENT

July •, 2016

i

SCHEDULE A ARRANGEMENT RESOLUTION

SCHEDULE B INDENTURE AMENDMENTS

ARTICLE 1
INTERPRETATION

Section 1.1                                   Definitions.

In this Plan, unless otherwise stated:

(a)                                 “2018 Notes” means the 8.00% senior unsecured debentures under the Existing Indenture issued by the Company due November 15, 2018;

(b)                                 “2020 Notes” means the 7.50% senior unsecured debentures under the Existing Indenture issued by the Company due September 24, 2020;

(c)                                  “2022 Notes” means 7.875% senior unsecured notes under the Existing Indenture issued by the Company due October 11, 2022;

(d)                                 “Amended 2021 Notes” means the 2018 Notes, as amended, due November 15, 2021 to be issued by the Company under the Amended and Restated Indenture in exchange for the 2018 Notes pursuant to this Plan;

(e)                                  “Amended 2023 Notes” means the 2020 Notes, as amended, due September 24, 2023 to be issued by the Company under the Amended and Restated Indenture in exchange for the 2020 Notes pursuant to this Plan;

(f)                                   “Amended 2025 Notes” means the 2022 Notes due October 11, 2025 to be issued by the Company under the Amended and Restated Indenture in exchange for the 2022 Notes pursuant to this Plan;

(g)                                  “Amended and Restated Indenture” means the amended and restated Existing Indenture to be entered into between the Company, the Guarantors and the Indenture Trustee on the Effective Date, which shall govern the Amended Notes, and replace the Existing Indenture upon this Plan becoming effective on the Effective Date, which Amended and Restated Indenture shall include the Indenture Amendments;

(h)                                 “Amended Notes” means collectively the Amended 2021 Notes, the Amended 2023 Notes and the Amended 2025 Notes;

(i)                                     “Applicable Law” means any law, statute, order, decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in Canada, the United States or any other country, or any domestic or foreign state, county, province, city or other political subdivision of any Governmental Entity, and includes any securities or stock exchange rules or regulations;

(j)                                    “Arrangement” means the arrangement under Section 192 of the CBCA, on the terms and subject to the conditions set forth in this Plan;

(k)                                 “Arrangement Agreement” means the arrangement agreement dated June 15, 2016 among the Company and each of the Guarantors, as it may be amended, modified,

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supplemented and/or restated from time to time, pursuant to which such parties have agreed to implement the steps required to complete the Arrangement;

(l)                                     “Arrangement Proceedings” means the Court proceedings under the CBCA with respect to the Arrangement;

(m)                             “Arrangement Resolution” means the resolution of the Noteholders to authorize, adopt and approve the Arrangement and this Plan to be considered and voted upon at the Meeting, in substantially the form attached hereto as Schedule “A”;

(n)                                 “Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement that are required to be filed with the Director after the Final Order is made in order for the Arrangement to become effective on the Effective Date;

(o)                                 “Business Day” means a day, other than a Saturday or a Sunday, on which commercial banks are generally open for business in Toronto, Ontario;

(p)                                 “CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as now in effect and as it may be amended from time to time prior to the Effective Date;

(q)                                 “CDS” means CDS Clearing and Depository Services Inc. and its successors and assigns;

(r)                                    “Certificate of Arrangement” means the certificate of arrangement to be issued by the Director giving effect to this Plan;

(s)                                   “Circular” means the Management Information Circular of the Company dated as of June 15, 2016, including all appendices thereto, as it may be amended, restated or supplemented from time to time, regarding, inter alia, the Arrangement, distributed to Noteholders in connection with the Meeting;

(t)                                    “Company” means Sherritt International Corporation;

(u)                                 “Computershare” means Computershare Trust Company of Canada;

(v)                                 “Court” means the Ontario Superior Court of Justice (Commercial List);

(w)                               “Director” means the Director appointed under Section 260 of the CBCA;

(x)                                 “Early Consent Cash Consideration” means a cash consent fee of 2% of the principal amount of Existing Notes owned by an Early Consenting Noteholder as at the Record Date;

(y)                                 “Early Consent Consideration” means, collectively, the Early Consent Cash Consideration and the Early Consent Warrants;

(z)                                  “Early Consent Deadline” means 5:00 p.m. (Toronto time) on July 19, 2016, or such other later date as the Company made determine in its sole discretion;

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(aa)                          “Early Consenting Noteholder” means a Noteholder on the Record Date that has voted its Existing Notes in favour of the Arrangement and delivered its duly completed Election Documents on or prior to the Early Consent Deadline in accordance with this Plan;

(bb)                          “Early Consent Warrants” means warrants of the Company issued pursuant to the Warrant Indenture with the terms substantially as described in the Circular;

(cc)                            “Effective Date” means the date shown on the Certificate of Arrangement issued by the Director under the CBCA;

(dd)                          “Effective Time” means such time on the Effective Date as may be specified in writing by the Company as the time at which the Arrangement implementation steps set forth in Section 3.1 shall be deemed to commence;

(ee)                            “Election Documents” has the meaning given to such term in Section 3.3(e);

(ff)                              “Entitlements” means the legal, equitable, contractual and any other rights or claims (whether actual or contingent, and whether or not previously asserted) of any Person with respect to or arising out of, or in connection with the Existing Notes or the Existing Indenture other than those created hereunder;

(gg)                            “Existing Indenture” means the amended and restated indenture in respect of the Existing Notes dated as of October 10, 2014 among the Company, the Guarantors and the Indenture Trustee, as it may be further amended, modified or supplemented from time to time;

(hh)                          “Existing Notes” means collectively the 2018 Notes, the 2020 Notes and the 2022 Notes;

(ii)                                  “Final Order” means the final order of the Court approving this Plan as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or amended on appeal;

(jj)                                “Governmental Entity” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, court, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity: (i) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (ii) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

(kk)                          “Guarantors” means collectively Sherritt International Oil and Gas Limited, Nickel Metal Marketing Inc., Sherritt International (Bahamas) Inc., Sherritt Power (Bahamas) Inc., Sherritt International (Cuba) Oil and Gas Limited, Sherritt Utilities Inc., Canada Northwest Oils (Europe) B.C., and CNWL Oil (Espana) S.A.;

(ll)                                  “Indenture Amendments” has the meaning given to such term in Section 2.1(a);

(mm)                  “Indenture Trustee” means Computershare as trustee under the Existing Indenture and under the Amended and Restated Indenture, as applicable;

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(nn)                          “Interim Order” means the interim order of the Court dated June 15, 2016 pursuant to Section 192 of the CBCA, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or amended on appeal;

(oo)                          “Majority Supporting Noteholders” means Supporting Noteholders (or their permitted assigns) that hold in the aggregate not less than a majority of the aggregate principal amount of the Existing Notes which are Relevant Securities (as defined in the Noteholder Support Agreement) as at May 30, 2016;

(pp)                          “Meeting” means the meeting of the Noteholders to be held on the Meeting Date in accordance with the Interim Order to consider and, if deemed advisable, approve the Arrangement Resolution and to consider such other matters as may properly come before such meeting, and any adjournment(s) or postponement(s) thereof;

(qq)                          “Meeting Date” means July 25, 2016, subject to any postponement or adjournment of that date pursuant to the Interim Order or other Order of the Court;

(rr)                                “Noteholder Support Agreement” means collectively the consent and support agreements (including all schedules attached thereto) among the Company and the Supporting Noteholders (including by way of Acknowledgement Agreements (as defined in the Noteholder Support Agreement)), pursuant to which the Supporting Noteholders have agreed to, among other things, support the Arrangement and vote in favour of this Plan, substantially in the form posted by the Company on SEDAR on May 31, 2016, as may be amended, modified or supplemented pursuant to the terms thereof;

(ss)                              “Noteholders” means the holders of the Existing Notes;

(tt)                                “Order” means any order of the Court in these proceedings including, without limitation, the Interim Order and the Final Order;

(uu)                          “Outside Date” has the meaning given to such term in the Noteholder Support Agreement, including as it may be extended pursuant to the terms of the Noteholder Support Agreement;

(vv)                          “Person” means any individual, firm, partnership, limited partnership, joint venture, fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate (including a limited liability company and an unlimited liability company), corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

(ww)                      “Plan” means this plan of arrangement pursuant to Section 192 of the CBCA, as may be amended, modified, or varied pursuant to the terms hereof;

(xx)                          “Record Date” means June 15, 2016;

(yy)                          “Sherritt Parties” means collectively the Company and the Guarantors;

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(zz)                            “Supporting Noteholders” means those Noteholders that have entered into the Noteholder Support Agreement, including by way of an Acknowledgement Agreement (as defined in the Noteholder Support Agreement), as of May 30, 2016;

(aaa)                   “Voting Information and Election Form” means the form of voting information and consent election to be completed by Noteholders, substantially in the form attached as Appendix “D” to the Circular; and

(bbb)                   “Warrant Indenture” means the warrant indenture between the Company and CST Trust Company, as warrant agent, or such other warrant agent as may be determined by the Company on or prior to the Effective Date, to be dated the Effective Date pursuant to which the Early Consent Warrants will be issued pursuant to this Plan.

Section 1.2                                   Currency

Unless otherwise stated, all monetary amounts contained herein are expressed in Canadian dollars.

Section 1.3                                   Articles of Reference.

The terms “hereof”, “hereunder”, “herein” and similar expressions refer to this Plan and not to any particular article, section, subsection, clause or paragraph of this Plan and include any amended or restated Plan supplemental hereto.  In this Plan, a reference to an article, section, subsection, clause or paragraph shall, unless otherwise stated, refer to an article, section, subsection, clause or paragraph of this Plan.

Section 1.4                                   Interpretation Not Affected by Headings.

The division of this Plan into articles, sections, subsections, clauses and paragraphs and the insertion of a table of contents and headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan.

Section 1.5                                   Date for Any Action.

In the event that any date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.6                                   Time.

All times expressed herein are local time in Toronto, Ontario, Canada unless otherwise stipulated.

Section 1.7                                   Number, Etc.

In this Plan, where the context requires, a word or words importing the singular number shall include the plural and vice versa; and a word or words importing gender shall include all genders.

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Section 1.8                                   Statutory References.

Except as provided herein, any reference in this Plan to a statute includes all rules, regulations, policies and blanket orders made thereunder and any and all amendments thereto in force from time to time.

Section 1.9                                   Successors and Assigns.

This Plan shall be binding upon and shall enure to the benefit of the heirs, administrators, executors, legal personal representatives, successors and assigns of any Person named or referred to in this Plan.

Section 1.10                            Governing Law.

This Plan shall be governed by and construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein.  All questions as to the interpretation or application of this Plan and all proceedings taken in connection with this Plan shall be subject to the exclusive jurisdiction of the Court.

ARTICLE 2
TREATMENT OF NOTEHOLDERS

Section 2.1                                   Treatment of Noteholders.

(a)                                 On the Effective Date, and in accordance with the steps and in the sequence set forth in Section 3.3, the Existing Indenture shall be amended and restated as the Amended and Restated Indenture, which Amended and Restated Indenture shall include the following amendments (the “Indenture Amendments”):

(i)                                     Section 3.07 of the Existing Indenture shall be amended to extend each of the applicable dates set out in Section 3.07 of the Existing Indenture relating to the optional redemptions permitted for each series of Existing Notes under the Existing Indenture by a period of three years in respect of each series of Amended Notes, as set out in Schedule “B” hereto, together with conforming changes to applicable defined terms referenced in or applicable to Section 3.07 of the Existing Indenture; and

(ii)                                  such other amendments as may be agreed by the Company and the Majority Supporting Noteholders prior to the Effective Date, subject to the terms and conditions of the Noteholder Support Agreement.

(b)                                 On the Effective Date, and in accordance with the steps and in the sequence set forth in Section 3.3, the Existing Notes shall be amended to reflect the extension of the maturity dates by three years and the Indenture Amendments, the Company shall issue (or cause to be issued) the Amended Notes to the Noteholders, and the Noteholders shall and shall be deemed to irrevocably and finally exchange their Existing Notes for the Amended Notes on the Effective Date, provided however that the Existing Notes shall not be redeemed, acquired, cancelled, disposed of or extinguished but shall continue in the form of the Amended Notes, and the issuance of the Amended Notes pursuant to the Amended and

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Restated Indenture in exchange of the Existing Notes is not intended to result in a novation or the issuance of new indebtedness of the Company, but rather the same indebtedness as evidenced by the Existing Notes will continue to exist, with full force and effect, in amended form, under the Amended Notes and the Amended and Restated Indenture.

(c)                                  On the Effective Date, or soon as practicable thereafter, in accordance with the steps and in the sequence set forth in Section 3.3 and subject to the delivery procedures set forth in Section 3.7, the Early Consenting Noteholders shall be paid their Early Consent Consideration.

ARTICLE 3
ARRANGEMENT

Section 3.1                                   Articles of Arrangement and Effective Date.

The Certificate of Arrangement shall implement this Plan.  As soon as practicable after the satisfaction or waiver of the conditions set forth in Article 4 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction of those conditions as of the Effective Date), unless another time or date is agreed to in writing among the Company and the Majority Supporting Noteholders, the Articles of Arrangement shall be filed by the Company with the Director.

Section 3.2                                   Binding Effect.

This Plan will become effective as of, and be binding as of and after, the Effective Time on: (i) the Sherritt Parties; (ii) the Noteholders; (iii) the holders of any Entitlements with respect to, arising out of or in connection with the Existing Notes and/or the Existing Indenture; and (iv) the Indenture Trustee.

Section 3.3                                   Steps of the Arrangement.

Starting at the Effective Time, the following shall be deemed to occur, in the following order without any further act or formality:

(a)                                 The Company, the Guarantors and the Indenture Trustee shall enter into the Amended and Restated Indenture, which shall amend and restate the Existing Indenture to reflect the Indenture Amendments as of the Effective Date.

(b)                                 The 2018 Notes shall be amended and shall be and shall be deemed to be irrevocably and finally exchanged for the Amended 2021 Notes.

(c)                                  The 2020 Notes shall be amended and shall be and shall be deemed to be irrevocably and finally exchanged for the Amended 2023 Notes.

(d)                                 The 2022 Notes shall be amended and shall be and shall be deemed to be irrevocably and finally exchanged for the Amended 2025 Notes.

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(e)                                  The Company shall pay (or cause to be paid) the Early Consent Consideration to the Early Consenting Noteholders in accordance with the applicable elections made by the Early Consenting Noteholders under their Noteholder Support Agreements and/or their Voting Information and Election Forms (collectively, the “Election Documents”), subject in each case to the satisfaction of the applicable terms and conditions set out in this Plan and the applicable Election Documents in connection with the receipt of Early Consent Consideration by the Early Consenting Noteholder, as follows:

(i)                                     the Company shall pay (or cause to be paid) to each Early Consenting Noteholder that elected to receive Early Consent Cash Consideration its applicable Early Consent Cash Consideration by way of immediately payable funds; and

(ii)                                  the Company shall issue (or cause to be issued) to each Early Consenting Noteholder that elected to receive Early Consent Warrants 73.25 Early Consent Warrants for each $1,000 of principal amount of Existing Notes held by such Early Consenting Noteholder as at the Record Date, pursuant to the delivery procedures set forth in Section 3.7.

Notwithstanding the completion of the steps set out in this Section 3.3, including the entering into of the Amended and Restated Indenture and the issuance of the Amended Notes in exchange of the Existing Notes, the Existing Notes shall not be redeemed, acquired, cancelled, disposed of or extinguished but shall continue in the form of the Amended Notes, and the issuance of the Amended Notes pursuant to the Amended and Restated Indenture in exchange of the Existing Notes is not intended to result in a novation or the issuance of new indebtedness of the Company, but rather the same indebtedness as evidenced by the Existing Notes will continue to exist, with full force and effect, in amended form, under the Amended Notes and the Amended and Restated Indenture.

Section 3.4                                   Other Steps.

The Company and the Guarantors may undertake, at their sole discretion, any other corporate steps or transactions necessary to implement this Plan in a manner and on a date and time determined by the Company in its sole discretion.

Section 3.5                                   Fractional Interests.

No fractional Early Consent Warrants will be issued under this Plan.  Any fractional Early Consent Warrants that would otherwise have been issued shall be rounded down to the nearest whole number.

Section 3.6                                   Calculations.

All amounts of consideration to be received under this Plan shall be calculated to the nearest cent ($.01) or to the nearest tenth of one percent (0.10), as applicable.  All calculations and determinations made by the Company for the purposes of this Plan shall be conclusive, final and binding upon all Persons affected by this Plan.

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Section 3.7                                   Delivery Procedures.

(a)                                 The delivery of the Amended Notes to the Noteholders under this Plan shall be made by way of a global note issued to CDS (or its nominee) in respect of each of the Amended 2021 Notes, Amended 2023 Notes and Amended 2025 Notes and delivered directly to CDS which, in turn, will make delivery of such Amended Notes to the Noteholders pursuant to the standing instructions and customary practices of CDS.

(b)                                 The delivery of the Early Consent Consideration under this Plan shall be made by way of delivery to CDS (or its nominee) of, or instructions to CDS (or its nominee) to issue, the applicable Early Consent Consideration, and CDS, in turn, will make delivery of such Early Consent Consideration to the Early Consenting Noteholders pursuant to the customary practices of CDS on the Effective Date or as soon as practicable thereafter.

(c)                                  The Sherritt Parties shall have no liability or obligation in respect of deliveries of the Amended Notes or Early Consent Consideration from CDS to the Noteholders.

ARTICLE 4
CONDITIONS PRECEDENT TO PLAN IMPLEMENTATION

Section 4.1                                   Conditions Precedent.

The implementation of this Plan shall be conditional upon the fulfilment, satisfaction or waiver (in accordance with Section 4.2) of the following conditions precedent:

(a)                                 the Arrangement Agreement shall be in full force and effect and shall have not been terminated by the Sherritt Parties;

(b)                                 this Plan, the structure of the Arrangement and the steps required to complete the Arrangement shall be consistent with the terms of the transaction described in the Noteholder Support Agreement in all materials respects, as may be amended, modified, varied and/or supplemented pursuant to the terms of the Noteholder Support Agreement;

(c)                                  this Plan shall have been approved by the Noteholders as and to the extent required in the Interim Order, by Applicable Law or as otherwise ordered by the Court;

(d)                                 this Plan shall have been approved by the Court pursuant to the Final Order and the Final Order shall be in full force and effect, and binding with no appeal or motion to vary or amend outstanding in respect thereof and all such appeals and motions finally determined;

(e)                                  all material filings under Applicable Law shall have been made and any regulatory consents or approvals that are required in connection with the Arrangement shall have been obtained and, in the case of waiting or suspensory periods, such waiting or suspensory periods shall have expired or been terminated;

(f)                                   there shall not be in effect any preliminary or final decision, order or decree by a Governmental Entity, no application shall have been made to any Governmental Entity, and no action or investigation shall have been announced, threatened or commenced by

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any Governmental Entity, in consequence of or in connection with the Arrangement that restrains, impedes or prohibits (or if granted could reasonably be expected to restrain, impede or inhibit), the Arrangement or any part thereof or requires or purports to require a variation of the Arrangement;

(g)                                  all applicable regulatory and judicial consents, and any other third party consents, including the consent of any Governmental Entity, shall have been obtained;

(h)                                 the Sherritt Parties shall have completed all necessary corporate actions and proceedings as they deem necessary or advisable in connection with the Arrangement and this Plan;

(i)                                     all conditions precedent set out in the Noteholder Support Agreement shall have been satisfied or waived pursuant to the terms of the Noteholder Support Agreement; and

(j)                                    the Director shall have issued the Certificate of Arrangement.

Section 4.2                                   Waiver of Conditions.

The Company may at any time and from time to time waive the fulfillment or satisfaction, in whole or in part, of the conditions set out herein, subject to any restrictions contained in the Noteholder Support Agreement.

Section 4.3                                   Implementation Provisions.

If the conditions contained in Section 4.1 are not satisfied or waived in accordance with Section 4.2 by the Outside Date, as may be extended by the Company and the Majority Supporting Noteholders pursuant to the Noteholder Support Agreement, this Plan and the Final Order shall cease to have any further force or effect and will not be binding on any Person.

ARTICLE 5
MISCELLANEOUS

Section 5.1                                   Amendments to this Plan.

Subject to the terms and conditions of the Noteholder Support Agreement:

(a)                                 the Company reserves the right to amend, modify and/or supplement this Plan at any time and from time to time, provided that (except as provided in subsection (c) below) any such amendment, modification or supplement must be contained in a written document that is (i) filed with the Court and, if made following the Meeting, approved by the Court, and (ii) communicated to the Noteholders in the manner required by the Court (if so required);

(b)                                 any amendment, modification or supplement to this Plan may be proposed by Company at any time prior to or at the Meeting, with or without any prior notice or communication (other than as may be required under the Interim Order), and if so proposed and accepted at the Meeting, shall become part of this Plan for all purposes; and

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(c)                                  any amendment, modification or supplement to this Plan may be made following the Meeting by the Company, without requiring filing with, or approval of, the Court, provided that it concerns a matter which is of an administrative nature and is required to better give effect to the implementation of this Plan and is not materially adverse to the financial or economic interests of the Noteholders.

Section 5.2                                   Consents, Waivers and Agreements.

At the Effective Time, each Noteholder and the Indenture Trustee will be deemed to have consented and agreed to all of the provisions of this Plan in its entirety.  Without limitation to the foregoing, each Noteholder and the Indenture Trustee will be deemed:

(a)                                 to have executed and delivered to the Company all consents, releases, assignments and waivers, statutory or otherwise, required to implement and carry out this Plan in its entirety;

(b)                                 to have waived any non-compliance or default by the Company and/or any of the Guarantors with or of any provision, express or implied, in any agreement or other arrangement, written or oral, existing between such Noteholder or other Person and the Company and/or any of the Guarantors with respect to the Existing Notes or the Existing Indenture that has occurred or exists on or prior to the Effective Time to the extent arising from the commencement and/or continuation of the Arrangement Proceedings in conformity with this Plan and in furtherance of the Arrangement; and

(c)                                  to have agreed that, if there is any conflict between the provisions of any agreement or other arrangement, written or oral, existing between such Noteholder or other Person and the Company and/or any of the Guarantors with respect to the Existing Notes or the Existing Indenture and the provisions of this Plan, then the provisions of this Plan take precedence and priority and the provisions of such agreement or other arrangement are deemed to be amended accordingly.

Section 5.3                                   Paramountcy.

From and after the Effective Date, any conflict between this Plan and the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, mortgage, security agreement, indenture, trust indenture, loan agreement, commitment letter, by-laws or other agreement, written or oral, and any and all amendments or supplements thereto existing between one or more of the Noteholders and the Company and/or any of the Guarantors as at the Effective Date shall be deemed to be governed by the terms, conditions and provisions of this Plan and the Final Order, which shall take precedence and priority.

Section 5.4                                   Deeming Provisions.

In this Plan, the deeming provisions are not rebuttable and are conclusive and irrevocable.

Section 5.5                                   Notices.

Any notices or communication to be made or given hereunder shall be in writing and shall reflect this Plan and may, subject as hereinafter provided, be made or given by the Person making or

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giving it or by any agent of such Person authorized for that purpose by personal delivery, by prepaid mail, by facsimile or by email addressed to the respective parties as follows:

(a)                                 if to the Company or the Guarantors:

c/o Sherritt International Corporation
181 Bay Street

26th Floor, Brookfield Place
Toronto, Ontario  M5J 2T3
Canada

Attention:                                         David Pathe / Ward Sellers
Facsimile No.:                   416.924.5015
E-mail:        dpathe@sherritt.com / wsellers@sherritt.com

With a required copy (which shall not be deemed notice) to:

Goodmans LLP
333 Bay Street, Suite 3400
Toronto, Ontario   M5H 2S7
Canada

Attention:                                         Robert J. Chadwick / Caroline Descours
Facsimile No.:                   416.979.1234
E-mail:        rchadwick@goodmans.ca / cdescours@goodmans.ca

(b)                                 If to a Noteholder:

To the address for such Noteholder as shown on the records of the Indenture Trustee or to such other address as any party may from time to time notify the others in accordance with this Section 5.5. In the event of any strike, lock-out or other event which interrupts postal service in any part of Canada, all notices and communications during such interruption may only be given or made by personal delivery, by facsimile or by email and any notice or other communication given or made by prepaid mail within the five Business Day period immediately preceding the commencement of such interruption, unless actually received, shall be deemed not to have been given or made.  All such notices and communications so given or made shall be deemed to have been received, in the case of notice by facsimile, email or by personal delivery prior to 5:00 p.m. (local time) on a Business Day, when received or if received after 5:00 p.m. (local time) on a Business Day or at any time on a non-Business Day, on the next following Business Day and, in the case of notice mailed as aforesaid, on the fifth Business Day following the date on which such notice or other communication is mailed.  The unintentional failure by the Company to give a notice contemplated hereunder to any particular Noteholder shall not invalidate this Plan or any action taken by any Person pursuant to this Plan.

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Section 5.6                                   Further Assurances.

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order and in the manner set out in this Plan without any further act or formality, each of the Persons named or referred to herein, affected hereby or subject to this Plan shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by the Company to accomplish the purpose of this Plan or to better implement this Plan.

SCHEDULE A
ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

(1)                                 the arrangement (as the same may be, or may have been, amended, modified or supplemented, the “Arrangement”) pursuant to Section 192 of the Canada Business Corporations Act (the “CBCA”) of Sherritt International Corporation (the “Corporation”) and involving Sherritt International Oil and Gas Limited, Nickel Metal Marketing Inc., Sherritt International (Bahamas) Inc., Sherritt Power (Bahamas) Inc., Sherritt International (Cuba) Oil and Gas Limited, Sherritt Utilities Inc., Canada Northwest Oils (Europe) B.V., and CNWL Oil (Espana) S.A. (collectively, the “Guarantors”), as more particularly described and set forth in the Plan of Arrangement (the “Plan”) set forth in Appendix “B” to the management information circular of the Corporation dated June 15, 2016 (the “Circular”), is hereby authorized, approved and adopted;

(2)                                 the arrangement agreement (as the same may be, or may have been, amended, modified or supplemented, the “Arrangement Agreement”) dated June 15, 2016 between the Corporation and the Guarantors as described in the Circular, is hereby authorized and approved and the actions of the Board of Directors in approving the Arrangement Agreement and the Arrangement and the actions of the Board of Directors in executing and delivering the Arrangement Agreement and causing the performance by the Corporation of its obligations thereunder, are hereby authorized, ratified and approved;

(3)                                 notwithstanding the passing of this resolution, the Board of Directors of the Corporation, without further notice to, or approval of, the Noteholders of the Corporation, are hereby authorized and empowered to (A) amend the Plan and Arrangement Agreement, to the extent permitted by the Plan and Arrangement Agreement and (B) subject to the terms of the Plan and Arrangement Agreement, determine not to proceed with the Arrangement at any time prior to the Arrangement becoming effective pursuant to the provisions of the CBCA;

(4)                                 any director or officer of the Corporation be and is hereby authorized and directed, for and on behalf of the Corporation (whether under corporate seal or otherwise), to execute and deliver, or cause to be executed, under the seal of the Corporation or otherwise, and delivered articles of arrangement and any and all other documents, agreements and instruments and to perform, or cause to be performed by, such other acts and things, as in such person’s opinion may be necessary or desirable to give full effect to these resolutions and the matters authorized hereby, including the transactions required and/or contemplated by the Arrangement, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or other instruments or the doing of any such act or thing; and

(5)                                 the proper officers and authorized signatories of Computershare Trust Company of Canada be and are hereby authorized and directed to execute and deliver all documents and instruments and to take such other actions as they may deem necessary or desirable to implement these resolutions and the matters authorized hereby, including the transactions required and/or contemplated by the Arrangement, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the taking of such actions.

SCHEDULE B
INDENTURE AMENDMENTS

Section 3.07                            Optional Redemption.

(a)                                 Except as provided in clauses (1), (2) and (3) of this Section 3.07(a), the 2025 Senior Notes shall not be redeemable at the option of the Company prior to October 11, 2021.

(1)                                 At any time prior to October 11, 2021, the Company may redeem the 2025 Senior Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed to each Holder of the 2025 Senior Notes or otherwise in accordance with the Applicable Procedures at a redemption price equal to the greater of (A) the Canada Yield Price1 and (B) 101% of the aggregate principal amount of the 2025 Senior Notes, plus accrued and unpaid interest, if any, to (but excluding) the redemption date (subject to the right of the Holders of the 2025 Senior Notes of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date).

(2)                                 Prior to October 11, 2021, the Company may on any one or more occasions, upon not less than 30 nor more than 60 days’ notice, redeem up to 35% of the original aggregate principal amount of the 2025 Senior Notes (calculated after giving effect to any issuance of Additional Notes of the same Series) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to 107.875% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to (but excluding) the applicable redemption date (subject to the right of Holders of record of the 2025 Senior Notes on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date); provided that (A) at least 65% of the original aggregate principal amount of the 2025 Senior Notes (calculated after giving effect to any issuance of Additional Notes of the same Series) remains outstanding after each such redemption; and (B) such redemption occurs within 120 days after the closing of such Equity Offering.

(3)                                 In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding 2025 Senior Notes accept a Change of Control Offer, and the Company purchases all of the 2025 Senior Notes held by such Holders, within 90 days of such purchase, the Company shall have the right, upon not less than 30 days’ nor more than 60 days’ prior notice, to redeem all of the 2025 Senior Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the 2025 Senior Notes to (but excluding) the date of redemption (subject to the right of Holders of record of the 2025 Senior Notes on the relevant Record Date to receive interest due on an applicable Interest Payment Date that is on or prior to the redemption date).

1  The defined terms “Canada Yield Price”, “Canada Bond Yield” and “Government of Canada Yield” shall be correspondingly amended to conform with the amendments to Section 3.07 of the Existing Indenture.

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(4)                                 On and after October 11, 2021, the Company may redeem the 2025 Senior Notes, in whole or in part, on one or more occasions, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of principal amount of the 2025 Senior Notes to be redeemed) set forth below, plus accrued and unpaid interest on the 2025 Senior Notes, if any, to (but excluding) the applicable date of redemption (subject to the right of Holders of record of the 2025 Senior Notes on the relevant Record Date to receive interest due on an applicable Interest Payment Date falling on or prior to such redemption date), if redeemed during the 12-month period beginning on October 11 of each of the years indicated below:

Year	Percentage
2021	103.938%
2022	101.969%
2023 and thereafter	100.000%

(b)                                 The 2021 Senior Notes are redeemable at the option of the Company in whole or in part at any time and from time to time, in accordance with this Article 3. The redemption price for any 2021 Senior Notes redeemed by the Company prior to November 15, 2020 shall be an amount equal to the greater of (i) the Canada Yield Price, and (ii) 100% of the aggregate principal amount of the 2021 Senior Notes being redeemed, together in each case with accrued and unpaid interest to the date fixed for redemption. Less than all of the 2021 Senior Notes may be redeemed in accordance with this Article 3 of this Indenture. The redemption price for any 2021 Senior Notes redeemed by the Company on or after November 15, 2020 shall be an amount equal to 100% of the aggregate principal amount of the 2021 Senior Notes being redeemed, together with accrued and unpaid interest to the date fixed for redemption.

(c)                                  The 2023 Senior Notes are redeemable at the option of the Company in whole or in part at any time and from time to time, in accordance with this Article 3 of this Indenture. The redemption price for any 2023 Senior Notes redeemed by the Company prior to September 24, 2022 shall be an amount equal to the greater of (i) the Canada Yield Price, and (ii) 100% of the aggregate principal amount of the 2023 Senior Notes being redeemed, together in each case with accrued and unpaid interest to the date fixed for redemption. Less than all of the 2023 Senior Notes may be redeemed in accordance with this Article 3 of this Indenture. The redemption price for any 2023 Senior Notes redeemed by the Company on or after September 24, 2022 shall be an amount equal to 100% of the aggregate principal amount of the 2023 Senior Notes being redeemed, together with accrued and unpaid interest to the date fixed for redemption.

(d)                                 Any redemption of Additional Notes of a Series other than the Initial Notes shall be made upon such date or dates, upon such notice, upon such terms respecting payment and otherwise in the manner that will have been determined at the time of issue of such Series of Additional Notes and set out in the supplemental indenture providing for the issue of such Series of Additional Notes.

(e)                                  Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06.

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(f)                                   Any redemption notice in connection with this Section 3.07 may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction.

APPENDIX C

ARRANGEMENT AGREEMENT

SEE ATTACHED

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is made as of June 15, 2016 (the “Agreement”).

AMONG:

SHERRITT INTERNATIONAL CORPORATION, a corporation continued under the laws of Canada
(“Sherritt”)

— and —

SHERRITT INTERNATIONAL OIL AND GAS LIMITED, a corporation incorporated under the laws of the province of Alberta, NICKEL METAL MARKETING INC., a corporation continued under the laws of Bahamas, SHERRITT INTERNATIONAL (BAHAMAS) INC., a corporation incorporated under the laws of Bahamas, SHERRITT POWER (BAHAMAS) INC., a corporation incorporated under the laws of Bahamas, SHERRITT INTERNATIONAL (CUBA) OIL AND GAS LIMITED, a corporation incorporated under the laws of Bahamas, SHERRITT UTILITIES INC., a corporation incorporated under the laws of Bahamas, CANADA NORTHWEST OILS (EUROPE) B.V., a corporation incorporated under the laws of the Netherlands CNWL OIL (ESPANA) S.A., a corporation incorporated under the laws of Spain (collectively, the “Guarantors”)

RECITALS:

A.                                    Sherritt intends to apply to the Ontario Superior Court of Justice (Commercial List) (the “Court”) for an order approving the arrangement (the “Arrangement”), pursuant to Section 192 of the Canada Business Corporations Act (the “CBCA”), as set forth in the plan of arrangement (as may be amended, modified and/or supplemented, the “Plan of Arrangement”) a copy of which is attached hereto as Schedule “A”; and

B.                                    Sherritt and the Guarantors (collectively, the “Parties”) wish to enter into this Agreement to formalize certain matters relating to the foregoing and other matters relating to the Plan of Arrangement;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises and the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.01                                                                        Definitions

All capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Plan of Arrangement.

1.02                                                                        Interpretation Not Affected by Headings

The division of this Agreement into articles, sections and schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.03                                                                        Article References

Unless reference is specifically made to some other document or instrument, all references herein to articles, sections and schedules are to articles, sections and schedules of this Agreement.

1.04                                                                        Incorporation of Schedules

The following schedules are incorporated into and form an integral part of this Agreement:

Schedule A                                   —                                   Plan of Arrangement

1.05                                                                        Extended Meanings

Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; words importing any gender shall include all genders; and words importing persons shall include individuals, partnerships, associations, bodies corporate, trusts, unincorporated organizations, governments, regulatory authorities, and other entities.

1.06                                                                        Date for any Action

In the event that any date on which any action required to be taken hereunder by any of the Parties hereto is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.07                                                                        Entire Agreement

This Agreement, together with the schedules attached hereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, among the Parties with respect to the subject matter hereof.

1.08                                                                        Governing Law

This Agreement will be governed by, interpreted and enforced in accordance with the laws of the province of Ontario and the federal laws of Canada.

ARTICLE 2
THE ARRANGEMENT

2.01                                                                        Arrangement

As soon as reasonably practicable or in accordance with the timing contemplated under the Plan of Arrangement, Sherritt shall apply to the Court pursuant to Section 192 of the CBCA for an order approving the Arrangement and in connection with such application shall:

(a)                                 forthwith file, proceed with and diligently prosecute an application for the Final Order; and

(b)                                 subject to obtaining the approvals contemplated in the Plan of Arrangement and such other conditions precedent to the implementation of the Arrangement (as set out herein and in the Plan of Arrangement), take steps necessary to submit the Arrangement to the Court and apply for the Final Order.

Subject to the fulfillment of the conditions set forth herein, the Parties shall deliver to the Director, immediately following completion and/or satisfaction of such conditions, articles of arrangement and such other documents as may be required to give effect to the Arrangement.

ARTICLE 3
COVENANTS

3.01                                                                        General Covenants

Each of the Parties covenants with the other Parties that it will:

(a)                                 do and perform all such acts and things, and execute and deliver all such agreements, assurances, notices and other documents and instruments as may reasonably be required, both prior to and following the Effective Date, to facilitate the carrying out of the intent and purposes of this Agreement;

(b)                                 use all reasonable efforts to cause each of the conditions precedent set forth in Section 5.01 which are within its control to be satisfied on or before the Effective Date; and

(c)                                  not take any action that would be knowingly contrary with the transactions contemplated by this Agreement and the Plan of Arrangement.

3.02                                                                        Additional Covenants of the Parties

Each Party further covenants and agrees that it will, as applicable:

(a)                                 submit the Arrangement to the Court and apply for the Final Order;

(b)                                 perform the obligations required to be performed by it under this Agreement, the Plan of Arrangement and do all such other acts and things as may be necessary, or within the reasonable discretion of such Party desirable, and within its power and control in order to carry out and give effect to the transactions contemplated by this Agreement, the Plan of Arrangement including (without limitation) using commercially reasonable efforts to:

(i)                                     obtain the required approvals of the Noteholders and the Final Order; and

(ii)                                  obtain such other material consents, approvals and/or waivers as are necessary for the implementation of the Arrangement;

(c)                                  upon issuance of the Final Order and subject to the conditions precedent in Article 5, forthwith proceed to file the Articles of arrangement, the Final Order and all related documents with the Director in accordance with the CBCA;

(d)                                 file such materials, together with other disclosure materials required to be filed in accordance with applicable corporate and securities laws, in a timely and expeditious manner;

(e)                                  execute the Amended and Restated Indenture, as contemplated by the Plan of Arrangement;

(f)                                   in the case of Sherritt, (i) pay (or cause to be paid) the Early Consent Cash Consideration, (ii) to the extent applicable as contemplated by the Plan of Arrangement, issue (or cause to be issued) and deliver (or cause to be delivered) the Early Consent Warrants, and (iii) issue (or cause to be issued) and deliver (or cause to be delivered) the Amended Notes, all as contemplated by the Plan of Arrangement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.01                                                                        Representations and Warranties of the Parties

Each Party represents and warrants to the other Parties as follows, and acknowledges that the other Parties are relying upon such representations and warranties:

(a)                                 such Party is an entity duly formed and validly existing under the laws of the jurisdiction where it was formed and has the power and capacity to own or lease its property and assets, to carry on its business as now conducted by it, to enter into this Agreement, and to perform its obligations hereunder;

(b)                                 in the case of Sherritt, (i) the 2018 Notes, 2020 Notes and 2022 Notes were validly issued under the Existing Indenture; and (ii) the Amended Notes, when issued and delivered in accordance with the Plan of Arrangement, will have been duly authorized and will be validly issued in accordance with the terms of the Plan of Arrangement and the Amended and Restated Indenture, provided that, for greater certainty, the amendment and restatement of the Existing Indenture and the issuance of the Amended Notes pursuant to the Amended and Restated Indenture are not intended to result in a novation or the issuance of new indebtedness of Sherritt, but rather the same indebtedness as evidenced by the Existing Notes will continue to exist, with full force and effect, in amended form, under the Amended Notes and the Amended and Restated Indenture;

(c)                                  the execution and delivery of this Agreement and all documents to be delivered pursuant hereto and the completion of the transactions contemplated hereby do not and will not, to the best of the knowledge of the officers and employees of such Party who have been involved in the discussions concerning the Plan of Arrangement:

(i)                                     result in any violation of the provisions of the charter or by-laws or similar organizational documents of such Party; and

(ii)                                  violate or conflict with any judgment, order, statute, law, ordinance, rule or regulation applicable to such Party or any of its properties or assets, except, in the case for violations or conflicts that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on such Party’s ability to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and

(d)                                 the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly approved by the board of directors or applicable governance committee of such Party and this Agreement constitutes a valid and binding obligation of such Party enforceable against it in accordance with its terms.

ARTICLE 5
CONDITIONS PRECEDENT

5.01                                                                        Mutual Conditions Precedent

The respective obligations of the Parties to complete the transactions contemplated by this Agreement shall be subject to the fulfilment or satisfaction, on or before the Effective Date, of each of the following conditions, any of which may be waived collectively by them without prejudice to their right to rely on any other condition:

(a)                                 the preliminary steps contemplated as conditions precedent to the implementation of the Plan of Arrangement as set forth in Section 3.3 of the Plan of Arrangement shall have been completed or performed, to the satisfaction of the Parties hereto;

(b)                                 the Final Order shall have been obtained in form and substance satisfactory to the Parties and shall not have been reversed or amended;

(c)                                  the conditions precedent set out in Article 4 of the Plan of Arrangement shall have been fulfilled, satisfied or waived by the parties pursuant to the terms of the Plan of Arrangement;

(d)                                 the Parties shall have taken all necessary corporate actions and proceedings in connection with, and in order to give effect to, the Plan of Arrangement;

(e)                                  no action shall have been instituted and be continuing on the Effective Date for an injunction to restrain the Arrangement;

(f)                                   all required material consents and material waivers of third parties shall have been obtained to the consummation of the Plan of Arrangement;

(g)                                  the Director shall have issued the Certificate of Arrangement; and

(h)                                 this Agreement shall not have been terminated pursuant to its terms.

ARTICLE 6
NOTICES

6.01                                                                        Notices

Any notices or communication to be made or given hereunder shall be in writing and be made or given by the person making or giving it or by any agent of such person authorized for that purpose by personal delivery, by prepaid courier delivery, by facsimile or e-mail addressed to the respective Parties as follows:

If to Sherritt or the Guarantors:

c/o Sherritt International Corporation
181 Bay Street

26th Floor, Brookfield Place
Toronto, Ontario M5J 2T3

Canada

Attention:                                         David Pathe / Ward Sellers
Facsimile:                                         (416) 924-5015

E-mail:                                                        dpathe@sherritt.com / wsellers@sherritt.com

With a required (which shall not be deemed notice) to each of:

Goodmans LLP
333 Bay Street, Suite 3400
Toronto, Ontario  M5H 2S7

Canada

Attention:	Robert J. Chadwick / Caroline Descours
Facsimile:	(416) 979-1234
E-mail:	rchadwick@goodmans.ca / cdescours@goodmans.ca

or to such other address as any Party may from time to time notify the others in accordance with this Section 6.01. In the event of any strike, lock-out or other event which interrupts postal service in any part of Canada, all notices and communications during such interruption may only be given or made by personal delivery, by facsimile or by e-mail and any notice or other communication given or made by prepaid mail within the five Business Day period immediately preceding the commencement of such interruption, unless actually received, shall be deemed not to have been given or made.  All such notices and communications so given or made shall be deemed to have been received, in the case of notice by facsimile, e-mail or by personal delivery prior to 5:00 p.m. (local time) on a Business Day, when received or if received after 5:00 p.m. (local time) on a Business Day or at any time on a non-Business Day, on the next following Business Day and, in the case of notice mailed as aforesaid, on the fifth Business Day following the date on which such notice or other communication is mailed.

ARTICLE 7
AMENDMENT

7.01                                                                        Amendments

This Agreement may, at any time and from time to time, but not later than the Effective Date, be amended in any respect whatsoever by written agreement of the Parties hereto without, subject to applicable law, further notice to or authorization on the part of their respective securityholders.

7.02                                                                        Termination

This Agreement shall be terminated if an agreement to terminate it is executed and delivered by all Parties.

ARTICLE 8
GENERAL

8.01                                                                        Binding Effect

This Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective successors and permitted assigns.

8.02                                                                        No Assignment

No Party may assign its rights or obligations under this Agreement without the consent of all of the other Parties.

8.03                                                                        Equitable Remedies

All covenants herein and opinions to be given hereunder as to enforceability in accordance with the terms of any covenant, agreement or document shall be qualified as to applicable bankruptcy and other laws affecting the enforcement of creditors’ rights generally and to the effect that specific performance, being an equitable remedy, may only be ordered at the discretion of the Court.

8.04                                                                        Severability

If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

(a)                                 the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

(b)                                 the invalidity, illegality or unenforceability of any provision or part thereof contained in this Agreement in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.

8.05                                                                        Time of Essence

Time shall be of the essence in respect of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement.

SHERRITT INTERNATIONAL CORPORATION

Per:	/s/ Ward Sellers
Name: Ward Sellers
Title: SVP, General Counsel

SHERRITT INTERNATIONAL OIL AND GAS LIMITED

Per:	/s/ Ward Sellers
Name: Ward Sellers
Title:

NICKEL METAL MARKETING INC.

Per:	/s/ Kevin Drinkwater
Name: Kevin Drinkwater
Title: President

SHERRITT INTERNATIONAL (BAHAMAS) INC.

Per:	/s/ Martin Vydra
Name: Martin Vydra
Title: SVP Metals

SHERRITT POWER (BAHAMAS) INC.

Per:	/s/ Elvin Saruk
Name: Elvin Saruk
Title:

SHERRITT INTERNATIONAL (CUBA) OIL AND GAS LIMITED

Per:	/s/ Elvin Saruk
Name: Elvin Saruk
Title:

SHERRITT UTILITIES INC.

Per:	/s/ Elvin Saruk
Name: Elvin Saruk
Title:

CANADA NORTHWEST OILS (EUROPE) B.V.

Per:	/s/ Elvin Saruk
Name: Elvin Saruk
Title: Director A

Per:	/s/ Authorized Signatory
Name: Intertrust (Netherlands) B.V.
Title: Director B

CNWL OIL (ESPANA) S.A.

Per:	/s/ Authorized Signatory
Name: Canada Northwest Oils (Europe) B.V.
Title: Director

By:	Intertrust (Netherlands) B.V.,
Its Director B

Per:	/s/ Elvin Saruk

By:	Elvin Saruk,
Its Director A

SCHEDULE A

PLAN OF ARRANGEMENT

See Appendix B.

APPENDIX D

VOTING INFORMATION AND ELECTION FORM

SEE ATTACHED

This Voting Information and Election Form requires your immediate attention. You are urged to carefully review this Voting Information and Election Form prior to completing it. Your investment advisor, stockbroker, bank manager, lawyer or other professional advisor can assist you in completing this Voting Information and Election Form.

VOTING INFORMATION AND ELECTION FORM

TO VOTE IN FAVOUR OR AGAINST THE PROPOSED PLAN OF ARRANGEMENT

AND IF VOTING IN FAVOUR BEFORE THE EARLY CONSENT DEADLINE,
TO ELECT TO RECEIVE
EARLY CONSENT CASH CONSIDERATION OR EARLY CONSENT WARRANTS OF

SHERRITT INTERNATIONAL CORPORATION

PURSUANT TO A PROPOSED PLAN OF ARRANGEMENT UNDER
THE CANADA BUSINESS CORPORATIONS ACT

Reference is made to the proposed plan of arrangement of Sherritt International Corporation (the “Corporation”) under Section 192 of the Canada Business Corporations Act (the “Arrangement”), pursuant to which the indenture dated October 10, 2014 (the “Existing Indenture”) governing the Corporation’s outstanding 8.00% senior unsecured debentures due November 15, 2018 (the “2018 Notes”), outstanding 7.50% senior unsecured debentures due September 24, 2020 (the “2020 Notes”) and outstanding 7.875% senior unsecured notes due October 11, 2022 (the “2022 Notes” and together with the 2018 Notes and 2020 Notes collectively, the “Existing Notes”) will be amended and restated (the “Amended and Restated Indenture”) and all outstanding Existing Notes will be amended and Noteholders (as defined below) will receive in exchange amended Existing Notes (the “Amended Notes”) pursuant to the Amended and Restated Indenture which will reflect an extended maturity date in respect of each series of Existing Notes by three years to November 15, 2021 (for the 2018 Notes), September 24, 2023 (for the 2020 Notes) and October 11, 2025 (for the 2022 Notes), respectively, in accordance with the terms of the Arrangement.

Each holder of Existing Notes (a “Noteholder”) as at June 15, 2016, being the record date of the Meeting (the “Record Date”), that votes in favour of the Arrangement (each, an Early Consenting Noteholder”) on or prior to 5:00 p.m. on July 19, 2016 (the “Early Consent Deadline”) will be entitled to receive on closing of the Arrangement as consideration (the “Early Consent Consideration”), at the option of the applicable Early Consenting Noteholder, either:

•                  cash consent consideration (the “Early Consent Cash Consideration”) equal to 2% of the principal amount of Existing Notes held by such Early Consenting Noteholder as at the Record Date; or

•                  warrants to acquire common shares of the Corporation (the “Early Consent Warrants”) at a rate of 73.25 warrants for each $1,000 of principal amount of Existing Notes held by such Early Consenting Noteholder as at the Record Date, subject to certain terms and conditions described in the Circular (as defined below).

The Early Consent Warrants will have a term of five years, are not expected to be listed on any exchange and shall have an exercise price of $0.74 per common share. Each one Early Consent Warrant will entitle the holder thereof to acquire one common share in the capital of the Corporation.

ONLY NOTEHOLDERS THAT VOTE IN FAVOUR OF THE ARRANGEMENT AND ELECT EARLY CONSENT CASH CONSIDERATION OR EARLY CONSENT WARRANTS AND VALIDLY DELIVER THIS VIEF PRIOR TO THE EARLY CONSENT DEADLINE WILL BE ENTITLED TO RECEIVE EARLY CONSENT CONSIDERATION ON THE DATE THE ARRANGEMENT IS IMPLEMENTED. PAYMENT OF EARLY CONSENT CONSIDERATION IS CONDITIONAL ON THE COMPLETION OF THE ARRANGEMENT.

The Corporation has called a meeting of the Noteholders to be held on July 25, 2016 (the “Meeting”), to consider, and if deemed advisable, approve the Arrangement. The Corporation has filed and delivered to Noteholders a management information circular dated June 15, 2016 with respect to the Meeting (the “Circular”) which has been filed on SEDAR at www.sedar.com. The Plan of Arrangement is attached as Appendix “B” to the Circular and the terms of the Arrangement are incorporated by reference into this Voting Information and Election Form (“VIEF”). All references to the Arrangement in this VIEF are qualified in their entirety by references to the full text and terms of the Arrangement. Capitalized terms used but not defined in this VIEF have their respective meanings set out in the Circular.

Registered Noteholders must complete Boxes 1 and 2 of this VIEF evidencing their vote by proxy, whether or not they attend the Meeting in person, and return it to: Computershare Trust Company of Canada (“Computershare”), to the attention of the Corporate Trust Officer or Associate Trust Officer, Computershare Trust Company of Canada, 100 University Ave., 11th Floor, Toronto, Ontario, M5J 2Y1 by no later than (a) the Early Consent Deadline in order to elect Early Consent Cash Consideration or Early Consent Warrants, or (b) by 10:00 a.m. (Toronto time) on July 21, 2016 (the “Proxy Cut-Off”) (being two Business Days prior to the Meeting) or, if the Meeting is adjourned or postponed, not less than 48 hours (excluding Saturday, Sundays and holidays) prior to any adjournments or postponements thereof.  Noteholders who vote in favour of the Arrangement after the Early Consent Deadline will not be entitled to receive Early Consent Consideration. The Early Consent Deadline and/or the Proxy Cut-Off for the deposit of the proxies included in this VIEF may be waived by the Corporation at its sole discretion without notice.

The Existing Notes are represented by one or more global certificates registered in the name of CDS & Co., the nominee of CDS Clearing and Depository Services Inc. (“CDS”) and are held by CDS as custodian for institutions which participate in CDS (“CDS Participants”). Non-registered Noteholders (“Beneficial Noteholders”) wishing to vote their Existing Notes and, to the extent applicable, make elections in respect of Early Consent Consideration may only do so via their respective CDS Participant, and such votes and/or elections must be made through the facilities of CDS.

This VIEF can only be validly submitted by Beneficial Noteholders’ Intermediaries, which are CDS Participants, through CDS.  Beneficial Noteholders must provide their instructions and/or deliver their completed VIEF to their Intermediary by the deadlines specified by the Intermediary in order to permit the Intermediary sufficient time in advance of the Early Consent Deadline and/or Proxy Cut-Off, as the case may be, to submit the information to CDS. It is the sole and exclusive responsibility of the Beneficial Noteholders to ensure that its instructions on voting, and any elections in respect of Early Consent Consideration, to the extent applicable, are then properly submitted by their Intermediary through the facilities of CDS on or before the deadlines set forth in this VIEF.

REGISTERED NOTEHOLDERS ARE REQUIRED TO COMPLETE THE FOLLOWING TWO BOXES,  AS APPLICABLE, IN ORDER TO PROPERLY COMPLETE THIS VOTING INFORMATION AND ELECTION FORM

BOX 1 — VOTING IN FAVOUR OF OR AGAINST THE ARRANGEMENT AND ELECTION TO RECEIVE EARLY CONSENT CASH CONSIDERATION OR EARLY CONSENT WARRANTS IF ELIGIBLE

☐                       OPTION 1 — NO ACTION TAKEN.

By checking this box, the undersigned Noteholder elects not to vote in favour of or against the Arrangement and therefore, is NOT entitled to receive Early Consent Cash Consideration or Early Consent Warrants.

☐                       OPTION 2 — VOTE IN FAVOUR OF THE ARRANGEMENT AND APPOINT DAVID V. PATHE OR DEAN CHAMBERS, BOTH OFFICERS OF THE CORPORATION, AS PROXYHOLDERS AND ELECT TO RECEIVE EARLY CONSENT CASH CONSIDERATION. To select this option, the undersigned Noteholder must validly deliver its selection prior to the Early Consent Deadline.

☐                       OPTION 3 — VOTE IN FAVOUR OF THE ARRANGEMENT AND APPOINT DAVID V. PATHE OR DEAN CHAMBERS, BOTH OFFICERS OF THE CORPORATION, AS PROXYHOLDERS AND ELECT TO RECEIVE EARLY CONSENT WARRANTS. To select this option, the undersigned Noteholder must validly deliver its selection prior to the Early Consent Deadline.

☐                       OPTION 4 — DO NOT CONSENT/VOTE AGAINST THE ARRANGEMENT.

By checking this box, the undersigned Noteholder votes against the Arrangement and therefore, is NOT entitled to receive Early Consent Cash Consideration or Early Consent Warrants.

☐                       OPTION 5 — VOTE IN FAVOUR OF THE ARRANGEMENT. Only select this option if making the selection after the Early Consent Deadline.

By checking this box, the undersigned Noteholder votes in favour of the Arrangement but does not make an election with respect to Early Consent Consideration and therefore, is NOT entitled to receive Early Consent Cash Consideration or Early Consent Warrants.

OTHER TERMS, CONDITIONS AND ACKNOWLEDGEMENTS

1.              Any election to receive Early Consent Consideration made pursuant to this VIEF is only effective if the Arrangement is duly approved by Noteholders and the Ontario Superior Court of Justice and the Arrangement is completed.

2.              The undersigned, by execution of this VIEF, hereby covenants, represents and warrants that the undersigned has full power and authority to execute and deliver this VIEF.

3.              The undersigned acknowledges that the Corporation provides no representation or advice as to the consequences, advantages or disadvantages of making an election hereunder.

4.              For greater certainty, the amendment and restatement of the Existing Indenture governing the Existing Notes and the issuance of the Amended Notes is not intended to result in the issuance of new indebtedness of the Corporation, but rather, the same indebtedness as evidenced by the Existing Notes will continue to exist, with full force and effect, in amended form.

5.              This VIEF must be signed by the registered Noteholder in the space provided in Box 2.

6.              All questions as to the validity, form, correctness, completeness and timely delivery of this VIEF may be determined by the Corporation in its sole discretion. The Corporation reserves the absolute right to reject any VIEF that it determines not to be in proper form, inaccurate or incomplete. Neither the Corporation nor any other person shall be required to give notice of any defects or irregularities in any VIEF no liability shall be incurred by any of them for failure to give such notice.

7.              The undersigned Noteholder acknowledges and agrees that the election made by a Beneficial Noteholder hereunder shall and can only be submitted to the Corporation through CDS and that it is the sole and exclusive responsibility of the Beneficial Noteholder to ensure that such election is properly submitted to CDS. The Corporation disclaims any and all liability for any failure or error in properly submitting the election of any Beneficial Noteholder in accordance with their elections made pursuant to this VIEF to the Corporation or CDS, as applicable, prior to the Early Consent Deadline or Proxy Cut-Off, as applicable.

8.              In addition to revocation in any other manner permitted by law, a Beneficial Noteholder who has given a proxy for a vote in respect of its Existing Notes and, to the extent applicable, an election in respect of the Early Consent Consideration may revoke it as follows:

(a)         if revoking a vote in favour of the Arrangement Resolution which was submitted prior to the Early Consent Deadline together with a duly completed election in respect of the Early Consent Consideration to be received, then a revocation of both the vote and the Early Consent Consideration election will be deemed to be made by instructing a Beneficial Noteholder’s Intermediary to submit new instructions to CDS, as applicable, at any time prior to the Early Consent Deadline, which the Intermediary must then deliver to CDS prior to the Early Consent Deadline.  For greater certainty, if a Noteholder elects to vote FOR the Arrangement Resolution prior to the Early Consent Deadline, it may not subsequently revoke such vote after the Early Consent Deadline has passed;

(b)         if revoking or changing a duly completed election in respect of the Early Consent Consideration, then a revocation or modification of the Early Consent Consideration election will be deemed to be made by instructing a Beneficial Noteholder’s Intermediary to submit new instructions to CDS, as applicable, at any time prior to the Early Consent Deadline, which the Intermediary must then deliver to CDS prior to the Early Consent Deadline; or

(c)          if revoking any other vote in respect of the Arrangement Resolution which was submitted and no election in respect of the Early Consent Consideration was made or available to be made, then a revocation of the vote will be deemed to be made (i) in respect of a change in vote by the Beneficial Noteholder, by instructing the Beneficial Noteholder’s Intermediary to submit new instructions to CDS, as applicable, at any time up to 10:00 am (Toronto time) on July 21, 2016, which the Intermediary must then deliver to CDS prior to such time, or (ii) in respect of a withdrawal of the vote (meaning a switch to having no vote made on its behalf and no action taken), a written statement from a Beneficial Noteholder’s Intermediary indicating the Beneficial Noteholder wishes to have its voting instructions revoked, which written statement must be received by the Indenture Trustee at any time up to 5:00 p.m. (Toronto time) on the last Business Day preceding the date of the Meeting or any adjournment or postponement thereof.

For greater certainty, the foregoing subparagraphs (a) through (c) shall not apply to Beneficial Noteholders who wish to appoint themselves or another person to attend the Meeting on their behalf (each, an “In-Person Noteholder”), and any In-Person Noteholder who wishes to effect a change or revocation of its vote or election shall contact Kingsdale Shareholder Services (“Kingsdale”), the Corporation’s proxy solicitation and information agent, at 416-867-2272 or toll-free at 1-800-749-9197 or by email at contactus@kingsdaleshareholder.com and shall complete separate documentation in accordance with the instructions provided by Kingsdale for purposes thereof.

BOX 2 — NOTEHOLDER SIGNATURE

By completing and signing the below, the undersigned registered Noteholder hereby acknowledges and confirms the elections and certifications made under this VIEF and acknowledges and agrees to the terms and conditions set forth in this VIEF.

DATED at                    this       day of                   , 2016.

(Name of Noteholder)

(Address and Telephone Number of Noteholder)

(Signature of Noteholder.  If the Noteholder is a corporation, signature of an authorized signing officer of the corporation)

(Title of authorized signing officer of the corporation, if applicable)

ELECTION AND DELIVERY INSTRUCTIONS

THIS COMPLETED AND DULY EXECUTED VIEF MUST BE DELIVERED TO THE CORPORATION OR CDS, AS APPLICABLE, BY NO LATER THAN 5:00 P.M. (TORONTO TIME) ON JULY 19, 2016 IN ORDER TO ELECT EARLY CONSENT CASH CONSIDERATION OR EARLY CONSENT WARRANTS.

IN ORDER TO SUBMIT ONLY A VOTE (WITHOUT ANY ELECTION FOR EARLY CONSENT CONSIDERATION), IT IS THE NOTEHOLDER’S SOLE AND EXCLUSIVE RESPONSIBILITY TO ENSURE IT SUBMITS THIS VIEF TO THE CORPORATION OR CDS, AS APPLICABLE, BY NO LATER THAN 10:00 A.M. (TORONTO TIME) ON JULY 21, 2016.

Any questions and requests for assistance may be directed to the
Proxy Solicitation Agent:

The Exchange Tower
130 King Street West, Suite 2950, P.O. Box 361
Toronto, Ontario
M5X 1E2
www.kingsdaleshareholder.com

North American Toll Free Phone:

1-800-749-9197

Email: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271

Toll Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: 416-867-2272

APPENDIX E

NOTICE OF APPLICATION

SEE ATTACHED

Court File No~\J- \ lo · l \ l\ Z (o-00((_ON1'AR10 SUPERIOR COURT OlF JUSTKCE COMMERCIAL lJ§T IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF 'fHE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED, AND RULE 14.05(2) OF THE RULES OF CIVIL PROCEDURE AND IN THE MATTER OF A PROPOSED ARRANGEMENT OJF SHERRITT INTERNATIONAL CORPORATION AND INVOLVING SHERRITT INTERNATIONAL OIL AND GAS LIMITED, NICKEL METAL MARKETING INC., SHERRITT INTERNATIONAL (BAHAMAS) INC., SHERRITT POWER (BAHAMAS) INC., SHERRITT INTERNATIONAL (CUBA) OIL AND GAS LIMITED, SHERRITT UTILITIES INC., CANADA NORTHWEST OILS (EUROPE) B.V., AND CNWL OIL (ESP ANA) S.A. SHERRITT INTERNATIONAL CORPORATION Applicant NOTICE OF APPLICATION TO THE RESPONDENTS: A LEGAL PROCEEDING HAS BEEN COMMENCED by the Applicant. The claim made by the Applicant appears on the following page. THIS APPLICATION will come on for a hearing before a Judge presiding over the Commercial List on a date to be set by the Court at 330 University A venue, Toronto, Ontario. IF YOU WISH TO OPPOSE THIS APPLICATION, to receive notice of any step in the application or to be served with any documents in the application, you or an Ontario lawyer acting for you must forthwith prepare a notice of appearance in Form 38A prescribed by the Rules of Civil Procedure, serve it on the Applicant's lawyer or, where the Applicant does not have a lawyer, serve it on the Applicant, and file it, with proof of service, in this court office, and you or your lawyer must appear at the hearing. IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you or your lawyer must, in addition to serving your notice of appearance, serve a copy of the evidence on the Applicant's lawyer or, where the Applicant does not have a lawyer, serve it on the Applicant, and file it, with proof of service, in the court office where the application is to be heard as soon as possible, but not later than 2 p.m. on the day before the hearing.

- 2 -IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU. IF YOU WISH TO OPPOSE THIS APPLICATION BUT ARE UNABLE TO PAY LEGAL FEES, LEGAL AID MAY BE AVAILABLE TO YOU BY CONTACTING A LOCAL LEGAL AID OFFICE. Date June 13, 2016 Issued by Loct.rrKiJiHar Registrar Address of 330 University Avenue Jtt_'-'.0/ocn-, court office Toronto, Ontario M5G 1ft? TO: COMPUTERSHARE TRUST COMPANY OF CANADA, as Indenture Trustee 100 University A venue 11th Floor, North Tower Toronto, ON M5J 2Yl TO: DELOITTE LLP, Auditors of the Applicant Chartered Professional Accountants Bay Adelaide East 22 Adelaide Street West, Suite 200 Toronto, ON M5H OA9 TO: THE DIRECTOR UNDER THE CANADA BUSINESS CORPORATIONS ACT Compliance & Policy Directorate Corporations Canada, Industry Canada 9th Floor, Jean Edmonds Tower South 365 Laurier Avenue West Ottawa, ON K1A OC8

- 3 - APPL][CA'f][ON 1. 'fHE APPLICANT MAKES AlP'lP'L][CATION FOR: a) an interim Order for advice and directions pursuant to section 192(4) of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended (the "CBCA") with respect to a proposed arrangement (the "Arrangement") of the Applicant pursuant to a Plan of Arrangement (the "Plan of Arrangement"), including authorizing the Applicant to convene a meeting of the holders of the Applicant's 8.00% senior unsecured debentures due 2018, 7.50% senior unsecured debentures due 2020 and 7.875% senior unsecured notes due 2022, to consider and vote on the Plan of Arrangement, and providing certain ancillary relief; b) an Order approving the Arrangement pursuant to sections 192(3) and 192(4) of the CBCA; and c) such further and other relief as this Court may deem just. 2. THE GROUNDS FOR THE APPLICATION ARE: a) the Applicant is a corporation governed by the CBCA; b) the Applicant wishes to effect fundamental changes m the nature of an arrangement under the provisions of the CBCA; c) all statutory requirements under the CBCA have been or will have been satisfied by the hearing of the within Application; d) all pre-conditions to the approval of the Plan of Arrangement by the Court will have been satisfied prior to the hearing of the within Application, including the directions set out in, and the noteholder approvals required pursuant to, any interim Order this Court may grant; e) it is not practicable for the Applicant to effect the Arrangement under any other provision of the CBCA;

- 4- f) the Application has been put forward in good faith and is in the best interests of the Applicant and its stakeholders; g) the Arrangement is procedurally and substantively fair and reasonable to all affected parties; h) the Applicant is not insolvent within the meaning of section 192(2) of the CBCA; i) this Notice of Application will be sent to all of those listed in this Notice of Application; j) rules 14.05(2), 14.05(3) and 38 ofthe Rules ofCivil Procedure; k) section 192 ofthe CBCA; and I) such further and other grounds as counsel may advise and this Court may permit. 3. THE FOLLOWING DOCUMENTARY EVIDENCE WILL BE USED AT THE HEARING OF THE APPLICATION: a) such interim Order as may be granted by this Court; b) an affidavit to be sworn on behalf of the Applicant, with exhibits thereto, in connection with a motion for an interim Order; c) a supplementary affidavit to be sworn on behalf of the Applicant, with exhibits thereto, reporting as to compliance with any interim Order and the results of any meeting conducted pursuant to such interim Order; and d) such further and other material as counsel may advise and this Court may permit.

- 5 - June 13, 2016 GOODMANS LLP Barristers & Solicitors 333 Bay Street, Suite 3400 Toronto, Canada M5H 2S7 Robert J. Chadwick (LSUC#: 35165K) rchadwick@goodmans.ca Caroline Descours (LSUC#: 58251A) cdescours@goodmans.ca Tel: (416) 979-2211 Fax: (416)  79-1234 Lawyers for the Applicant

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, C. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF SHERRITT INTERNATIONAL CORPORATION AND INVOLVING SHERRITT INTERNATIONAL OIL AND GAS LIMITED, NICKEL METAL MARKETING INC., SHERRITT INTERNATIONAL (BAHAMAS) INC., SHERRITT POWER (BAHAMAS) INC., SHERRITT INTERNATIONAL (CUBA) OIL AND GAS LIMITED, SHERRITT UTILITIES INC., CANADA NORTHWEST OILS (EUROPE) B.V., AND CNWL OIL (ESPANA) S.A. 6571769 ~V - I (o - \ llf l UJ -(X)CL Court File No: ONTARIO SUPERIOR COURT OF JUSTICECOMMERCIAL LIST Proceeding commenced at Toror}to NOTICE OF APPLICATION (Returnable on a date to be set by the Court) GOODMANS LLP Barristers & Solicitors 333 Bay Street, Suite 3400 Toronto, Canada MSH 2S7 Robert J. Chadwick SUC#: 35165K rchadwick@goodrnans.ca Caroline Descours LSUC#: 58251A cdescours@goodrr:tans.ca Tel: (416) 979-2211 Fax: (416) 979-1234 Lawyers for the Applicant

APPENDIX F

INTERIM ORDER

SEE ATTACHED

Court File No. CV-16-11426-00CL ONTARIO SUPERIOR COURT OF JUSTICE COMMERCIAL LIST WEDNESDAY, THE 15TH THE HONOURABLE MR. ) ) ) ---"'; "J;U.--S"' TICE NEWBOULD DAY OF JUNE, 2016 .."'--....,._..._ 'C\) ,.,..... " , , 'lN ,:THKMATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA \),.. jJffSINESS CORPORATIONS ACT, R.S.C. 1985, C. C-44, AS AMENDED, AND RULES ·'···<' 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE ' ,-''/. ',:AND INTHE MATTER OF A PROPOSED ARRANGEMENT OF SHERRITT INTERNATIONAL OIL AND GAS LIMITED, NICKEL METAL MARKETING INC., SHERRITT INTERNATIONAL (BAHAMAS) INC., SHERRITT POWER (BAHAMAS) INC., SHERRITT INTERNATIONAL (CUBA) OIL AND GAS LIMITED, SHERRITT UTILITIES INC., CANADA NORTHWEST OILS (EUROPE) B.V., AND CNWL OIL (ESPANA) S.A. - INTERNATIONAL CORPORATION AND INVOLVING SHERRITT INTERIM ORDER THIS MOTIONmade by the Applicant, Sherritt International Corporation ("Sherritt"), for an interim order for advice and directions pursuant to section 192 of the Canada Business Corporations Act , R.S.C. 1985, c. C-44, as amended, (the "CBCA") was heard this day at 330 University Avenue, Toronto, Ontario. ON READING the Notice of Motion, the Notice of Application and the affidavit of Dean Chambers sworn June 13, 2016, (the "Chambers Affidavit"), including the Plan of Arrangement (the "Plan of Arrangement"), substantially in the form attached as Appendix B to the draft management information circular of Sherritt (the "Information Circular"), which

Page 2 is attached as Exhibit A to the Chambers Affidavit, and on hearing the submissions of counsel for Sherritt, and on being advised that the Director appointed under the CBCA (the "Director") does not consider it necessary to appear. Definitions 1. THIS COURT ORDERS that all definitions used in this Interim Order shall have the meaning ascribed thereto in the Information Circular, the Plan of Arrangement or otherwise as specifically defined herein. The Meeting 2. THIS COURT ORDERS that Sherritt is permitted to call, hold and conduct a meeting (the "Meeting") of Noteholders to be held at the offices of Goodmans LLP, 333 Bay Street, Suite 3400, Toronto, Ontario on July 25, 2016 at 10:00 a.m. (Toronto time) in order for the Noteholders to consider and, if determined advisable, pass a resolution authorizing, adopting and approving, with or without variation, the Arrangement and the Plan of Arrangement (collectively, the "Arrangement Resolution"). 3. THIS COURT ORDERS that the Meeting shall be called, held and conducted in accordance with the CBCA and the notice of meeting of Noteholders which accompanies the Information Circular (the "Notice of Meeting"), subject to what may be provided hereafter and subject to further order of this Court. 4. THIS COURT ORDERS that the record date (the "Record Date") for determination ofthe Noteholders entitled to notice of, and to vote at, the Meeting shall be June 15,2016.

Page 3 THIS COURT ORDERS that the only persons entitled to attend or speak at the 5. Meeting shall be: a) the Noteholders as of the Record Date, or their respective proxyholders, and their respective legal counsel; b) the officers, directors, auditors and advisors of Sherritt; c) the Indenture Trustee and its legal counsel; d) the Director; and e) other persons who may receive the permission ofthe Chair ofthe Meeting. 6. THIS COURT ORDERS that Sherritt may transact such other business at the Meeting as is contemplated in the Information Circular, or as may otherwise be properly before the Meeting. Quorum 7. THIS COURT ORDERS that the Chair of the Meeting shall be determined by Sherritt and that the quorum at the Meeting shall be satisfied if two or more persons entitled to vote at the Meeting are present, in person or represented by proxy, at the outset of the Meeting. Amendments to the Arrangement and Plan of Arrangement THIS COURT ORDERS that Shenitt is authorized to make, subject to paragraph 9 8. below and the Noteholder Support Agreements, such amendments, modifications or supplements to the Arrangement and the Plan of Arrangement as it may determine without any additional notice to the Noteholders, or others entitled to receive notice under paragraph 12

Page 4 hereof and the Arrangement and Plan of Arrangement, as so amended, modified or supplemented shall be the Arrangement and Plan of Arrangement to be submitted to the Noteholders at the Meeting and shall be the subject of the Arrangement Resolution. Amendments, modifications or supplements may be made following the Meeting, but shall be subject to the Noteholder Support Agreements and review and, if appropriate, further direction by this Court at the hearing for the final approval of the Arrangement. THIS COURT ORDERS that, if any amendments, modifications or supplements to the 9. Arrangement or Plan of Arrangement as referred to in paragraph 8, above, would, if disclosed, reasonably be expected to affect a Noteholder's decision to vote for or against the Arrangement Resolution, notice of such amendment, modification or supplement shall be distributed, subject to further order of this Court, by press release, newspaper advertisement, prepaid ordinary mail, or by the method most reasonably practicable in the circumstances, as Sherritt may determine. Amendments to the Information Circular THIS COURT ORDERS that Sherritt IS authorized to make such amendments, 10. revisions and/or supplements to the draft Information Circular as it may determine and the Information Circular, as so amended, revised and/or supplemental, shall be the Information Circular to be distributed in accordance with paragraph 12. Adjournments and Postponements THIS COURT ORDERS that Sherritt, if it deems advisable, is specifically authorized 11. to adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of the Noteholders respecting the adjournment or postponement, and notice of any such adjournment or postponement shall be

Page 5 given by such method as Sherritt may determine is appropriate in the circumstances. This provision shall not limit the authority of the Chair of the Meeting in respect of adjournments and postponements. Notice of Meeting and Noteholder Solicitation Process THIS COURT ORDERS that, in order to effect notice of the Meeting, Sherritt shall 12. send the Information Circular (including the Notice of Meeting, the Notice of Application, this Interim Order and the voting information and election form (the "VIEF")), al1 ong with such amendments or additional documents as Sherritt may determine are necessary or desirable and are not inconsistent with the terms of this Interim Order (collectively, the "Meeting Packages"), to Kingsdale Shareholder Services (the "Solicitation Agent") for distribution to the Indenture Trustee and Noteholders, all in accordance with this Interim Order. The Solicitation Agent shall, through the use of Broadridge Investor Communication Solutions, Canada, a subsidiary of Broadridge Financial Solutions, Inc. ("Broadridge"), mail Meeting Packages to beneficial Noteholders as of the Record Date. 13. THIS COURT ORDERS that as soon as practicable after the Record Date, the Indenture Trustee shall provide Sherritt and the Solicitation Agent with a list showing the names and addresses of all persons who are participants (each, an "Intermediary") in CDSX, the clearing, settlement and depository system operated by CDS Clearing and Depository Services Inc. ("CDS") and the principal amount of Existing Notes held by each Intermediary as at the Record Date (the "Intermediaries List"). 14. THIS COURT ORDERS that, upon receipt by the Solicitation Agent of the Intermediaries List or other information identifying Intermediaries, the Solicitation Agent shall

Page 6 send a Meeting Package to CDS, whose nominee, CDS & Co. is the sole registered Noteholder of the Existing Notes and shall, through the use of CDS and Broadridge, provide sufficient copies of the Meeting Package to Intermediaries in a timely manner, in accordance with customary practices, in order to provide one Meeting Package to each beneficial Noteholder that has an account (directly or indirectly through an agent or custodian) with the Intermediaries. 15. THIS COURT ORDERS that concurrently with the mailing ofthe Meeting Packages to the Intermediaries as contemplated in paragraph 14 above, CDS shall, in accordance with the CDS Participant Rules and Procedures, deliver an electronic version of the VIEF to all Intermediaries for purposes of ensuring that all beneficial Noteholders receive access to a version of the VIEF and can instruct their Intermediary accordingly with respect to voting preferences and, to the extent applicable, elections in respect of the form of Early Consent Consideration they would like to receive, on a timely basis. 16. THIS COURT ORDERS that each Intermediary shall within three (3) Business Days of receipt of the Meeting Packages deliver to each beneficial Noteholder which has an account (directly or through an agent or custodian) with such Intermediary a Meeting Package. The Intermediary shall take any other reasonable action required to assist such beneficial Noteholder in returning to the Intermediary a completed and executed version of the VIEF or such other documentation as the Intermediary may customarily request from a beneficial Noteholder for purposes of properly obtaining their instructions with respect to the completion and submission by the Intermediary of the VIEF (or such other documentation or information required by CDS) on behalf of such beneficial Noteholder.

Page 7 17. THIS COURT ORDERS that accidental failure or omission by the Solicitation Agent, Sherritt or CDS to give notice of the meeting or to distribute the Meeting Packages to any person entitled by this Interim Order to receive notice, or any failure or omission to give such notice as a result of events beyond the reasonable control of the Solicitation Agent or Sherritt, or the non-receipt of such notice shall, subject to further order of this Court, not constitute a breach of this Interim Order nor shall it invalidate any resolution passed or proceedings taken at the Meeting. If any such failure or omission is brought to the attention of the Solicitation Agent or Sherritt, the Solicitation Agent and Sherritt shall use its best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances. 18. THIS COURT ORDERS that Sherritt is hereby authorized to make such amendments, revisions or supplements to the Meeting Packages as Sherritt may determine ("Additional Information"), and that notice of such Additional Information may, subject to paragraph 9, above, be distributed by press release, CDS bulletins, newspaper advertisement, pre-paid ordinary mail, or by the method most reasonably practicable in the circumstances, as Sherritt may determine. 19. THIS COURT ORDERS that distribution of the Meeting Packages pursuant to paragraph 14 of this Interim Order shall constitute notice of the Meeting and good and sufficient service of the within Application upon the persons described in paragraphs 14 and 15 and that those persons are bound by any orders made on the within Application. Further, no other form of service of the Meeting Packages or any portion thereof need be made, or notice given or other material served in respect of these proceedings and/or the Meeting to such persons or to any other persons, except to the extent required by paragraph 9, above.

Page 8 Voting by Proxies 20. THIS COURT ORDERS that Sherritt is authorized to use the VIEF substantially in the form of the draft attached as Appendix "D" of the Information Circular, with such amendments and additional information as Sherritt may determine are necessary or desirable. Sherritt is authorized, at its expense, to solicit proxies, directly or through its officers, directors or employees, and through the Solicitation Agent, National Bank Financial Inc. and such other agents, representatives or soliciting dealers as Sherritt may retain for that purpose, and by mail or such other forms of personal or electronic communication as it may determine. Sherritt may waive generally, in its discretion, the time limits set out in the Infonnation Circular for the deposit or revocation of proxies and elections by Noteholders, if Sherritt deems it advisable to do so. 21. THIS COURT ORDERS that in order to cast its vote at the Meeting and make an election, to the extent applicable, in respect of Early Consent Consideration (an "Ea rly Consent Consideration Election"), beneficial Noteholders must submit to their respective Intermediary at least two (2) Business Days prior to the deadlines set forth in the VIEF, or such earlier deadline as an Intermediary may advise the applicable beneficial Noteholder, a duly completed VIEF (or such other documentation as the Intermediary may customarily request from a beneficial Noteholder for purposes of properly obtaining their instructions), to permit their respective Intermediary to duly complete and submit in a timely manner through the electronic systems and facilities of CDS, the beneficial Noteholder's voting preferences and Early Consent Consideration Election, as applicable, by the Early Consent Deadline. 22. THIS COURT ORDERS that in order to cast its vote at the Meeting without making an Early Consent Consideration Election, beneficial Noteholders must submit to their

Page 9 respective Intermediary at least two (2) Business Days prior to the deadlines set forth in the VIEF, or such earlier deadline as an Intermediary may advise the applicable beneficial Noteholder, a duly completed VIEF (or such other documentation as the Intermediary may customarily request from a beneficial Noteholder for purposes of properly obtaining their instructions), to permit their respective Intermediary to duly complete and submit in a timely manner through the electronic systems and facilities of CDS, the beneficial Noteholder's voting preferences by !O:OOam on July 21, 2016 (the "Proxy Deadline"). 23. THIS COURT ORDERS that each Intermediary shall verify the beneficial Noteholders' holdings of Existing Notes indicated on the VIEFs (or other instructions) submitted by such beneficial Noteholders and shall submit the instructions and confirmation contained in such VIEFs (or other instructions) through the electronic systems and facilities of CDS as soon as practicable following receipt of such beneficial Noteholders' VIEFs (or other instructions). 24. THIS COURT ORDERS that any beneficial Noteholder that wishes to attend the Meeting in person or appoint another person as proxy (other than as contemplated by the VIEF) (each, an "In-Person Noteholder") shall be required to contact the Solicitation Agent and shall be required to complete separate documentation in accordance with the instructions provided by the Solicitation Agent for purposes thereof. 25. THIS COURT ORDERS that by no later than 10:00 a.m. (Toronto time) on the Business Day before the Meeting, the Solicitation Agent shall deliver to Sherritt a summary of all information received by the Indenture Trustee. Notwithstanding the foregoing, Sherritt shall have the discretion to accept for voting purposes any duly completed VIEF filed at the Meeting

Page 10 prior to the commencement of the Meeting and Sherritt is hereby authorized to use reasonable discretion as to the adequacy of compliance with respect to the manner in which any VIEF is completed and executed, or electronically submitted, and may waive strict compliance with the requirements in connection with the deadlines imposed in connection therewith. 26. THIS COURT ORDERS that, subject to the Noteholder Support Agreements, beneficial Noteholders shall be entitled to revoke their proxies as follows: a) ifrevoking a vote in favour of the Arrangement Resolution which was submitted prior to the Early Consent Deadline together with a duly completed Early Consent Consideration Election, then a revocation of both the vote and the Early Consent Consideration Election will be deemed to be made upon a beneficial Noteholder providing new instructions to such beneficial Noteholder's Intermediary, as applicable, at any time prior to the Early Consent Deadline, which the Intermediary must then deliver to CDS prior to the Early Consent Deadline. For greater certainty, if a Noteholder elects to vote in favour of the Arrangement Resolution prior to the Early Consent Deadline, it may not subsequently revoke such vote after the Early Consent Deadline has passed; b) if revoking or changing a duly completed Early Consent Consideration Election only, then a revocation or modification of the Early Consent Consideration Election will be deemed to be made upon a beneficial Noteholder providing new instructions to such beneficial Noteholder's Intermediary, as applicable, at any time prior to the Early Consent Deadline, which the Intermediary must then deliver to CDS prior to the Early Consent Deadline;

Page II c) if revoking any other vote in respect of the Arrangement Resolution which was submitted and with respect to which no Early Consent Consideration Election was made or available to be made, then a revocation of the vote will be deemed to be made upon (i) in respect of a change in vote by the beneficial Noteholder, abeneficial Noteholder providing new instructions to such beneficial Noteholder's Intennediary, as applicable, at any time up to the Proxy Deadline, which the Intermediary must then deliver to CDS prior to the Proxy Deadline; or (ii) in respect of a withdrawal of a vote (meaning a switch to no vote made and no action taken), a written statement from a beneficial Noteholder's Intermediary indicating the beneficial Noteholder wishes to have its voting instructions revoked, which written statement must be received by the Indenture Trustee at any time up to 5:00 p.m. (Toronto time) on the last business day preceding the date of the Meeting or any adjournment or postponement thereof; or d) in any other manner permitted by law, provided that the foregoing subparagraphs a) through c) shall not apply to In-Person Noteholders, and any In-Person Noteholder who wishes to effect a change or revocation of its vote or election shall be required to contact the Solicitation Agent and shall be required to complete separate documentation in accordance with the instructions provided by the Solicitation Agent for purposes thereof. 27. THIS COURT ORDERS that paragraphs 20 through 26 hereof, and the instructions contained in the VIEF, shall govern the submission of the VIEF.

Page 12 Voting 28. THIS COURT ORDERS that the only persons entitled to vote in person or by proxy on the Arrangement Resolution, or such other business as may be properly brought before the Meeting, shall be those beneficial Noteholders as at the Record Date. Illegible votes, spoiled votes, defective votes and abstentions in respect of any ballot(s) conduced at the Meeting shall be deemed to be votes not cast. 29. THIS COURT ORDERS that votes shall be taken at the Meeting on the basis of one vote per $1,000 of principal amount owing to a Noteholder under the Existing Notes as at the Record Date and that in order for the Plan of Arrangement to be implemented, subject to further Order of this Court, the Arrangement Resolution must be passed, with or without variation, at the Meeting by an affirmative vote of at least two-thirds (66213%) of the votes cast in respect of the Arrangement Resolution at the Meeting in person or by proxy by the Noteholders. All Existing Notes shall vote as one class in respect of the Meeting. Such votes shall be sufficient to authorize Sherritt to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan of Arrangement on a basis consistent with what is provided for in the Information Circular without the necessity of any further approval by the Noteholders, subject only to final approval of the Arrangement by this Court. 30. THIS COURT ORDERS that in respect of matters properly brought before the Meeting pertaining to items of business affecting Sherritt (other than in respect of the Arrangement Resolution), each Noteholder is entitled to one vote for each $1,000 of principal amount owing to such Noteholder under the Existing Notes as at the Record Date.

Page 13 Early Consent Deadline THIS COURT ORDERS that the deadline by which Noteholders must submit their 31. vote in favour of the Arrangement, pursuant to and subject to the terms set out in paragraphs 32 to 33 of this Order, in order to be entitled to receive the Early Consent Consideration (the "Early Consent Deadline") shall be 5:00p.m. (Toronto time) on July 19, 2016, or such later date as Sherritt may determine. Early Consent Consideration 32. THIS COURT ORDERS that in order to be entitled to receive the Early Consent Consideration, a Noteholder must (a) be a holder of the Existing Notes as of 5:00p.m. (Toronto time) on the Record Date, (b) qualify for such Early Consent Consideration in accordance with the terms of the Plan of Arrangement, and (c) submit its properly duly completed VIEF (or such other documentation as the Intermediary may customarily request from a beneficial Noteholder for purposes of properly obtaining their instructions) to its Intermediary in the manner set out in paragraph 21, with all information required therein, so that such VIEF (or other instruction) is received by the Intermediary prior to the Early Consent Deadline. THIS COURT ORDERS that a beneficial Noteholder will not be entitled to the Early 33. Consent Consideration if CDS has not received instructions in respect thereof from the beneficial Noteholder's respective Intermediary by the Early Consent Deadline. Hearing of Application for Approval of the Arrangement 34. THIS COURT ORDERS that upon approval by the Noteholders of the Plan of Arrangement in the manner set forth in this Interim Order, Sherritt may apply to this Court for final approval ofthe Arrangement.

Page 14 35. THIS COURT ORDERS that distribution of the Notice of Application and the Interim Order in the Information Circular, when sent in accordance with paragraph 12 shall constitute good and sufficient service of the Notice of Application and this Interim Order and no other form of service need be effected and no other material need be served unless a Notice of Appearance is served in accordance with paragraph 36. 36. THIS COURT ORDERS that any Notice of Appearance served in response to the Notice of Application shall be served on the solicitors for Sherritt, as soon as reasonably practicable, and, in any event, no less than three (3) days before the hearing of this Application at the following addresses: Goodmans LLP 333 Bay Street, Suite 3400 Toronto, ON M5H 2S7 Attention: Robert Chadwick and Caroline Descours Email: rchadwick@goodmans.ca I cdescours@goodmans.ca. 37. THIS COURT ORDERS that, subject to further order of this Court, the only persons entitled to appear and be heard at the hearing of the within application shall be: i) Sherritt; ii) the Director; iii) the Noteholders; iv) the Indenture Trustee; v) any person who has filed a Notice of Appearance herein in accordance with the Notice of Application, this Interim Order and the Rules of Civil Procedure; and

Page 15 vi) their respective legal counsel. THIS COURT ORDERS that any materials to be filed by Sherritt in suppmi of the 38. within Application for final approval of the Arrangement may be filed up to one day prior to the hearing of the Application without further order of this Court. THIS COURT ORDERS that in the event the within Application for final approval 39. does not proceed on the date set forth in the Notice of Application, and is adjourned, only those persons who served and filed a Notice of Appearance in accordance with paragraph 36 shall be entitled to be given notice of the adjourned date. Stay of Proceedings 40. THIS COURT ORDERS that from 12:01 a.m. (Toronto time) on the date of this Interim Order, until and including the earlier of September 15, 2016 and the Effective Date, no right, remedy or proceeding, including, without limitation, any right to terminate, accelerate, amend or declare in default any contract or agreement, at law or under contract, may be exercised, commenced or proceeded with by the Indenture Trustee or any Noteholder against or in respect of Sherritt or any of its direct or indirect subsidiaries that are guarantors in respect of the Existing Notes (the "Sherritt Parties"), or any of the present or future propetiy, assets, rights or undertakings of Sherritt Parties, or any nature in any location, whether held directly or indirectly by Sherritt Parties, by reason or as a result of: Sherritt having made an application to this Court pursuant to Section 192 of the CBCA; any of Sherritt Parties being a party to or involved in this proceeding, any ancillary proceedings or the Anangement; the provisions of this or any other Order in these proceedings or ancillary proceedings; and the Anangement or

Page 16 any of the steps, transactions or proceedings contemplated thereby or relating thereto, however or whenever taken, in each case except with the prior consent of Sherritt or leave of this Court. Precedence 41. THIS COURT ORDERS that, to the extent of any inconsistency or discrepancy between this Interim Order and the terms of any instrument creating, governing or collateral to the Existing Notes, or the articles or by-laws of Sherritt, this Interim Order shall govern. Extra-Territorial Assistance THIS COURT seeks and requests the aid and recognition of any court or any judicial, 42. regulatory or administrative body in any province of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the United States or other country to act in aid of and to assist this Honourable Court in carrying out the terms of this Interim Order. Variance 43. THIS COURT ORDERS that Sherritt shall be entitled to seek leave to vary this Interim Order upon such terms and upon the giving of such notice as this Court may direct. Service THIS COURT ORDERS that the requirement for service of the Notice of Motion is 44. hereby dispensed with and that this Motion is properly returnable today. ·:f TERED AT I INSCRIT A TORONTO JN/BOOKNO: . LEI DANS LE REGISTRE NO: JUi\ 1 5 Z016 PER/PAR: (

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, C. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE ANDIN THE MATTER OF APROPOSED ARRANGEMENTOF SHERRITT Court File No: CV-16-11426-00CL INTERNATIONAL OIL ANDGAS INTERNATIONAL CORPORATION AND LIMITED, NICKEL INVOLVING SHERRITT INTERNATIONAL METAL MARKETING INC., SHERRITT (BAHAMAS) INC., SHERRITT POWER (BAHAMAS) INC., SHERRITT INTERNATIONAL (CUBA) OIL AND GAS LIMITED, SHERRITT UTILITIES INC., CANADA NORTHWEST OILS (EUROPE) B.V., AND CNWL OIL (ESPANA) S.A. 6581360 ONTARIO SUPERIOR COURT OF JUSTICE COMMERCIAL LIST Proceeding commenced at Toronto INTERIM ORDER GOODMANSLLP Barristers & Solicitors 333 Bay Street, Suite 3400 Toronto, Canada M5H 2S7 Robert J. Chadwick LSUC#: 35165K rchadwick@goodmans.ca Caroline Descours LSUC#: 58251A cdescours@goodmans.ca Tel: (416) 979-2211 Fax: (416) 979-1234 Lawyers for the Applicant

APPENDIX G

NBF OPINIONS

SEE ATTACHED

June 10, 2016

The Board of Directors

Sherritt International Corporation
181 Bay Street, 26th Floor, Brookfield Place
Toronto, ON
M5J 2T3

Fairness Opinion

To the Board of Directors:

National Bank Financial Inc. (“NBF”, “we”, or “us”) understands that Sherritt International Corporation (“Sherritt or the “Company”) proposes to enter into a transaction to improve its capital structure and financial position (the “Extension”). We understand the Extension is proposed to be implemented pursuant to plan of arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act (the “CBCA”). Under the Extension, Sherritt will amend and restate Sherritt’s note indenture to, among other things, extend the maturity dates of Sherritt’s $720 million of outstanding senior unsecured debentures (the “Notes”) under each of Sherritt’s three series of Notes as follows:(i) the maturity date under Sherritt’s $220 million 8.00% Notes due 2018  to be extended to 2021; (ii) the maturity date under Sherritt’s $250 million 7.50% Notes due 2020 to be extended to 2023; and (iii) the maturity date under Sherritt’s $250 million 7.875% Notes due 2022 to be extended to 2025.

Under the Extension, the applicable interest rates and existing covenants for the Notes under the governing note indenture would remain unchanged. Each holder of Notes (a “Noteholder”) that votes in favour of the Extension (each a “Early Consenting Noteholder”) on or prior to a deadline to be established by the Corporation (the “Early Consent Deadline”) will be entitled to receive on closing of the Extension, at the option of the applicable Early Consenting Noteholder, either cash consent consideration equal to 2% of the principal amount of Notes held by such Early Consenting Noteholder as at the record date for voting on the Arrangement (the “Record Date”) or 73.25 warrants (“Warrants”) for each $1,000 of principal amount of Notes held by such Early Consenting Noteholder as at the Record Date. The Warrants will have a five year term at an exercise price of $0.74 per share.

NBF also understands that implementation of the Extension by way of the Arrangement remains subject to, among other things, Noteholder approval at a meeting of Noteholders to be scheduled at a later date to consider the Extension (the “Noteholder Meeting”). As of May 30, 2016, Sherritt had entered into consent and support agreements (such agreements, together with any additional consent and support agreements entered into by the Company, the “Support Agreements”) with Noteholders holding approximately 44% of the Notes. The Noteholders who have entered into the Support Agreements have, pursuant to the Support Agreements, commited to vote their securities in favour

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of the Arrangement and the Extension, subject to the terms and conditions of the Support Agreements.

We understand that the terms and conditions of the Arrangement will be summarized in an information circular (the “Information Circular”) to be prepared by Sherritt and mailed to the Noteholders in connection with the Noteholder Meeting.

Engagement of National Bank Financial Inc.

NBF was formally retained by Sherritt pursuant to an engagement agreement dated effective February 4, 2016 (the “Engagement Agreement”) to provide financial advice to the Company. Pursuant to the Engagement Agreement, Sherritt has requested that we prepare and deliver to the Board of Directors this written opinion as to the fairness, from a financial point of view, of the Extension to Sherritt (the “Fairness Opinion”).  Additionally, the Company has requested that we prepare and deliver to the Board of Directors an opinion pursuant to Industry Canada’s Policy Statement 15.1 — “Policy of the Director Concerning Arrangements Under Section 192 of the Canada Business Corporations Act” (the “CBCA Opinion” and collectively with this Fairness Opinion, the “Opinions”).

NBF will be paid a fee for rendering the Opinions and will be paid an additional fee that is contingent upon the completion of the Extension or any alternative recapitalization transaction. A substantial portion of the fees payable to NBF are contingent on the completion of the Extension. In addition, NBF is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by Sherritt in certain circumstances.

NBF understands that this Fairness Opinion and a summary thereof will be included in the Information Circular and, subject to the terms of the Engagement Agreement, NBF consents to such disclosure.

Independence of National Bank Financial Inc.

NBF is not an “insider”, “associate” or “affiliate” (as those terms are defined in the Securities Act (Ontario) of Sherritt or any of its associates or affiliates (collectively, the “Interested Parties”).

NBF has not been engaged to provide any financial advisory services, nor has it participated in any financings involving the Interested Parties within the the past two years, other than its engagement to provide the services contemplated by the Engagement Agreement and as set out below. National Bank of Canada acts as administrative agent and NBF acts as lead arranger for Sherritt’s syndicated senior secured revolving-term credit facility. In September 2014, NBF acted as dealer manager and solicitation agent for Sherritt’s offers to purchase for cash $100 million to $150 million of its outstanding 8.00% Senior Unsecured Debentures due November 2018 and $200 million to $250 million principal amount of its outstanding 7.50% Senior Unsecured Debentures due September 24, 2020, as well as for the Company’s concurrent solicitations of consent for proposed amendments to the indentures under which such debentures were issued. In October 2014, NBF acted as co-lead underwriter and joint bookrunner for the Company’s offering of $250 million principal amount of 7.875% Senior Unsecured Notes due October 11, 2022. NBF or its affiliates may, in the future, in the ordinary course of their respective businesses, perform financial advisory or investment banking or other services to Sherritt or any of its associated or affiliated entities.

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NBF acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company and, from time to time, may have executed or may execute transactions for such companies and clients from whom it received or may receive compensation. NBF, as an investment dealer, conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to Sherritt.

Credentials of NBF

NBF is a leading Canadian investment dealer whose businesses include corporate finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. This Fairness Opinion is the opinion of NBF and the form and content herein has been reviewed and approved for release by a group of managing directors of NBF, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters.

Scope of Review

In connection with rendering this Fairness Opinion, we have reviewed and relied upon, or carried out (as the case may be), among other things, the following:

a)    a draft of the plan of arrangement to implement the Extension;

b)    copies of the Support Agreements dated May 30, 2016;

c)     publicly available documents regarding Sherritt, including annual and quarterly reports, financial statements, annual information forms, management information circulars, prospectuses, and other filings deemed relevant;

d)    certain non-public documents regarding Sherritt, including operational and financial information relating to the business, operations and financial condition of the Company;

e)     internal management forecasts, projections, estimates and budgets prepared or provided by or on behalf of manangement of the Company;

f)     known, feasible alternative transactions to the Extension;

g)     trading statistics and related financial information in respect of Sherritt and other selected public companies considered by NBF to be relevant;

h)    public information with respect to selected precedent transactions we considered relevant;

i)      commodity prices and the impact of various commodity pricing assumptions on the business, prospects and financial forecast of the Company;

j)     discussions with senior management of the Company relating to potential realizations in a liquidation;

k)    various reports published by equity research analysts, industry sources and credit rating agencies regarding Sherritt and other public companies considered by NBF to be relevant;

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l)      discussions with senior management of the Company relating to the Company’s current business, forecasts, plan, financial condition and prospects;

m)   discussions with the legal counsel to the Board of Directors of Sherritt;

n)    representations contained in the certificate, addressed to NBF and dated the date hereof, from the Chief Executive Officer and Chief Financial Officer of the Company as to the completeness and accuracy of the information upon which this Fairness Opinion is based and certain other matters; and

o)    other information, analysis, investigations and discussions we considered necessary or appropriate in the circumstances.

NBF has not, to the best of its knowledge, been denied access by Sherritt to any information under the control of Sherritt  that has been requested by NBF.

Assumptions and Limitations

With the Board of Directors’ approval and as provided for in the Engagement Agreement, we have relied upon the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions, representations and other material obtained by us from public sources, or provided to us, either directly or indirectly, orally or in writing, by or on behalf of Sherritt or any of its affiliates or any of its or their agents or representatives in connection with NBF’s engagement (collectively, the “Information”). Our Fairness Opinion is conditional upon the completeness, accuracy and fair presentation of the Information. We have not been requested to, nor, subject to the exercise of professional judgment, have we attempted to verify independently the completeness, accuracy or fair presentation of the Information.

NBF has not been engaged to provide and has not provided: (i) an opinion as to the relative fairness of the Extension among and between Sherritt shareholders and Noteholders; (ii) a formal valuation or appraisal of Sherritt or any or its securities or assets; (iii) an opinion concerning the future trading price of any securities of Sherritt following completion of the Extension; or (iv) a recommendation to any Sherritt shareholder or Noteholder as to whether or not such shareholder’s shares or such Noteholder’s Notes respectively should be held or sold or whether the voting rights of such Noteholder with respect to its Notes should be voted for or against the Extension; and this Fairness Opinion should not be construed as such. This Fairness Opinion is not intended to be and does not constitute a recommendation to the Board of Directors as to whether it should approve the Arrangement.

Senior officers of Sherritt have separately represented to NBF in a certificate delivered as of the date hereof, among other things, that (i) the Information provided to NBF, either directly or indirectly, orally or in writing by, or on behalf of Sherritt or any of its affiliates or any of its or their agents or representatives in connection with the Extension, was, at the date the Information was provided to NBF and is as of the date hereof, complete, true and correct in all material respects, and did not and does not contain a misrepresentation (as defined in the Securities Act (Ontario)); and (ii) since the dates on which the Information was provided to NBF, except as disclosed to NBF, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Sherritt, which would reasonably be expected to have a material effect on this Fairness Opinion.

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With respect to any forecasts, projections, estimates and/or budgets provided to NBF and used in its analyses, NBF notes that projecting future results of any company is inherently subject to uncertainty.  NBF has assumed, however, that such forecasts,  projections, estimates and/or budgets (i) were prepared using the assumptions identified therein; (ii) reflect commercially reasonable estimates and judgments of management of Sherritt; (iii) reasonably represent the views of management of Sherritt of the financial prospects and forecasted performance regarding the Company, the assets of the Company, the Extension and the Assumption; and (iv) are not, in the reasonable belief of management of Sherritt, misleading in any material respect in light of the assumptions used therefor.

NBF has assumed that, in all respects material to its analysis, the Extension will be implemented in substantially the form of the draft plan of arrangement provided to us. NBF has also assumed that all material approvals and consents required in connection with the consummation of the Extension will be obtained and that, in connection with obtaining any necessary approvals and consents, no limitations, restrictions or conditions will be imposed that would have a material adverse effect on Sherritt. We have also assumed that the Extension will be completed substantially in accordance with its terms and all applicable laws and the Information Circular will disclose all material facts related to the Extension and will satisfy all applicable legal requirements.

We have also assumed that the Support Agreements that have been or will be entered into by the Noteholders are substantially in the form of the signed agreements provided to us, that all of the representations and warranties contained or to be contained in the Support Agreements will be correct as of the date hereof and that the Noteholders who enter into the Support Agreements will vote in favour of the Extension.

We are not legal, tax or accounting experts and we express no opinion concerning any legal, tax or accounting matters concerning the Arrangement and have relied upon, without independent verification, the assessment by Sherritt and its legal and tax advisors with respect to such matters.

This Fairness Opinion is rendered as at the date hereof and on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of Sherritt as they are reflected in the Information and as they were represented to us in our discussions with the management of Sherritt. In our analyses and in connection with the preparation of our Fairness Opinion, we made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of NBF and any party involved in the Extension.  This Fairness Opinion is provided to the Board of Directors for its use only and may not be relied upon by any other person and may not be referred to, summarized, circulated, publicized or reproduced or disclosed to or used or relied upon by any party without the express written consent of NBF. NBF disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Fairness Opinion which may come or be brought to the attention of NBF after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting this Fairness Opinion after the date hereof, NBF reserves the right to change, modify or withdraw this Fairness Opinion.

NBF believes that its financial analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying this Fairness Opinion. The preparation of a fairness opinion is complex and is not necessarily susceptible to partial analysis or summary

6

description and any attempt to carry out such could lead to undue emphasis on any particular factor or analysis.

Approach to Fairness

For the purposes of this Fairness Opinion, we considered that the Extension would be fair, from a financial point of view, to Sherritt if the transaction:

•              provides the Company with a more appropriate capital structure, by reducing the total amount of debt maturing in the near-term;

•              reduces the risk that the Company’s cash flow from operations and available liquidity would be insufficient to provide adequate funds to finance the operating and capital expenditures necessary to execute its operating strategy and service its debt;

•              provides Sherritt with an enhanced opportunity to regain access to capital to execute its business plan should such capital be available to it in an improved commodity price environment; and

•              based on these criteria, is better than other known, feasible alternatives.

Approach to Fairness - Analysis

In preparing this Fairness Opinion, we have relied upon the discussions, documents and materials referred to under “Scope of Review”, reviewed with Sherritt’s management the alternatives reasonably available to the Company, and considered the following matters:

•              in the event the Company has insufficient liquidity to continue to operate the business or the Company is unable to service its debt and refinance its debt as it matures, a likely result, in the absence of implementing the Extension, is an insolvency process which would be expected to have a negative impact on the overall enterprise value of the Company;

•              the Extension would extend the existing Note maturities by three years, thereby eliminating any Note maturities prior to 2021;

•              the Company has the opportunity, at this time, to effect an Extension with the approval of certain Noteholders in accordance with applicable law; and

•              NBF and the Company are not aware of any feasible alternative transactions that are better than the Extension.

Conclusion

Based upon and subject to the foregoing and such other matters as NBF considered relevant, NBF is of the opinion, as of the date hereof, that the Extension, if implemented, is fair from a financial point of view to the Company.

Yours very truly,

NATIONAL BANK FINANCIAL INC.

June 10, 2016

The Board of Directors

Sherritt International Corporation
181 Bay Street, 26th Floor, Brookfield Place
Toronto, ON
M5J 2T3

CBCA Opinion

To the Board of Directors:

National Bank Financial Inc. (“NBF”, “we”, or “us”) understands that Sherritt International Corporation (“Sherritt or the “Company”) proposes to enter into a transaction to improve its capital structure and financial position (the “Extension”). We understand the Extension is proposed to be implemented pursuant to a plan of arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act (the “CBCA”). Under the Extension, Sherritt will amend and restate Sherritt’s note indenture to, among other things, extend the maturity dates of Sherritt’s $720 million of outstanding senior unsecured debentures (the “Notes”) under each of Sherritt’s three series of Notes as follows:(i) the maturity date under Sherritt’s $220 million 8.00% Notes due 2018  to be extended to 2021; (ii) the maturity date under Sherritt’s $250 million 7.50% Notes due 2020 to be extended to 2023; and (iii) the maturity date under Sherritt’s $250 million 7.875% Notes due 2022 to be extended to 2025.

Under the Extension, the applicable interest rates and existing covenants for the Notes under the governing note indenture would remain unchanged. Each holder of Notes (a “Noteholder”) that votes in favour of the Extension (each a “Early Consenting Noteholder”) on or prior to a deadline to be established by the Corporation (the “Early Consent Deadline”) will be entitled to receive on closing of the Extension, at the option of the applicable Early Consenting Noteholder, either cash consent consideration equal to 2% of the principal amount of Notes held by such Early Consenting Noteholder as at the record date for voting on the Arrangement (the “Record Date”) or 73.25 warrants (“Warrants”) for each $1,000 of principal amount of Notes held by such Early Consenting Noteholder as at the Record Date. The Warrants will have a five year term at an exercise price of $0.74 per share.

NBF also understands that implementation of the Extension by way of the Arrangement remains subject to, among other things, Noteholder approval at a meeting of Noteholders to be scheduled at a later date to consider the Extension (the “Noteholder Meeting”). As of May 30, 2016, Sherritt had entered into consent and support agreements (the “Support Agreements”) with Noteholders holding approximately 44% of the Notes. The Noteholders who have entered into the Support Agreements have, pursuant to the Support Agreements, commited to vote their securities in favour of the Arrangement and the Extension, subject to the terms and conditions of the Support Agreements.

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We understand that the terms and conditions of the Arrangement will be summarized in an information circular (the “Information Circular”) to be prepared by Sherritt and mailed to the Noteholders in connection with the Noteholder Meeting.

Engagement of National Bank Financial Inc.

NBF was formally retained by Sherritt pursuant to an engagement agreement dated effective February 4, 2016 (the “Engagement Agreement”) to provide financial advice to the Company. Pursuant to the Engagement Agreement, Sherritt has requested that we prepare and deliver to the Board of Directors this written opinion pursuant to Industry Canada’s Policy Statement 15.1 — “Policy of the Director Concerning Arrangements Under Section 192 of the Canada Business Corporations Act” (the “CBCA Opinion”). Additionally, the Company has requested that we prepare and deliver to the Board of Directors an opinion as to the fairness, from a financial point of view, of the Extension to Sherritt (the “Fairness Opinion” and collectively with this CBCA Opinion, the “Opinions”).

NBF will be paid a fee for rendering the Opinions and will be paid an additional fee that is contingent upon the completion of the Extension or any alternative recapitalization transaction. A substantial portion of the fees payable to NBF are contingent on the completion of the Extension. In addition, NBF is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by Sherritt in certain circumstances.

NBF understands that this CBCA Opinion and a summary thereof will be included in the Information Circular and, subject to the terms of the Engagement Agreement, NBF consents to such disclosure.

Independence of National Bank Financial Inc.

NBF is not an “insider”, “associate” or “affiliate” (as those terms are defined in the Securities Act (Ontario) of Sherritt or any of its associates or affiliates (collectively, the “Interested Parties”).

NBF has not been engaged to provide any financial advisory services, nor has it participated in any financings involving the Interested Parties within the the past two years, other than its engagement to provide the services contemplated by the Engagement Agreement and as set out below. National Bank of Canada acts as administrative agent and NBF acts as lead arranger for Sherritt’s syndicated senior secured revolving-term credit facility. In September 2014, NBF acted as dealer manager and solicitation agent for Sherritt’s offers to purchase for cash $100 million to $150 million of its outstanding 8.00% Senior Unsecured Debentures due November 2018 and $200 million to $250 million principal amount of its outstanding 7.50% Senior Unsecured Debentures due September 24, 2020, as well as for the Company’s concurrent solicitations of consent for proposed amendments to the indentures under which such debentures were issued. In October 2014, NBF acted as co-lead underwriter and joint bookrunner for the Company’s offering of $250 million principal amount of 7.875% Senior Unsecured Notes due October 11, 2022. NBF or its affiliates may, in the future, in the ordinary course of their respective businesses, perform financial advisory or investment banking or other services to Sherritt or any of its associated or affiliated entities.

NBF acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company and, from time to time, may have executed or may execute transactions for such companies and clients from whom

3

it received or may receive compensation. NBF, as an investment dealer, conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to Sherritt.

Credentials of NBF

NBF is a leading Canadian investment dealer whose businesses include corporate finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. This CBCA Opinion is the opinion of NBF and the form and content herein has been reviewed and approved for release by a group of managing directors of NBF, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters.

Scope of Review

In connection with rendering this CBCA Opinion, we have reviewed and relied upon, or carried out (as the case may be), among other things, the following:

a)             a draft of the plan of arrangement to implement the Extension;

b)             copies of the Support Agreements dated May 30, 2016;

c)              publicly available documents regarding Sherritt, including annual and quarterly reports, financial statements, annual information forms, management information circulars, prospectuses, and other filings deemed relevant;

d)             certain non-public documents regarding Sherritt, including operational and financial information relating to the business, operations and financial condition of the Company;

e)              internal management forecasts, projections, estimates and budgets prepared or provided by or on behalf of management of the Company;

f)               known, feasible alternative transactions to the Extension;

g)              trading statistics and related financial information in respect of Sherritt and other selected public companies considered by NBF to be relevant;

h)             public information with respect to selected precedent transactions we considered relevant;

i)                 commodity prices and the impact of various commodity pricing assumptions on the business, prospects and financial forecast of the Company;

j)                discussions with senior management of the Company relating to potential realizations in a liquidation;

k)             various reports published by equity research analysts, industry sources and credit rating agencies regarding Sherritt and other public companies considered by NBF to be relevant;

l)                 discussions with senior management of the Company relating to the Company’s current business, forecasts, plan, financial condition and prospects;

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m)         discussions with the legal counsel to the Board of Directors of Sherritt;

n)             representations contained in the certificate, addressed to NBF and dated the date hereof, from the Chief Executive Officer and Chief Financial Officer of the Company as to the completeness and accuracy of the information upon which this CBCA Opinion is based and certain other matters; and

o)             other information, analysis, investigations and discussions we considered necessary or appropriate in the circumstances.

NBF has not, to the best of its knowledge, been denied access by Sherritt to any information under the control of Sherritt that has been requested by NBF.

Assumptions and Limitations

With the Board of Directors’ approval and as provided for in the Engagement Agreement, we have relied upon the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions, representations and other material obtained by us from public sources, or provided to us by Sherritt and its subsidiaries (as defined in National Instrument 45-106 Prospectus and Registration Exemptions) or any of its respective representatives in connection with NBF’s engagement (collectively, the “Information”). Our CBCA Opinion is conditional upon the completeness, accuracy and fair presentation of the Information. We have not been requested to, nor, subject to the exercise of professional judgment, have we attempted to verify independently the completeness, accuracy or fair presentation of the Information.

NBF has not been engaged to provide and has not provided: (i) an opinion as to the relative fairness of the Extension among and between Sherritt shareholders and Noteholders; (ii) a formal valuation or appraisal of Sherritt or any or its securities or assets; (iii) an opinion concerning the future trading price of any securities of Sherritt following completion of the Extension; or (iv) a recommendation to any Sherritt shareholder or Noteholder as to whether or not such shareholder’s shares or such Noteholder’s Notes respectively should be held or sold or whether the voting rights of such Noteholder with respect to its Notes should be voted for or against the Extension; and this CBCA Opinion should not be construed as such. This CBCA Opinion is not intended to be and does not constitute a recommendation to the Board of Directors as to whether it should approve the Arrangement.

Senior officers of Sherritt have separately represented to NBF in a certificate delivered as of the date hereof, among other things, that (i) the Information provided to NBF, either directly or indirectly, orally or in writing by, or on behalf of Sherritt or any of its affiliates or any of its or their agents or representatives in connection with the Extension, was, at the date the Information was provided to NBF and is as of the date hereof, complete, true and correct in all material respects, and did not and does not contain a misrepresentation (as defined in the Securities Act (Ontario)); and (ii) since the dates on which the Information was provided to NBF, except as disclosed to NBF, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Sherritt, which would reasonably be expected to have a material effect on this CBCA Opinion.

With respect to any forecasts, projections, estimates and/or budgets provided to NBF and used in its analyses, NBF notes that projecting future results of any company is inherently subject to

5

uncertainty.  NBF has assumed, however, that such forecasts,  projections, estimates and/or budgets (i) were prepared using the assumptions identified therein; (ii) reflect commercially reasonable estimates and judgments of management of Sherritt; (iii) reasonably represent the views of management of Sherritt of the financial prospects and forecasted performance regarding the Company, the assets of the Company, the Extension and the Assumption; and (iv) are not, in the reasonable belief of management of Sherritt, misleading in any material respect in light of the assumptions used therefor.

NBF has assumed that, in all respects material to its analysis, the Extension will be implemented in substantially the form of the draft plan of arrangement provided to us. NBF has also assumed that all material approvals and consents required in connection with the consummation of the Extension will be obtained and that, in connection with obtaining any necessary approvals and consents, no limitations, restrictions or conditions will be imposed that would have a material adverse effect on Sherritt. We have also assumed that the Extension will be completed substantially in accordance with its terms and all applicable laws and the Information Circular will disclose all material facts related to the Extension and will satisfy all applicable legal requirements.

We have also assumed that the Support Agreements that have been or will be entered into by the Noteholders are substantially in the form of the signed agreements provided to us, that all of the representations and warranties contained or to be contained in the Support Agreements will be correct as of the date hereof and that the Noteholders who enter into the Support Agreements will vote in favour of the Extension.

NBF has also assumed that a liquidation of Sherritt in an insolvency process would, for a number of reasons outlined in the “Analysis” section below, have a material negative impact on value of the Company and its business.

We are not legal, tax or accounting experts and we express no opinion concerning any legal, tax or accounting matters concerning the Arrangement and have relied upon, without independent verification, the assessment by Sherritt and its legal and tax advisors with respect to such matters.

This CBCA Opinion is rendered as at the date hereof and on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of Sherritt as they are reflected in the Information and as they were represented to us in our discussions with the management of Sherritt. In our analyses and in connection with the preparation of our CBCA Opinion, we made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of NBF and any party involved in the Extension.  This CBCA Opinion is provided to the Board of Directors for their use only and may not be relied upon by any other person and may not be referred to, summarized, circulated, publicized or reproduced or disclosed to or used or relied upon by any party without the express written consent of NBF. NBF disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this CBCA Opinion which may come or be brought to the attention of NBF after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting this CBCA Opinion after the date hereof, NBF reserves the right to change, modify or withdraw this CBCA Opinion.

NBF believes that its financial analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses together,

6

could create a misleading view of the process underlying this CBCA Opinion. The preparation of a fairness opinion is complex and is not necessarily susceptible to partial analysis or summary description and any attempt to carry out such could lead to undue emphasis on any particular factor or analysis.

Terms of Reference

Industry Canada’s Policy Statement 15.1 — “Policy of the Director Concerning Arrangements Under Section 192 of the Canada Business Corporations Act” recommends that corporations seeking to implement a plan of arrangement purusant to Section 192 of the CBCA that contemplates the compromise of debt obtain an opinion as to whether “each class of security holders would be in a better financial position under that arrangement than if the corporation were liquidated”.

For the purposes of this CBCA Opinion, NBF considered that the Noteholders and Sherritt’s shareholders would each be in a better financial position under the Extension than if the Company were liquidated if the estimated aggregate value of the securities to be held by the Noteholders and the Sherritt shareholders, respectively, upon implementation of the Extension exceeds the estimated aggregate value that such holders would receive if the Company were liquidated, respectively.

Analysis

In preparing this CBCA Opinion, we have relied upon the discussions, documents and materials referred to under “Scope of Review”, reviewed with Sherritt’s management the alternatives reasonably available to the Company, and considered the following matters:

•                                          in a liquidation process, prospective buyers will be aware that the vendor is compelled to sell the assets. This may have a negative impact on the value realized;

•                                          a liquidation process is likely to have a negative impact on the value of the Company’s business as customers, suppliers and employees react to protect their interests;

•                                          a liquidation process would give rise to significant incremental costs as new, senior secured “debtor in possession” financing would be required to replace lost trade credit and fund the operations during the process. Additional legal and financial advisory costs would be incurred to implement the liquidation and engage in the associated legal proceedings. These costs would be recovered out of sale proceeds that would otherwise be available to the Noteholders and Sherritt’s shareholders;

•                                          the current weak conditions in the nickel industry and geographic concentration of assets in Cuba would likely reduce the field of prospective bidders and constrain the bidding of participants in a liquidation process;

•                                          generally, in a liquidation process, holders of common equity recover nothing; and

•                                          the Extension would significantly reduce the total amount of debt maturing in the near-term and would reduce the risk that the Company’s cash flow from operations and available liquidity would be insufficient to provide adequate funds to finance the operating and capital expenditures necessary to execute its operating strategy and service its debt. Post-Extension, the Company has the opportunity to generate incremental value by operating as a going concern and by benefiting from any recovery in the nickel industry.

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Conclusion

Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the Noteholders and the Sherritt shareholders would each be in a better financial position, respectively, under the Extension than if the Company were liquidated, as in each case, the estimated aggregate value of the securities to be held by the Noteholders and the Sherritt shareholders, respectively, upon implementation of the Extension would exceed the estimated aggregate value that such Noteholders and the Sherritt shareholders would receive in a liquidation, respectively.

Yours very truly,

NATIONAL BANK FINANCIAL INC.

APPENDIX H

TERMS OF AMENDED NOTES

This description of Amended Notes is intended to be a useful overview of the material provisions of the Amended Notes and the Amended and Restated Indenture. Since this is only a summary, it does not contain all of the details that will be found in the full text of, and is qualified in its entirety by the provisions of, the Amended Notes and the Amended and Restated Indenture. You may request copies of the Amended Notes and the Amended and Restated Indenture, which will contain a complete description of the obligations of the Corporation and the Guarantors and your rights, at our address at 181 Bay Street, 26th Floor, Brookfield Place, Toronto, Ontario, M5J 2T3.

You will find the definitions of capitalized terms used in this description under the heading “—Certain Definitions.” For purposes of this description, references to “the Corporation,” “we,” “our” and “us” refer only to Sherritt International Corporation and not to its Subsidiaries. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Amended and Restated Indenture. References to “$” are to Canadian dollars. The Amended Notes will be denominated in Canadian dollars, and all payments on the Amended Notes will be made in Canadian dollars.

The Holder of an Amended Note will be treated as such Amended Note’s owner for all purposes. Only Holders will have rights under the Amended and Restated Indenture.

General

The Amended Notes:

•                  will be initially issued in an aggregate principal amount of $720.0 million, consisting of:

•                  $220 million of Amended 2021 Notes;

•                  $250 million of Amended 2023 Notes; and

•                  $250 million of Amended 2025 Notes.

•                  will mature on the following dates:

•                  November 15, 2021 (for the Amended 2021 Notes);

•                  September 24, 2023 (for the Amended 2023 Notes); and

•                  October 11, 2025 (for the Amended 2025 Notes).

•                  will be unconditionally Guaranteed on a senior unsecured basis by each of the Corporation’s Wholly-Owned Restricted Subsidiaries that are not Immaterial Subsidiaries. See “— Amended Note Guarantees”;

•                  will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof; and

•                  will be represented by one or more registered Amended Notes in global form, but in certain circumstances may be represented by Amended Notes in certificated form. See “Book-Entry, Settlement and Clearance.”

Interest on the Amended Notes will:

•                  accrue at the following rates:

•                  8.00% per annum (for the Amended 2021 Notes);

•                  7.50% per annum (for the Amended 2023 Notes); and

•                  7.875% per annum (for the Amended 2025 Notes).

•                  accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•                  be payable in cash semi-annually in arrears on (i) April 11 and October 11 of each year with respect to the Amended 2025 Notes, (ii) March 24 and September 24 of each year with respect to the Amended 2023 Notes, and (iii) May 15 and November 15 each year with respect to the Amended 2021 Notes;

•                  be payable to the Holders of record at the close of business on the 15th day immediately preceding the related interest payment dates; and

•                  be computed on the basis of a 365-day or 366-day year, as applicable.

For purposes of the Interest Act (Canada), the yearly rate of interest to which interest calculated under an Amended Note for any period in any calendar year (the “Calculation Period”) is equivalent to the rate payable under the Amended Note in respect of the Calculation Period multiplied by a fraction the numerator of which is the actual number of days in such calendar year and the denominator of which is the actual number of days in the Calculation Period. The principle of deemed reinvestment of interest does not apply to any interest calculation under the Amended Notes or Amended and Restated Indenture. The rates of interest stipulated in the Amended Notes and the Amended and Restated Indenture are intended to be nominal rates and not effective rates or yields.

Ranking

The Amended Notes

•                  will be senior unsecured obligations of the Corporation;

•                  will rank equally in right of payment with any existing and future senior unsecured Indebtedness of the Corporation;

•                  will be senior in right of payment to any future Subordinated Obligations of the Corporation;

•                  will be effectively subordinated to any existing and future Secured Indebtedness of the Corporation to the extent of the value of the assets securing such Indebtedness; and

•                  will be structurally subordinated to all liabilities of any Subsidiary of the Corporation that is not a Guarantor, including the liabilities of the Unrestricted Subsidiaries and the Non-Guarantors, and the liabilities of any Joint Venture in which the Corporation has an interest.

Each Amended Note Guarantee of a Guarantor:

•                  will be a senior unsecured obligation of such Guarantor;

•                  will rank equally in right of payment with any existing and future senior unsecured Indebtedness of such Guarantor;

•                  will be senior in right of payment to any future Guarantor Subordinated Obligations of such Guarantor; and

•                  will be effectively subordinated to any existing and future Secured Indebtedness of such Guarantor to the extent of the value of the assets of such Guarantor securing such Indebtedness.

Although the Amended and Restated Indenture will limit the amount of Indebtedness that the Corporation and its Restricted Subsidiaries may incur, such Indebtedness may be substantial, and a significant portion of such Indebtedness may be secured or structurally senior to the Amended Notes and the Amended Note Guarantees.

In the event of bankruptcy, insolvency, receivership, liquidation, reorganization or other winding up of the Corporation or the Guarantors or upon a default in payment with respect to, or the acceleration of, any Secured Indebtedness, the assets of the Corporation and the Guarantors that secure such Secured Indebtedness will be available to pay obligations on the Amended Notes and the Amended Note Guarantees only after all Secured Indebtedness has been repaid in full from such assets.

Amended Note Guarantees

The obligations of the Corporation under the Amended and Restated Indenture and the Amended Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of the Corporation’s current and future Wholly-Owned Restricted Subsidiaries that are not Immaterial Subsidiaries (to the extent permitted by local law in the case of subsidiaries organized in jurisdictions other than Canada and the United States). See “—Certain Covenants—Future Guarantors.”

The Amended and Restated Indenture will provide that each Amended Note Guarantee by a Guarantor will be automatically and unconditionally released and discharged upon:

(a)                                 any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, amalgamation, arrangement, consolidation, winding up or otherwise) of (i) all or substantially all of the assets of such Guarantor or (ii) the Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary of the Corporation, which sale, assignment, transfer, conveyance, exchange or other disposition in each case does not violate the provisions of the Amended and Restated Indenture described under “—Repurchase at the Option of Holders—Asset Dispositions” and “—Certain Covenants—Merger and Consolidation” (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of the Amended and Restated Indenture needs to be applied in accordance therewith at such time);

(b)                                 the proper designation of any Guarantor as an Unrestricted Subsidiary; or

(c)                                  the Corporation’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance” or the discharge of the Corporation’s obligations under the Amended and Restated Indenture in accordance with the terms of the Amended and Restated Indenture.

The Amended and Restated Indenture will provide that an Amended Note Guarantee by a Guarantor may, at the option of the Corporation, be unconditionally released and discharged upon such Guarantor becoming an Immaterial Subsidiary.

The Corporation shall be required to deliver to the Indenture Trustee an Officer’s Certificate and Opinion of Counsel each stating that all conditions precedent provided for in the Amended and Restated Indenture relating to such transaction and/or release have been satisfied.

Payments on the Amended Notes; Paying Agent and Registrar

The Corporation will pay, or cause to be paid, the principal of, premium, if any, and interest on the Amended Notes at the office or agency designated by the Corporation. The Corporation has initially designated the Indenture Trustee to act as its paying agent (the “Paying Agent”) and registrar (the “Registrar”) at its corporate trust office. The

Corporation may, however, change the Paying Agent or Registrar without prior notice to the Holders, and the Corporation or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

The Corporation will pay principal of, premium, if any, and interest on, Amended Notes in global form registered in the name of or held by CDS or its nominee in immediately available funds to CDS or its nominee, as the case may be, as the registered Holder of such global Amended Note.

Payment of Additional Amounts

All amounts paid or credited by the Corporation under or with respect to the Amended Notes will be made net of any withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of the government of Canada, any province or territory of Canada or any political subdivision or any authority or agency therein or thereof having power to tax, or any jurisdiction in which the Corporation is organized, resident, or doing business for tax purposes, or from or through which the Corporation (or its agents) makes any payment on the Amended Notes, or any taxing authority thereof, and the Corporation will not be required to pay any additional amounts to Holders in respect of any Taxes to the extent that such Taxes at any time become payable.

All payments made by or on behalf of any Guarantor (each such payor, a “Payor”) under or with respect to any Amended Note Guarantee will be made free and clear of and without withholding or deduction for or on account of, any present or future Taxes, imposed or levied by or on behalf of any jurisdiction in which such Guarantor is organized, carrying on business in for tax purposes, or is resident for tax purposes or any jurisdiction from or through which payment is made (including the jurisdiction of any paying agent) (each, a “Relevant Taxing Jurisdiction”), unless such Payor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If any Payor is so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to any Amended Note Guarantee, such Payor will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by a Holder or beneficial owner of Amended Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder or beneficial owner of Amended Notes would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to any Taxes payable by virtue of:

(a)           the applicable Payor not dealing at arm’s length (within the meaning of the Tax Act) with such Holder or beneficial owner at the time of the payment;

(b)           such Holder or beneficial owner being either (i) a “specified non-resident shareholder” of the Corporation or a relevant Guarantor or (ii) a non-resident person who does not deal at arm’s length with a specified shareholder of the Corporation or a Guarantor, in each case for purposes of subsection 18(5) of the Tax Act;

(c)           any connection between such Holder or beneficial owner of Amended Notes and the Relevant Taxing Jurisdiction other than a connection resulting from the mere acquisition, ownership, holding or disposition of, or the enforcement of rights under or the receipt of payments in respect of, any Amended Notes or Amended Note Guarantees or beneficial interests therein;

(d)           such Holder or beneficial owner failing to duly and timely comply (where such Holder or beneficial owner is legally eligible to do so) with a timely request of the Corporation to comply with information, documentation, certification or other evidentiary requirements concerning such Holder’s or beneficial owner’s nationality, residence, entitlement to treaty benefits, identity or connection with the Relevant Taxing Jurisdiction, if and to the extent that due and timely compliance with such request would have resulted in the reduction or elimination of any Taxes as to which Additional Amounts would have otherwise been payable to such Holder or beneficial owner of Amended Notes but for this clause (d), and provided that the Corporation provides written notice of such requirement to the applicable Holder or beneficial owner at least 30 days prior to the date of the payment in respect of which Additional Amounts would be payable;

(e)           such Holder or beneficial owner being a fiduciary, a partnership or not the beneficial owner of any payment on an Amended Note, if and to the extent that, as a result of an applicable tax treaty, no Additional Amounts would have been payable had the beneficiary, partner or beneficial owner owned the Amended Note directly (but only if there is no material cost or expense associated with transferring such Amended Note to such beneficiary, partner or beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or beneficial owner);

(f)            such Tax being an estate inheritance, gift, sales, transfer or personal property Tax or any similar Tax with respect to an Amended Note; or

(g)           any combination of the foregoing clauses (a) to (f).

(Any Taxes, other than Taxes described in the foregoing clauses (a) to (g), being “Indemnified Taxes”.)

The applicable Payor will make any required withholding or deduction and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. Upon request, the Corporation will provide the Indenture Trustee with official receipts or other documentation evidencing the payment of the Taxes with respect to which Additional Amounts are paid. Each Guarantor will indemnify and hold harmless each Holder and beneficial owner for the amount of (A) any Indemnified Taxes not withheld or deducted by such Guarantor and levied or imposed and paid by such Holder or beneficial owner as a result of payments made under or with respect to the Guarantees, (B) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (C) any Indemnified Taxes imposed with respect to any reimbursement under clauses (a) or (b) above.

If a Payor is or will become obligated to pay Additional Amounts under or with respect to any payment made on an Amended Note Guarantee, then at least 30 days prior to the date of such payment (or, if such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, promptly after the date that the obligation to pay Additional Amounts arises), such Payor will deliver to the Indenture Trustee an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay such Additional Amounts to Holders on the relevant payment date.

Whenever in the Amended and Restated Indenture there is mentioned in any context:

(1)           the payment of principal;

(2)           redemption prices or purchase prices in connection with a redemption or purchase of Amended Notes;

(3)           interest; or

(4)           any other amount payable on or with respect to any of the Amended Notes or any Amended Note Guarantee;

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The obligations described under this heading will survive any termination, defeasance or discharge of the Amended and Restated Indenture and any transfer by an applicable Holder or beneficial owner of its Amended Notes to another applicable Holder or beneficial owner, and will apply, mutatis mutandis, to any jurisdiction in which any successor to the Corporation or any Guarantor is incorporated, engaged in business for tax purposes or resident for tax purposes, or any jurisdiction from or through which such successor makes any payment on an Amended Note Guarantee and, in each case, any department or political subdivision thereof or therein.

Transfer and Exchange

A Holder may transfer or exchange Amended Notes in accordance with the Amended and Restated Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and such other documents as may be reasonably requested by it documenting the identity and/or signatures of the transferor and the transferee. No service charge will be imposed by the Corporation, the Indenture Trustee or the Registrar for any registration of transfer or exchange of Amended Notes, but the Corporation may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Amended and Restated Indenture except to the extent any such tax or fee is to be reimbursed by the Corporation or Guarantor as an Indemnified Tax. The Corporation is not required to transfer or exchange any Amended Note selected for redemption. Also, the Corporation is not required to transfer or exchange any Amended Note for a period of 15 days before the day of mailing of a notice of redemption of Amended Notes to be redeemed.

The registered Holder of an Amended Note will be treated as the owner of it for all purposes.

Optional Redemption

Except as described under this heading and under the heading “—Repurchase at the Option of Holders—Change of Control—Stub Redemption,” the Amended 2025 Notes are not redeemable until October 11, 2021. On and after October 11, 2021, the Corporation may redeem the Amended Notes, in whole or in part, on one or more occasions, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of principal amount of the Amended 2025 Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Amended 2025 Notes, if any, to (but excluding) the applicable date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date), if redeemed during the 12-month period beginning on October 11 of each of the years indicated below:

Year	Percentage
2021	103.938%
2022	101.969%
2023 and thereafter	100.00%

Prior to October 11, 2021, the Corporation may on any one or more occasions, upon not less than 30 nor more than 60 days’ notice, redeem up to 35% of the original aggregate principal amount of the Amended 2025 Notes (calculated after giving effect to any issuance of Additional Notes of the same Series) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to 107.875% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to (but excluding) the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date); provided that

(1)                                 at least 65% of the original aggregate principal amount of the Amended 2025 Notes (calculated after giving effect to any issuance of Additional Notes of the same Series) remains outstanding after each such redemption; and

(2)                                 such redemption occurs within 120 days after the closing of such Equity Offering.

In addition, at any time prior to October 11, 2021, the Corporation may redeem the Amended 2025 Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed to each Holder of the Amended 2025 Notes or otherwise in accordance with the procedures of CDS at a redemption price equal to the greater of (i) the Canada Yield Price and (ii) 101% of the aggregate principal amount of the Amended 2025 Notes, plus accrued and unpaid interest, if any, to (but excluding) the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date).

The Amended 2023 Notes are redeemable at the option of the Corporation in whole or in part at any time and from time to time. The redemption price for any Amended 2023 Notes redeemed by the Corporation prior to September 24, 2022 shall be an amount equal to the greater of (i) the Canada Yield Price, and (ii) 100% of the aggregate principal amount of the Amended 2023 Notes being redeemed, together in each case with accrued and unpaid interest to the date fixed for redemption. Less than all of the Amended 2023  Notes may be redeemed in accordance with the Amended and Restated Indenture. The redemption price for any Amended 2023 Notes redeemed by the Corporation on or after September 24, 2022 shall be an amount equal to 100% of the aggregate principal amount of the Amended 2023 Notes being redeemed, together with accrued and unpaid interest to the date fixed for redemption.

The Amended 2021 Notes are redeemable at the option of the Corporation in whole or in part at any time and from time to time. The redemption price for any Amended 2021 Notes redeemed by the Corporation prior to November 15, 2020 shall be an amount equal to the greater of (i) the Canada Yield Price, and (ii) 100% of the aggregate principal amount of the Amended 2021 Notes being redeemed, together in each case with accrued and unpaid interest to the date fixed for redemption. Less than all of the Amended 2021 Notes may be redeemed in accordance with the Amended and Restated Indenture. The redemption price for any Amended 2021 Notes redeemed by the Corporation on or after November 15, 2020 shall be an amount equal to 100% of the aggregate principal amount of the Amended 2021 Notes being redeemed, together with accrued and unpaid interest to the date fixed for redemption.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Amended Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Amended Notes will be subject to redemption by the Corporation.

In the case of any partial redemption, selection of the Amended Notes for redemption will be made in compliance with the requirements of the principal national securities exchange, if any, on which the Amended Notes are listed or, if the Amended Notes are not listed but are in global form, then by lot or otherwise in accordance with the procedures of CDS or, if the Amended Notes are not listed and not in global form on a pro rata basis, by lot or by such other method as the Indenture Trustee in its sole discretion will deem to be fair and appropriate, although no Amended Note of $1,000 in original principal amount or less will be redeemed in part. If any Amended Note is to be redeemed in part only, the notice of redemption relating to such Amended Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Amended Note.

Any redemption notice may, at the Corporation’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction.

Mandatory Redemption; Open Market Purchases

The Corporation is not required to make any mandatory redemption or sinking fund payments with respect to the Amended Notes. However, under certain circumstances, the Corporation may be required to offer to purchase the Amended Notes as described under the heading “—Repurchase at the Option of Holders.”

The Corporation may acquire Amended Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws and regulations, including, without limitation, Canadian Securities Legislation, so long as such acquisition does not otherwise violate the terms of the Amended and Restated Indenture.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless the Corporation has given notice to redeem all of the outstanding Amended Notes as described under “—Optional Redemption,” the Corporation will, within 30 days following such Change of Control, make an offer to purchase all of the outstanding Notes (a “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of such outstanding Amended Notes plus accrued and unpaid interest, if any, to (but excluding) the date of purchase (the “Change of Control Payment”) (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to the date of purchase).

The Corporation will mail a notice of such Change of Control Offer to each Holder or otherwise give notice in accordance with the applicable procedures of CDS, with a copy to the Indenture Trustee, stating:

(1)                                 that a Change of Control Offer is being made and that all Series of Amended Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the

Corporation at a purchase price in cash equal to 101% of the principal amount of such Amended Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on an interest payment date);

(2)                                 the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3)                                 the procedures determined by the Corporation, consistent with the Amended and Restated Indenture, that a Holder must follow in order to have its Amended Notes repurchased.

On the Change of Control Payment Date, the Corporation will, to the extent lawful:

(1)                                 accept for payment all Amended Notes or portions of Amended Notes (of $1,000 or integral multiples of $1,000 in excess thereof) validly tendered and not validly withdrawn pursuant to the Change of Control Offer;

(2)                                 deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Amended Notes or portions of Amended Notes so accepted for payment; and

(3)                                 deliver or cause to be delivered to the Indenture Trustee for cancellation the Amended Notes so accepted for payment together with an Officer’s Certificate to the Indenture Trustee stating the aggregate principal amount of Amended Notes or portions of Amended Notes being purchased by the Corporation in accordance with the terms of this covenant.

The Paying Agent will promptly pay to each Holder of Amended Notes so accepted for payment the Change of Control Payment for such Amended Notes, and the Indenture Trustee, upon receipt of an authentication order from the Corporation will promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new Amended Note equal in principal amount to any unpurchased portion of the Amended Notes surrendered, if any; provided that each such new Amended Note will be in a principal amount of $1,000 or integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name the Amended Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Amended Notes are tendered pursuant to the Change of Control Offer.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Amended and Restated Indenture are applicable. Except as described above with respect to a Change of Control, the Amended and Restated Indenture will not contain provisions that permit the Holders to require that the Corporation repurchase or redeem the Amended Notes in the event of a takeover, recapitalization or similar transaction.

The Corporation’s Credit Facilities contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Disposition, or repurchases of the Amended Notes upon a Change of Control or Asset Disposition, or events of default relating thereto. The exercise by the Holders of their right to require the Corporation to repurchase the Amended Notes upon a Change of Control or an Asset Disposition could cause a default under these other agreements, even if the Change of Control or Asset Disposition itself does not, due to the prohibition under these other agreements of such repurchases or the financial effect of such repurchases on the Corporation. In such circumstances, the Corporation could seek the consent of their other lenders to such consequences of a purchase of Amended Notes or could attempt to refinance such other borrowings. If the Corporation does not obtain a consent or repay those borrowings, any failure by the Corporation to purchase tendered notes would constitute an Event of Default under the Amended and Restated Indenture which could, in turn, constitute a default under the other Indebtedness. Finally, the Corporation’s ability to pay cash to the Holders upon a repurchase may be limited by the Corporation’s then existing financial resources.

The Corporation will not be required to make a Change of Control Offer upon a Change of Control if a third party makes an offer to purchase all of the outstanding Amended Notes in the manner, at the times and otherwise in compliance with the requirements set forth in the Amended and Restated Indenture applicable to a Change of Control Offer, and such third party purchases all Amended Notes validly tendered and not validly withdrawn pursuant to such offer to purchase.

The Corporation will comply with all applicable securities laws and regulations, including, without limitation, Canadian Securities Legislation and any other securities laws or regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Amended Notes pursuant to a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of the Amended and Restated Indenture, the Corporation will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Amended and Restated Indenture by virtue of the conflict.

The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Corporation and its Restricted Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of the Corporation and its Restricted Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Corporation to make a Change of Control Offer. Certain provisions under the Amended and Restated Indenture relating to the Corporation’s obligation to make a Change of Control Offer may be waived or modified with the written consent of the Holders of a majority in principal amount of the Amended Notes.

Stub Redemption

In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Series of Amended Notes accept a Change of Control Offer and the Corporation purchases all of the Amended Notes of such Series held by such Holders, within 90 days of such purchase, the Corporation will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice, to redeem all of the Amended Notes of such Series that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Amended Notes of such Series to (but excluding) the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Asset Dispositions

The Corporation will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Disposition unless:

(1)                                 the Corporation or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition; and

(2)                                 at least 75% of the consideration from such Asset Disposition received by the Corporation or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

For the purposes of clause (2) above and for no other purpose, the following will be deemed to be cash:

(a)                                 any liabilities (as shown on the Corporation’s or such Restricted Subsidiary’s most recent balance sheet) of the Corporation or any of its Restricted Subsidiaries (other than

Subordinated Obligations or Guarantor Subordinated Obligations) that are assumed by the transferee of any such assets and from which the Corporation and all such Restricted Subsidiaries have been validly released by all creditors in writing;

(b)                                 any Designated Non-Cash Consideration received by the Corporation or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (b) and clause (2) of the second last paragraph of this section that is at that time outstanding, not to exceed the greater of (x) $50 million and (y) 1.0% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(c)                                  any securities, notes or other obligations received by the Corporation or any of its Restricted Subsidiaries from the transferee that are converted by the Corporation or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Disposition; and

(d)                                 any Additional Assets.

Within 360 days from the later of the date of such Asset Disposition or the receipt by the Corporation or such Restricted Subsidiary, as the case may be, of Net Available Cash from such Asset Disposition, the Corporation or such Restricted Subsidiary, as the case may be, may apply, at its option, an amount equal to 100% of the Net Available Cash from such Asset Disposition as follows:

(i)                                     to repay (and if such Secured Indebtedness is revolving credit facility Indebtedness, to permanently reduce commitments with respect thereto) Secured Indebtedness of the Corporation (other than any Disqualified Stock or Subordinated Obligations) or Secured Indebtedness of a Restricted Subsidiary of the Corporation (other than any Disqualified Stock or Guarantor Subordinated Obligations) or Indebtedness of a Non-Guarantor Restricted Subsidiary, in each case other than Indebtedness owed to the Corporation or a Restricted Subsidiary of the Corporation;

(ii)                                  to repay other Indebtedness of the Corporation (other than any Disqualified Stock or Subordinated Obligations) or other Indebtedness of a Restricted Subsidiary of the Corporation (other than any Disqualified Stock or Guarantor Subordinated Obligations), in each case other than Indebtedness owed to the Corporation or a Restricted Subsidiary of the Corporation; provided that the Corporation shall equally and ratably reduce obligations under the Amended Notes as provided under “—Optional Redemption,” through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Amended Notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but excluding) the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to the date of purchase);

(iii)                               to invest in Additional Assets or make capital expenditures that are used or useful in a Similar Business; or

(iv)                              a combination of reductions and investments permitted by the foregoing clauses (i) through (iii);

provided that pending the final application of any such Net Available Cash in accordance with clause (i), (ii), (iii) or (iv) above, the Corporation and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Amended and Restated Indenture; provided, further, that in the case of clause (iii), a binding commitment to invest in Additional Assets or to make capital expenditures that are used or useful in a Similar Business shall be treated as a permitted application of the Net Available Cash on the date of such commitment so long as the Corporation or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 135 days of such commitment (an “Acceptable Commitment”), it being understood that if an Acceptable Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied pursuant thereto, then such Net Available Cash shall constitute Excess Proceeds (as defined herein) until such Net Available Cash is applied or invested as provided in this paragraph.

Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds”. On the 361st day after an Asset Disposition, or earlier at the Corporation’s option, if the aggregate amount of Excess Proceeds exceeds $40.0 million, the Corporation will be required to make an offer (“Asset Disposition Offer”) to all Holders and, to the extent required by the terms of outstanding Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of Amended Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but excluding) the date of purchase (subject to the right of Holders of record on a record date to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in the Amended and Restated Indenture or the agreements governing the Pari Passu Indebtedness, as applicable. The Corporation shall commence an Asset Disposition Offer with respect to Excess Proceeds by mailing (or otherwise communicating in accordance with the procedures of CDS) the notice required pursuant to the terms of the Amended and Restated Indenture, with a copy to the Indenture Trustee.

To the extent that the aggregate amount of Amended Notes and Pari Passu Indebtedness validly tendered and not validly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Corporation or the applicable Restricted Subsidiary may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Amended and Restated Indenture. If the aggregate principal amount of Amended Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by holders thereof or lenders thereunder, collectively, exceeds the amount of Excess Proceeds, the Amended Notes to be repurchased shall be selected in compliance with the requirements of the principal national securities exchange, if any, on which the Amended Notes are listed or, if the Amended Notes are not listed but are in global form, then by lot or otherwise in accordance with the procedures of CDS or, if the Amended Notes are not listed and not in global form on a pro rata basis, by lot or by such other method as the Indenture Trustee in its sole discretion will deem to be fair and appropriate, and the Corporation shall select Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Amended Notes and Pari Passu Indebtedness. Upon completion of such Asset Disposition Offer, regardless of the amount of Excess Proceeds used to purchase Amended Notes or other Pari Passu Indebtedness pursuant to such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Corporation will apply all Excess Proceeds to the purchase of the aggregate principal amount of Amended Notes and, if applicable, Pari Passu Indebtedness (on a pro rata basis, if applicable) required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount of Amended Notes (and, if applicable, Pari Passu Indebtedness) has been so validly tendered and not validly withdrawn, all Amended Notes and Pari Passu Indebtedness validly tendered and not validly withdrawn in response to the Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, the Corporation will, to the extent lawful, accept for payment, by lot or on a pro rata basis, as applicable, the Asset Disposition Offer Amount of Amended Notes and Pari Passu Indebtedness or portions thereof validly tendered and not validly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not validly withdrawn, all Amended Notes and Pari Passu Indebtedness so tendered and not withdrawn, in the case of the Amended Notes in integral multiples of $1,000; provided that if, following repurchase of a portion of an Amended Note, the remaining principal amount of such Amended Note outstanding immediately after such repurchase would be less than $1,000, then the portion of such Amended Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $1,000. The Corporation will deliver, or cause to be delivered, to the Indenture Trustee the Amended Notes so accepted and an Officer’s Certificate stating the aggregate principal amount of Amended Notes or portions thereof so accepted and that such Amended Notes or portions thereof were accepted for payment by the Corporation in accordance with the terms of this covenant. In addition, the Corporation will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Indebtedness. The Paying Agent or the Corporation, as the case may be, will promptly, but in no event later than five Business Days after termination of the Asset Disposition Offer Period, mail or deliver to each tendering Holder or holder or lender of Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Amended Notes or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Corporation for purchase, and, if less than all of the Amended Notes tendered are purchased pursuant to the Asset Disposition Offer, the Corporation will promptly issue a new Amended Note, and the Indenture Trustee, upon delivery of an authentication order from the Corporation, will authenticate and mail or deliver (or cause to be transferred by book-entry) such new Amended Note to such Holder (it being understood that, notwithstanding anything in the Amended and Restated Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate will be required for the Indenture Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Amended Note surrendered; provided that each such new Amended Note will be in a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof. In addition, the Corporation will take any and all other actions required by the agreements governing the Pari Passu Indebtedness. Any Amended Note not so accepted will be promptly mailed or delivered by the Corporation to the Holder thereof. The Corporation will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

The Corporation will comply with all applicable securities laws and regulations, including, without limitation, Canadian Securities Legislation and any other securities laws or regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Amended Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of the Amended and Restated Indenture, the Corporation will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Amended and Restated Indenture by virtue of any conflict.

The Corporation will not permit any Sherritt Ambatovy Subsidiary to, (a) sell, transfer or otherwise dispose of (excluding any issuance of Capital Stock which is governed by clause (b) below) Capital Stock of an Ambatovy Entity (other than directors’ qualifying shares and shares issued to foreign nationals as required by law) or (b) issue any Capital Stock of a Sherritt Ambatovy Subsidiary (other than an issuance of Capital Stock to the Corporation or a Restricted Subsidiary and other than directors’ qualifying shares and shares issued to foreign nationals as required by law) having a Fair Market Value in excess of $25.0 million unless:

(1)                                 such Sherritt Ambatovy Subsidiary receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such disposition or issuance) of the Capital Stock disposed or issued, and

(2)                                 at least 75% of the consideration received by such Sherritt Ambatovy Subsidiary is in the form of cash or Cash Equivalents.

To the extent the Net Available Cash from a sale, transfer, disposition or issuance described in the preceding paragraph is received by the Corporation or a Restricted Subsidiary, by way of a dividend, distribution or payment of principal or interest from a Sherritt Ambatovy Subsidiary, and not reinvested in the Ambatovy Project, within 360 days of the receipt of such Net Available Cash, the Corporation or such Restricted Subsidiary shall apply at its option an amount equal to 100% of such Net Available Cash received by the Corporation or such Restricted Subsidiary, and not reinvested in the Ambatovy Project, in compliance with the second or third paragraph of this covenant.

For purposes of clause (2) of the second preceding paragraph and for no other purpose, the following will be deemed to be cash:

(1)                                 any liabilities (as shown on the Corporation’s or such Restricted Subsidiary’s or Sherritt Ambatovy Subsidiary’s most recent balance sheet) of the Corporation or any of its Restricted

Subsidiaries or any Sherritt Ambatovy Subsidiary (other than Subordinated Obligations or Guarantor Subordinated Obligations) that are assumed by the transferee of any such Capital Stock and from which the Corporation and all such Restricted Subsidiaries and Ambatovy Subsidiaries have been validly released by all creditors in writing;

(2)                                 any Designated Non-Cash Consideration received by the Corporation, any of its Restricted Subsidiaries or any Sherritt Ambatovy Subsidiary in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (2), and clause 2(b) of the first paragraph under the heading “—Asset Dispositions”, that is at that time outstanding, not to exceed the greater of (x) $50 million and (y) 1.0% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(3)                                 any securities, notes or other obligations received by the Corporation or any of its Restricted Subsidiaries or any Sherritt Ambatovy Subsidiary from the transferee that are converted by the Corporation, such Restricted Subsidiary or such Sherritt Ambatovy Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Disposition or issuance; and

(4)                                 any commitment by the transferee to fund the future capital requirements of the Ambatovy Project which relieves the Corporation, its Restricted Subsidiaries’ and the Sherritt Ambatovy Subsidiaries’ obligation to fund in an amount equal to the budgeted capital contribution requirements otherwise allocated to the Corporation, its Restricted Subsidiaries and the Sherritt Ambatovy Subsidiaries.

In addition to the foregoing, if an Ambatovy Entity (other than a Sherritt Ambatovy Subsidiary) completes any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, other disposition, or a series of related sales, leases, transfers, or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary or Joint Venture (other than directors’ qualifying shares and shares issued to foreign nationals as required by law), property or other assets, that, in each case, would otherwise constitute an Asset Disposition if effected by the Corporation or a Restricted Subsidiary, and cash proceeds of such disposition are distributed to the investors in the Ambatovy Joint Venture, then the amount of such cash proceeds received by the Corporation, a Restricted Subsidiary or a Sherritt Ambatovy Subsidiary will, after deduction of all amounts applied to repay Indebtedness under the APIL Loans and the CFA Loans, be deemed to be Net Available Cash hereunder (received on the day distributed to the Corporation, a Restricted Subsidiary or a Sherritt Ambatovy Subsidiary) and will be applied in accordance with the third and fourth paragraphs of this covenant.

The Corporation’s obligation to make an Asset Disposition Offer to the Holders of any Series following an Asset Disposition that has been consummated may be waived or modified after the occurrence of such Asset Disposition with the written consent of Holders of such Series by way of Extraordinary Resolution.

Certain Covenants

Effectiveness of Covenants

Following the first day:

(a)                                 the Amended Notes have an Investment Grade Rating from one or more of the Rating Agencies; and

(b)                                 no Default or Event of Default has occurred and is continuing under the Amended and Restated Indenture,

the Corporation and its Restricted Subsidiaries will not be subject to the provisions of the Amended and Restated Indenture summarized under the following headings:

•                  “—Repurchase at the Option of Holders—Asset Dispositions,”

•                  “—Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock,”

•                  “—Limitation on Restricted Payments,”

•                  “—Limitation on Restrictions on Distributions from Restricted Subsidiaries,” and

•                  “—Limitation on Affiliate Transactions”

(collectively, the “Suspended Covenants”). If at any time the Amended Notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of the Amended and Restated Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Amended and Restated Indenture), unless and until the Amended Notes subsequently attain an Investment Grade Rating and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Amended Notes maintain an Investment Grade Rating and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Amended and Restated Indenture, the Amended Notes or the Amended Note Guarantees with respect to the Suspended Covenants based on, and none of the Corporation or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period.”

On the Reinstatement Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred pursuant to the first paragraph of “—Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or one of the clauses set forth in the second paragraph of “—Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be incurred pursuant to the first or second paragraph of “—Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified under clause (3) of the second paragraph of “—Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock”. On the Reinstatement Date, any contract, agreement, loan, advance or Guarantee with, or for the benefit of, any Affiliate of the Corporation entered into during the Suspension Period will be deemed to have been in effect as of the Issue Date for purposes of clause (6) of the second paragraph of “— Limitation on Affiliate Transactions”. Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.”

During any period when the Suspended Covenants are suspended, the Board of Directors of the Corporation may not designate any of the Corporation’s Subsidiaries as Unrestricted Subsidiaries pursuant to the Amended and Restated Indenture.

There can be no assurance that the Amended Notes will ever achieve or maintain an Investment Grade Rating.

The Corporation will provide the Indenture Trustee and the Holders with prompt written notice of any suspension of the Suspended Covenants or the subsequent reinstatement of such Suspended Covenants.

Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Corporation and the Guarantors may incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio for the Corporation and its Restricted Subsidiaries is at least 2.00 to 1.00.

The first paragraph of this covenant will not prohibit the incurrence of the following Indebtedness:

(1)                                 Indebtedness of the Corporation or any Restricted Subsidiary incurred under a Debt Facility and the issuance and creation of letters of credit, bankers’ acceptances, performance or surety bonds and other similar instruments thereunder (with any such undrawn instruments and reimbursement obligations relating to any payables that are satisfied within 30 days being deemed not to be Indebtedness, and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate amount not to exceed the greater of (x) $200 million and (y) 4% of Total Assets at the time of such incurrence;

(2)                                 Indebtedness represented by the Amended Notes (including any Amended Note Guarantee) (other than any Additional Notes);

(3)                                 Indebtedness of the Corporation and any of its Restricted Subsidiaries in existence on the Issue Date (including without limitation the Ambatovy Guarantee and the CFA Loans, but excluding Indebtedness described in clauses (1), (2), (4), (5), (7), (9), (10) and (11) of this paragraph);

(4)                                 Guarantees by (a) the Corporation or Guarantors of Indebtedness permitted to be incurred by the Corporation or a Guarantor in accordance with the provisions of the Amended and Restated Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Amended Notes or the Amended Note Guarantee, as the case may be, and (b) Non-Guarantors of Indebtedness incurred by Non-Guarantors in accordance with the provisions of the Amended and Restated Indenture;

(5)                                 Indebtedness of the Corporation owing to and held by any of its Restricted Subsidiaries or Indebtedness of a Restricted Subsidiary of the Corporation owing to and held by the Corporation or any other Restricted Subsidiary of the Corporation; provided, however, that:

(a)                                 if the Corporation is the obligor on Indebtedness owing to a Non-Guarantor, such Indebtedness is expressly subordinated in right of payment to all Obligations with respect to the Amended Notes;

(b)                                 if a Guarantor is the obligor on such Indebtedness and a Non-Guarantor is the obligee, such Indebtedness is expressly subordinated in right of payment to the Amended Note Guarantee of such Guarantor; and

(c)                                  (i)            any subsequent issuance or transfer (other than Permitted Liens until the assets subject thereto have been foreclosed upon) of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Corporation or any of its Restricted Subsidiaries; and

(ii)                                  any sale or other transfer (other than Permitted Liens until the assets subject thereto have been foreclosed upon) of any such Indebtedness to a Person other than the Corporation or any of its Restricted Subsidiaries, shall be deemed, in each case under this clause (5)(c), to constitute an incurrence of such Indebtedness by the Corporation or such Restricted Subsidiary, as the case may be;

(6)                                 Indebtedness of (x) any Person incurred and outstanding on the date on which such Person became a Restricted Subsidiary of the Corporation or was acquired by, or merged into or amalgamated, arranged or consolidated with, the Corporation or any of its Restricted Subsidiaries or (y) such Persons or the Corporation or any of its Restricted Subsidiaries incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary of the Corporation or was otherwise acquired by, or merged into or amalgamated, arranged or consolidated with the Corporation or any of its Restricted Subsidiaries or (B) otherwise in connection with, or in contemplation of, such acquisition, merger, amalgamation, arrangement or consolidation; provided, however, in each case set forth in clause (x) or (y), that at the time such Person is acquired, merged, amalgamated, arranged or consolidated or such Indebtedness was incurred, either:

(a)                                 the Corporation would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to such transaction or series of related transactions and the incurrence of such Indebtedness pursuant to this clause (6); or

(b)                                 the Consolidated Coverage Ratio of the Corporation and its Restricted Subsidiaries would have been higher than such ratio immediately prior to such acquisition, merger, amalgamation, arrangement or consolidation, after giving effect to such transaction or series of related transactions and the incurrence of such Indebtedness pursuant to this clause (6);

(7)                                 Indebtedness under Hedging Obligations that are not incurred for speculative purposes;

(8)                                 Indebtedness (including Capitalized Lease Obligations) of the Corporation or any of its Restricted Subsidiaries incurred to finance the purchase, design, lease, construction, repair, replacement or improvement of any property (real or personal), plant or equipment used or to be used in a Similar Business through the direct or indirect purchase of such property, plant or equipment, provided such Indebtedness is incurred within 365 days of the construction, acquisition or improvement of such property, plant or equipment, and any Indebtedness of the Corporation or any of its Restricted Subsidiaries that serves to refund or refinance any Indebtedness incurred pursuant to this clause (8), in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (8) then outstanding, will not exceed the greater of (x) $125.0 million and (y) 2.50% of Total Assets, at any time outstanding;

(9)                                 Indebtedness incurred by the Corporation or any of its Restricted Subsidiaries in respect of (a) workers’ compensation claims, health, disability or other employee benefits; (b) self-insurance obligations or property, casualty, liability or other insurance; and (c) statutory, appeal, completion, export, import, customs, revenue, performance, bid, surety, reclamation, remediation and similar bonds and completion guarantees (not for borrowed money) provided in the ordinary course of business;

(10)                          Indebtedness arising from agreements of the Corporation or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of the Corporation or any business, assets or Capital Stock of any of its Restricted Subsidiaries, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition; provided that:

(a)                                 the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value) actually received by the Corporation and its Restricted Subsidiaries in connection with such disposition; and

(b)                                 such Indebtedness is not reflected as indebtedness on the balance sheet of the Corporation or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (10));

(11)                          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(12)                          Indebtedness in the form of letters of credit, and reimbursement obligations relating to letters of credit that are satisfied within 30 days of being drawn;

(13)                          the incurrence or issuance by the Corporation or any of its Restricted Subsidiaries of Refinancing Indebtedness that serves (or will serve) to extend, renew, replace, defease, discharge, retire for value, refund or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant or clauses (2), (3), (6), (19) or (20) of this second paragraph of this covenant or this clause (13), or any Indebtedness issued to so extend, renew, replace, defease, discharge, retire for value, refund or refinance such Indebtedness, including additional Indebtedness incurred to pay premiums (including reasonable, as determined in good faith by Senior Management, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith;

(14)                          Indebtedness of the Corporation or any of its Restricted Subsidiaries consisting of the financing of insurance premiums incurred in the ordinary course of business;

(15)                          Indebtedness of the Corporation or any of its Restricted Subsidiaries consisting of take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;

(16)                          Non-Recourse Debt;

(17)                          Indebtedness of the Corporation, to the extent the net proceeds thereof are promptly (a) used to purchase the Amended Notes tendered in connection with a Change of Control Offer or (b) deposited to defease or discharge the Amended Notes as described under “Defeasance” or “Satisfaction and Discharge”;

(18)                          Indebtedness of the Corporation or any of its Restricted Subsidiaries in respect of Cash Management Agreements entered into in the ordinary course of business;

(19)                          Indebtedness of the Corporation or any of its Restricted Subsidiaries with respect to Guarantees of Indebtedness of Unrestricted Subsidiaries and Joint Ventures, in an aggregate principal amount under this clause (19) at any one time outstanding not to exceed the greater of (x) $150 million and (y) 3.0% of Total Assets; and

(20)                          in addition to the items referred to in clauses (1) through (19) above, Indebtedness of the Corporation and its Restricted Subsidiaries in an aggregate principal amount under this clause (20) at any one time outstanding not to exceed the greater of (x) $200 million and (y) 4.0% of Total Assets.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this covenant:

(1)                                 in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the second paragraph of this covenant or can be incurred pursuant to the first paragraph of this covenant, the Corporation, in its sole discretion, will classify such item of Indebtedness on the date of incurrence and may later classify such item of Indebtedness in any manner that complies with the first or second paragraph of this covenant and only be required to include the amount and type of such Indebtedness in the first paragraph or one of such clauses under the second paragraph of this covenant provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the second paragraph of this covenant;

(2)                                 Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3)                                 if obligations in respect of letters of credit are incurred pursuant to a Debt Facility and are being treated as incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4)                                 the principal amount associated with any Disqualified Stock of the Corporation or any of its Restricted Subsidiaries, or Preferred Stock of a Non-Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5)                                 Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(6)                                 the principal amount of any Indebtedness outstanding in connection with a securitization transaction or series of securitization transactions is the amount of obligations outstanding under the legal documents entered into as part of such transaction that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase relating to such transaction; and

(7)                                 the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with IFRS.

Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness, and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

For purposes of determining compliance with any Canadian dollar-denominated restriction on the incurrence of Indebtedness, the Canadian dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Canadian dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Canadian dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary of the Corporation, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Corporation as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under this “—Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant, the Corporation shall be in Default of this covenant).

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Corporation and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

The Corporation will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)                                 declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger, amalgamation, arrangement or consolidation involving the Corporation or any of its Restricted Subsidiaries) other than:

(a)                                 dividends or distributions payable solely in Capital Stock of the Corporation (other than Disqualified Stock); and

(b)                                 dividends or distributions by a Restricted Subsidiary of the Corporation, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock of a Restricted Subsidiary of the Corporation that is not a Wholly-Owned Restricted Subsidiary, the Corporation or any of its Restricted Subsidiaries holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

(2)                                 purchase, redeem, retire or otherwise acquire for value, including in connection with any merger, amalgamation, arrangement or consolidation, any Capital Stock of the Corporation held by Persons other than the Corporation or any of its Restricted Subsidiaries (other than in exchange for Capital Stock of the Corporation (other than Disqualified Stock));

(3)                                 make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Obligations or Guarantor Subordinated Obligations, other than:

(a)                                 Indebtedness of the Corporation owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Corporation or any Restricted Subsidiary permitted under clause (5) of the second paragraph of the covenant “—Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)                                 the making of any principal payment on, or the purchase, repurchase, redemption, defeasance or other acquisition or retirement of, Subordinated Obligations or Guarantor Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4)                                 make any Restricted Investment.

(all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(a)                                 no Default shall have occurred and be continuing (or would result therefrom);

(b)                                 immediately after giving effect to such transaction on a pro forma basis, the Corporation could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the “—Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant; and

(c)                                  the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (without duplication and excluding Restricted Payments made pursuant to clauses (1), (2), (3), (4), (7), (8), (9), (10), (11), (12), (13) and (14) of the next succeeding paragraph) would not exceed the sum of (without duplication):

(i)                                     50% of Consolidated Net Income for the period (treated as one accounting period) from October 1, 2014 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(ii)                                  100% of the aggregate Net Cash Proceeds, or Fair Market Value of assets, received by the Corporation from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date other than Net Cash Proceeds, or Fair Market Value of assets received, by the Corporation from the issue or sale of such Capital Stock to a Restricted Subsidiary of the Corporation or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Corporation or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination; plus

(iii)                               the amount by which Indebtedness of the Corporation or any of its Restricted Subsidiaries is reduced on the Corporation’s consolidated balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Corporation or any of its Restricted Subsidiaries (other than any such Indebtedness held by a Restricted Subsidiary of the Corporation) convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Corporation (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Corporation upon such conversion or exchange); plus

(iv)                              an amount equal to:

(x)                                 100% of the amount received in cash and the Fair Market Value of marketable securities or other property received by the Corporation or any of its Restricted Subsidiaries by means of (A) repurchases or redemptions of Restricted Investments or of Similar Business Investments made in reliance on clause (14) of the definition of “Permitted Investment”, in each case by the Person in which such Restricted Investment or Similar Business Investment was made, (B) proceeds realized upon the sale of Restricted Investments or Similar Business Investments made in reliance on clause (14) of the definition of “Permitted Investment” to an unaffiliated purchaser, or (C) payments on and repayments of loans or advances or other transfers of assets (including by way of dividend, distribution and the payment of interest) to the Corporation or any of its Restricted Subsidiaries (other than for reimbursement of tax payments), including dividends, distributions, loan repayment and payments of interest received from Unrestricted Subsidiaries, in each case under this clause (C) to the extent made in respect of a Restricted Investment or a Similar Business Investment made in reliance on clause (14) of the definition of “Permitted Investment”, which amount in each case under this clause (x) was included in the calculation of the amount of Restricted Payments available; provided, however, that no amount will be included under this clause (x) to the extent it is already included in Consolidated Net Income;

(y)                                 the Fair Market Value of the Investment (excluding any Investment referred to in clause (16) of the definition of “Permitted Investment”) in an Unrestricted Subsidiary that is being redesignated as a Restricted Subsidiary of the Corporation or upon the merger, amalgamation, arrangement or consolidation of such Unrestricted Subsidiary with and into the Corporation or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments (excluding any

Investment referred to in clause (16) of the definition of “Permitted Investment”) previously made by the Corporation or any of its Restricted Subsidiaries in such Unrestricted Subsidiary, which amount in each case under this clause (y) was included in the calculation of the amount of Restricted Payments available; or

(z)                                  upon the release of any Guarantee that constituted a Restricted Investment when it was granted, the amount of the Restricted Investment made upon the granting of such Guarantee; less

(v)                                 any Investment that is a Similar Business Investment made in reliance on clause (14) of the definition of “Permitted Investment.”

The provisions of the preceding paragraph will not prohibit:

(1)                                 any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Corporation (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Corporation or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock to the extent used for such Restricted Payment will be excluded from clause (c)(ii) of the preceding paragraph;

(2)                                 any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Subordinated Obligations or Guarantor Subordinated Obligations, so long as such refinancing Subordinated Obligations or Guarantor Subordinated Obligations are permitted to be incurred pursuant to the covenant described under “—Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and constitute Refinancing Indebtedness;

(3)                                 any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock or Disqualified Stock of the Corporation or any of its Restricted Subsidiaries at the Stated Maturity thereof or made by exchange for or out of the proceeds of the substantially concurrent issuance or sale of Preferred Stock or Disqualified Stock of the Corporation or a Restricted Subsidiary, as the case may be, so long as such refinancing Preferred Stock or Disqualified Stock is permitted to be incurred pursuant to the covenant described under “—Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and constitutes Refinancing Indebtedness;

(4)                                 the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “—Repurchase at the Option of Holders—Change of Control” covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “—Repurchase at the Option of Holders—Asset Dispositions” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Corporation has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Amended Notes and has completed the repurchase or redemption of all Amended Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(5)                                 any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations from Net Available Cash to the extent permitted under the Asset Dispositions covenant;

(6)                                 (a) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this covenant and (b) the redemption of Subordinated Obligations or Guarantor Subordinated Obligations within 60 days after the date on which notice of such redemption was given, if on the date of the giving of such notice of redemption, such redemption would have complied with this covenant;

(7)                                 the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock or equity appreciation rights of the Corporation held by any existing or former employees, officers or directors of the Corporation or any Subsidiary of the Corporation or their assigns, estates or heirs, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or arrangement, provided that such redemptions or repurchases pursuant to this clause (7) will not exceed $10.0 million in the aggregate during any calendar year (with any unused amounts in any calendar year being carried over to the immediately succeeding calendar year, not to exceed $20.0 million in any calendar year), although such amount in any calendar year may be increased by an amount not to exceed:

(a)                                 the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Corporation to existing or former employees, officers or directors of the Corporation or any of its Subsidiaries that occurs after the Issue Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions will be excluded from clause (c)(ii) of the preceding paragraph); plus

(b)                                 the cash proceeds of key man life insurance policies received by the Corporation or its Restricted Subsidiaries after the Issue Date; less

(c)                                  the amount of any Restricted Payments previously made with the Net Cash Proceeds described in clauses (a) and (b) of this clause (7);

(8)                                 the declaration and payment of dividends to holders of any class or series of Disqualified Stock or Preferred Stock issued in accordance with the terms of the Amended and Restated Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(9)                                 (A) the declaration and payment of quarterly dividends on the Corporation’s Common Stock or (B) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock pursuant to a normal course issuer bid or other stock purchase repurchase program approved by the Toronto Stock Exchange; provided that (a) the total amount of Restricted Payments made pursuant to this clause (9) does not exceed $30.0 million in the aggregate in the fiscal year in which such Restricted Payment is made (with any unused amounts in any fiscal year being carried over to the immediately succeeding fiscal year, not to exceed $60.0 million in any fiscal year) and (b) as of the date of declaration (in the case of any dividend) or payment (in any other case), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(10)                          repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible securities or similar securities if such Capital Stock represents a portion of the exercise price thereof (or withholding of Capital Stock to pay related withholding taxes with regard to the exercise of such stock options or the vesting of any such restricted stock, restricted stock units, deferred stock units or any similar securities);

(11)                          payments in lieu of the issuance of fractional shares of Capital Stock in connection with any transaction otherwise permitted under the Amended and Restated Indenture;

(12)                          payments or distributions to holders of the Capital Stock of the Corporation or any of its Restricted Subsidiaries pursuant to appraisal or dissenter rights required under applicable law or pursuant to a court order in connection with any merger, amalgamation, arrangement, consolidation or sale, assignment, conveyance, transfer, lease or other disposition of assets;

(13)                          other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (13) (as reduced by the Fair Market Value returned from any such Restricted Payments that constituted Restricted Investments) not to exceed $50.0 million; and

(14)                          any additional Restricted Payment so long as immediately after giving effect to the making of such Restricted Payment, the Corporation’s Total Leverage Ratio does not exceed 3.00 to 1.00;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (7), (8), (13) and (14), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in clauses (1) through (14) above, the Corporation may, in its sole discretion, divide and classify (or later reclassify in whole or in part, from time to time in its sole discretion) such transaction in any manner that complies with this covenant.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Corporation or any of its Restricted Subsidiaries, as the case may be, pursuant to such Restricted Payment.

The amount of all Restricted Payments paid in cash shall be its face amount. For purposes of determining compliance with any Canadian dollar-denominated restriction on Restricted Payments, the Canadian dollar- equivalent of a Restricted Payment denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date the Corporation or the Restricted Subsidiary, as the case may be, first commits to such Restricted Payment.

For purposes of designating any Restricted Subsidiary of the Corporation as an Unrestricted Subsidiary, all outstanding Investments by the Corporation and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if an Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Amended and Restated Indenture. For all purposes of the Amended and Restated Indenture, the Sherritt Ambatovy Subsidiaries shall be Unrestricted Subsidiaries, but the Corporation has agreed to limit the activities of the Sherritt Ambatovy Subsidiaries pursuant to the covenant described under “—Certain Covenants—Asset Dispositions”).

Limitation on Liens

The Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), whether owned on the Issue Date or acquired after that date, which Lien secures any Indebtedness, unless contemporaneously with the incurrence of such Liens:

(1)                                 in the case of Liens securing Subordinated Obligations or Guarantor Subordinated Obligations, the Amended Notes and related Amended Note Guarantees are secured by a Lien on such property or assets that is senior in priority to such Liens; or

(2)                                 in all other cases, the Amended Notes and related Amended Note Guarantees are equally and ratably secured or are secured by a Lien on such property or assets that is senior in priority to such Liens.

Any Lien created for the benefit of Holders pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Corporation to:

(1)                                 pay dividends or make any other distributions on its Capital Stock to the Corporation or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Corporation or any of its Restricted Subsidiaries (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock, and the subordination of loans or advances made to the Corporation or any of its Restricted Subsidiaries to other Indebtedness incurred by the Corporation or any of its Restricted Subsidiaries shall not be deemed a restriction on the ability to pay any Indebtedness or other obligation);

(2)                                 make any loans or advances to the Corporation or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Corporation or any of its Restricted Subsidiaries to other Indebtedness incurred by the Corporation or any of its Restricted Subsidiaries shall not be deemed a restriction on the ability to make loans or advances); or

(3)                                 sell, lease or transfer any of its property or assets to the Corporation or any of its Restricted Subsidiaries (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The preceding provisions will not prohibit encumbrances or restrictions existing under or by reason of:

(a)                                 the Amended and Restated Indenture, the Amended Notes and the Amended Note Guarantees;

(b)                                 any agreement or instrument existing on the Issue Date (except for the Amended and Restated Indenture, the Amended Notes or the Amended Note Guarantees);

(c)                                  (x) any agreement or other instrument of a Person acquired by the Corporation or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof) or (y) any agreement or other instrument with respect to a Restricted Subsidiary of the Corporation that was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary of the Corporation (but not created in contemplation thereof), in the case of (x) and (y) above, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or so designated, as applicable (including after-acquired property);

(d)                                 any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement or instrument referred to in clauses (a), (b) or (c) of this paragraph; provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of Senior Management, not materially more restrictive, when taken as a whole, than the encumbrances and restrictions contained in the agreements referred to in clauses (a), (b) or (c) of this paragraph on the Issue Date, the acquisition date or the date such Restricted Subsidiary became a Restricted Subsidiary of the Corporation or was merged into a Restricted Subsidiary of the Corporation, whichever is applicable;

(e)                                  any Debt Facility of the Corporation or any Restricted Subsidiary permitted to be incurred under the Amended and Restated Indenture; provided, that the applicable encumbrances and restrictions contained in the agreement or agreements governing such Debt Facility are not materially more restrictive, taken as a whole, than those contained in the Credit Facilities as in effect on the Issue Date;

(f)                                   (x) customary non-assignment or subletting provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder and (y) security agreements or mortgages securing Indebtedness of a Restricted Subsidiary of the Corporation to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

(g)                                  in the case of clause (3) of the first paragraph of this covenant, Liens permitted to be incurred under the provisions of the covenant described under “—Limitation on Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h)                                 purchase money obligations, Capitalized Lease Obligations and Sale/Leaseback Transactions permitted under the Amended and Restated Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(i)                                     contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Corporation pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

(j)                                    restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(k)                                 any customary provisions in joint venture, partnership, shareholders’ and limited liability Corporation agreements relating to joint ventures that are not Restricted Subsidiaries of the Corporation and other similar agreements entered into in the ordinary course of business;

(l)                                     any customary provisions (including non-assignment and non-transfer provisions) in leases, subleases or licenses (including licenses of intellectual property) and other agreements entered into by the Corporation or any of its Restricted Subsidiaries in the ordinary course of business;

(m)                             encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, order or permit;

(n)                                 (x) other Indebtedness incurred or Preferred Stock issued by a Guarantor in accordance with “—Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock” that, in the good faith judgment of Senior Management, are not materially more restrictive, taken as a whole, than those applicable to the Corporation in the Amended and Restated Indenture on the Issue Date (which results in encumbrances or restrictions at a Restricted Subsidiary of the Corporation level comparable to those applicable to the Corporation in the Amended and Restated Indenture) or (y) other Indebtedness incurred or Preferred Stock issued by a Non-Guarantor, in each case permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that with respect to clause (y), such encumbrances or restrictions will not materially affect the Corporation’s ability to make anticipated principal and interest payments on the Amended Notes (in the good faith judgment of Senior Management);

(o)                                 any agreement with a governmental entity providing for developmental financing;

(p)                                 agreements relating to Hedging Obligations permitted under clause (7) of the covenant described under “—Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(q)                                 easements entered into in the ordinary course of business.

Limitation on Affiliate Transactions

The Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Corporation (an “Affiliate Transaction”) involving aggregate consideration in excess of $75.0 million, unless:

(1)                                 the terms of such Affiliate Transaction are not materially less favourable to the Corporation or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Corporation or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person that is not an Affiliate; and

(2)                                 in the event such Affiliate Transaction involves an aggregate consideration in excess of $50.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Corporation and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above).

The preceding paragraph will not apply to:

(1)                                 any transaction between the Corporation and any of its Restricted Subsidiaries or between any Restricted Subsidiaries of the Corporation, including any Guarantees issued by the Corporation or a Restricted Subsidiary of the Corporation for the benefit of the Corporation or any of its Restricted Subsidiaries, as the case may be, in accordance with “—Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2)                                 any Restricted Payment permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments” and any Permitted Investments (other than the Investments described in subclause (14) of the definition of “Permitted Investments”);

(3)                                 any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or as the funding of, employment, consulting or similar agreements and severance and other compensation arrangements, options to purchase Capital Stock of the Corporation, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers, directors, employees and consultants in the ordinary course of business or approved by the Board of Directors of the Corporation;

(4)                                 the payment of reasonable and customary fees and reimbursements or employee benefits paid to, and indemnity provided on behalf of, directors, officers, employees or consultants of the Corporation or any of its Restricted Subsidiaries;

(5)                                 loans or advances (or cancellations of loans or advances) to employees, officers or directors of the Corporation or any of its Subsidiaries in the ordinary course of business, in an aggregate amount not in excess of $2.0 million at any one time outstanding;

(6)                                 any agreement as in effect as of the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of Senior Management of the Corporation, when taken as a whole, than the terms of the applicable agreement in effect on the Issue Date;

(7)                                 (i) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by, merged into or amalgamated, arranged or consolidated with the Corporation or any of its Restricted Subsidiaries; provided that such agreement was not entered into in contemplation of such acquisition, merger, amalgamation, arrangement or consolidation, and (ii) any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders in the good faith judgment of Senior Management of the Corporation, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition, merger, amalgamation, arrangement or consolidation);

(8)                                 transactions (i) with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services or any management services or support agreements, in each case in the ordinary course of business and otherwise in compliance with the terms of this Amended and Restated Indenture; provided that in the reasonable determination of members of the Board of Directors or Senior Management of the Corporation, such transactions or agreements are on terms that are not materially less favourable, when taken as a whole, to the Corporation or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions or agreements in a comparable transaction or agreement by the Corporation or such Restricted Subsidiary with an unrelated Person; and (ii) for the provision of services to joint ventures in the ordinary course of the business of the Corporation and its Restricted Subsidiaries and otherwise in compliance with the terms of the Amended and Restated Indenture, and amendments, modifications, supplements, extensions, and revisions thereto or waivers thereof, which are fair to the Corporation and its Restricted Subsidiaries, taken as a whole, in the good faith judgment of Senior Management;

(9)                                 any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Corporation and any agreement that grants registration and other customary rights in connection therewith or otherwise to the direct or indirect securityholders of the Corporation (and the performance of such agreements);

(10)                          any transaction with a Person that would not constitute an Affiliate Transaction if the Corporation or any of its Restricted Subsidiaries did not own any equity interest in or otherwise control such Person;

(11)                          transactions between the Corporation or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of the Corporation or any of its Restricted Subsidiaries; provided that such director abstains from voting as a director of the Corporation or such Restricted Subsidiary, as the case may be, on any matter involving such other Person;

(12)                          any merger, amalgamation, arrangement, consolidation or other reorganization of the Corporation with an Affiliate solely for the purpose and with the sole effect of forming a holding Corporation or reincorporating the Corporation in a new jurisdiction;

(13)                          the entering into of a tax sharing agreement, or payments pursuant thereto, between the Corporation and one or more Subsidiaries or between Subsidiaries;

(14)                          any employment, deferred compensation, consulting, non-competition, confidentiality or similar agreement entered into by the Corporation or any of its Restricted Subsidiaries with its employees, directors, officers or consultants in the ordinary course of business and payments and other benefits (including bonus, retirement, severance, health, stock option and other benefit plans) pursuant thereto;

(15)                          pledges of Capital Stock or Indebtedness of Unrestricted Subsidiaries and Joint Ventures; and

(16)                          transactions in which the Corporation or any of its Restricted Subsidiaries delivers to the Indenture Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Corporation or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favourable, when taken as a whole, than those that might reasonably have been obtained by the Corporation or such Restricted Subsidiary in a comparable transaction at such time on an arms’ length basis from a Person that is not an Affiliate.

Reports

The Amended and Restated Indenture will provide that so long as any Amended Notes are outstanding, the Corporation will furnish without cost to each Holder and deliver to the Indenture Trustee:

(1)                                 on or prior to the later of (A) 90 days after the end of each fiscal year of the Corporation or (B) the date on which the Corporation is required to file (after giving effect to any available extension) such information pursuant to Canadian Securities Legislation, the Annual MD&A and audited financial statements in respect of such fiscal year that the Corporation would be required to file as a reporting issuer under Canadian Securities Legislation; and

(2)                                 on or prior to the later of (A) 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Corporation or (B) the date on which the Corporation is required to file (after giving effect to any available extension) such information pursuant to Canadian Securities Legislation, the quarterly MD&A and unaudited quarterly financial statements in respect of the relevant interim period that the Corporation would be required to file as a reporting issuer under Canadian Securities Legislation.

The Corporation shall (i) schedule and participate in quarterly conference calls to discuss its results of operations and (ii) use commercially reasonable efforts to provide any Rating Agency that maintains a public rating of the Amended Notes with information on a periodic basis as such Rating Agency shall reasonably require in order to maintain public ratings of the Amended Notes. With respect to the reports referred to in clauses (1) and (2) above, so long as the Corporation is a “reporting issuer” (or its equivalent) in any province or territory of Canada, the Corporation shall file such reports electronically on the Canadian Securities Administrators’ SEDAR website (or any successor system), which shall satisfy the Corporation’s obligations to furnish such materials to the Holders and deliver such materials to the Indenture Trustee. In the event that the Corporation ceases to be a “reporting issuer” (or its equivalent) in all provinces and territories of Canada, the Corporation will be required to maintain a website to which Holders, prospective investors and securities analysts are given access, on which the Corporation makes available such reports and provides details about how to access on a toll-free basis the quarterly conference calls described above.

Notwithstanding anything herein to the contrary, the Corporation will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (4) under “Events of Default” until 90 days after the date any report hereunder is due to be furnished to the Holders and delivered to the Indenture Trustee in accordance with the first paragraph of this covenant “—Reports.”

To the extent any information is not provided as specified in this section “Reports” and such information is subsequently provided, the Corporation will be deemed to have satisfied its obligations with respect thereto at such time, and any Default or Event of Default with respect thereto shall be deemed to have been cured.

Delivery of reports, information and documents to the Indenture Trustee is for informational purposes only, and its receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Corporation’s, any Guarantor’s or any other Person’s compliance with any of its covenants under the Amended and Restated Indenture or the Amended Notes (as to which the Indenture Trustee is entitled to rely exclusively on the Officer’s Certificates delivered pursuant to the Amended and Restated Indenture).

The Indenture Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Corporation’s, any Guarantor’s or any other Person’s compliance with the covenants described herein or with respect to any reports or other documents filed under the Amended and Restated Indenture.

Merger and Consolidation

The Corporation will not merge with or into, or amalgamate or consolidate with, or wind up into, in each case including by way of an arrangement, (whether or not the Corporation is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(1)                                 the continuing, resulting, surviving or transferee Person (the “Successor Corporation”) is a Person (other than an individual) organized and existing under the laws of Canada, any province or territory thereof, or of the United States, any state or territory thereof or the District of Columbia;

(2)                                 the Successor Corporation (if other than the Corporation) expressly assumes all of the obligations of the Corporation under the Amended Notes and the Amended and Restated Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Indenture Trustee;

(3)                                 immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4)                                 immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a)                                 the Successor Corporation would be able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “—Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant; or

(b)                                 the Consolidated Coverage Ratio for the Successor Corporation and its Restricted Subsidiaries would be greater than such ratio for the Corporation and its Restricted Subsidiaries immediately prior to such transaction;

(5)                                 if the Corporation is not the surviving corporation, each Guarantor (unless it is the other party to the transactions above, in which case clause (1) of the following paragraph shall apply) shall have by supplemental indenture confirmed that its Amended Note Guarantee shall apply to such Successor Corporation’s obligations under the Amended and Restated Indenture and the Amended Notes; and

(6)                                 the Corporation shall have delivered to the Indenture Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation, arrangement, winding up or disposition, and such supplemental indenture, if any, comply with the Amended and Restated Indenture.

The Successor Corporation will succeed to, and be substituted for, the Corporation under the Amended and Restated Indenture and the Amended Notes. Notwithstanding the clauses (3) and (4) of the preceding paragraph,

(1)                                 any Restricted Subsidiary of the Corporation may consolidate with, amalgamate with, merge with or into, wind up into or transfer all or part of its properties and assets to (in each case including by way of an arrangement) the Corporation so long as no Capital Stock of the Restricted Subsidiary of the Corporation is distributed to any Person other than the Corporation; and

(2)                                 the Corporation may consolidate with, amalgamate with, merge with or into or wind up into (in each case including by way of an arrangement) an Affiliate of the Corporation for the purpose of reincorporating the Corporation in a province or territory of Canada or in a state or territory of the United States or the District of Columbia.

In addition, the Corporation will not permit any Guarantor to merge with or into, or amalgamate or consolidate with, or wind up into, in each case including by way of an arrangement (whether or not the Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Corporation or another Guarantor) unless:

(3)                                 immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4)                                 either:

(a)                                 the resulting, surviving or transferee Person (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the same laws as the Guarantor was organized under immediately prior to such transaction, the laws of Canada, any province or territory thereof, or of the United States, any state or territory thereof or the District of Columbia; the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Amended and Restated Indenture, the Amended Notes and its Amended Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Indenture Trustee; and the Corporation will have delivered to the Indenture Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, arrangement, merger, winding up or disposition and such supplemental indenture (if any) comply with the Amended and Restated Indenture; or

(b)                                 the transaction does not violate the covenant described under “—Repurchase at the Option of Holders—Asset Dispositions” (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of the Amended and Restated Indenture needs to be applied in accordance therewith at such time).

The Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Amended and Restated Indenture and the Amended Note Guarantee of such Guarantor.

Notwithstanding the foregoing, any Guarantor may (i) merge with or into, or amalgamate or consolidate with, or wind up into, in each case including by way of an arrangement (whether or not the Guarantor is the surviving corporation), or transfer all or part of its properties and assets to, any other Guarantor or the Corporation or (ii) merge with or into, or amalgamate or consolidate with, or wind up into, in each case including by way of an arrangement (whether or not the Guarantor is the surviving corporation), a Restricted Subsidiary of the Corporation for the purpose of reincorporating the Guarantor in Canada or any province or territory of Canada, any state or territory of the United States or the District of Columbia, British Virgin Islands, Bahamas, Barbados, any member state of the European Union or any other jurisdiction in which such Guarantor is organized at the time of such transaction, so long as (in the case of this clause (ii)) the amount of Indebtedness of such Guarantor and its Subsidiaries is not increased thereby.

For purposes of this covenant, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Corporation, which properties and assets, if held by the Corporation instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Corporation on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Corporation.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Upon the completion of any transaction described above, the Corporation and the applicable Guarantors will be released from their obligations under the Amended and Restated Indenture, the Amended Notes and the Amended

Note Guarantees, as applicable, and the Successor Corporation and the Successor Guarantors, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Corporation or the applicable Guarantors, as applicable, under the Amended and Restated Indenture, the Amended Notes and the Amended Note Guarantees; provided that, in the case of a lease of all or substantially all its assets, the Corporation will not be released from the obligation to pay the principal of and interest on the Amended Notes, and a Guarantor will not be released from its obligations under its Amended Note Guarantee.

Future Guarantors

The Corporation will cause each Person that becomes a Wholly-Owned Restricted Subsidiary, other than any Immaterial Subsidiary, after the Issue Date, and may at its option cause any other Restricted Subsidiary, to execute and deliver to the Indenture Trustee a supplemental indenture to the Amended and Restated Indenture pursuant to which such Restricted Subsidiary will, subject to the second succeeding paragraph, irrevocably and unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Amended Notes and all other obligations under the Amended and Restated Indenture on a senior unsecured basis.

Each Amended Note Guarantee shall be released in accordance with the provisions of the Amended and Restated Indenture described under “— Amended Note Guarantees.”

Future Amended Note Guarantees provided by Guarantors organized in jurisdictions other than Canada and the United States may be Limited Guarantees if the Board of Directors or Senior Management, in consultation with local counsel, makes a reasonable determination that such limitations are required due to legal requirements within such jurisdiction.

Limitation on Business Activities

The Corporation will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Similar Business, except to such extent as would not be material to the Corporation and its Restricted Subsidiaries taken as a whole.

Events of Default

Each of the following is an “Event of Default”:

(1)                                 default in any payment of interest on any Note when due, continued for 30 days;

(2)                                 default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)                                 failure by the Corporation or any Guarantor to comply with its obligations under “—Certain Covenants—Merger and Consolidation”;

(4)                                 failure by the Corporation or any Guarantor to comply for 60 days after notice as provided below with its other agreements contained in the Amended and Restated Indenture or the Amended Notes (other than a failure that is the subject of the foregoing clause (1), (2), or (3));

(5)                                 default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Corporation or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Corporation or any of its Restricted Subsidiaries), other than Non-Recourse Debt and other than Indebtedness owed to the Corporation or its Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(a)                                 is caused by a failure to pay the principal of such Indebtedness at its Stated Maturity (after giving effect to any applicable grace period provided in such Indebtedness) (“payment default”); or

(b)                                 results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated and remains unpaid, aggregates $50.0 million or more (or its foreign currency equivalent);

(6)                                 failure by the Corporation or any Significant Subsidiary or any group of Restricted Subsidiaries of the Corporation that, taken together, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (or its foreign currency equivalent) (net of any amounts for which an insurance Corporation is liable), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final and non-appealable (the “judgment default provision”);

(7)                                 certain events of bankruptcy, insolvency or reorganization of the Corporation or a Significant Subsidiary or any group of Restricted Subsidiaries of the Corporation that, taken together, would constitute a Significant Subsidiary (the “bankruptcy provisions”); or

(8)                                 any Amended Note Guarantee of a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, ceases to be in full force and effect (except as contemplated by the terms of the Amended and Restated Indenture) or is declared null and void in a final and non-appealable judicial proceeding or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, denies or disaffirms its obligations under the Amended and Restated Indenture or its Amended Note Guarantee.

However, a default under clause (4) of this paragraph will not constitute an Event of Default until the Indenture Trustee (acting at the direction of the Holders of at least 25% in principal amount of the then outstanding Amended Notes) or the Holders of at least 25% in principal amount of the then outstanding Amended Notes notify the Corporation of the default and the Corporation does not cure such default within the time specified in clause (4) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (7) above with respect to the Corporation) occurs and is continuing, the Indenture Trustee (acting at the direction of the Holders of at least 25% in principal amount of the then outstanding Amended Notes of a Series voting as a single series) by written notice to the Corporation, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Amended Notes of a Series voting as a single series may by notice to the Corporation and the Indenture Trustee, may, and the Indenture Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Amended Notes of an affected Series to be due and payable.

In the event of a declaration of acceleration of the Amended Notes because an Event of Default described in clause (5) under “—Events of Default” has occurred and is continuing, the declaration of acceleration of the Amended Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Corporation or any of its Restricted Subsidiaries or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Amended Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Amended Notes that became due solely because of the acceleration of the Amended Notes, have been cured or waived. Notwithstanding the foregoing, if an Event of Default described in clause (7) above with respect to the Corporation occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Amended Notes of a Series then outstanding will become and be immediately due and payable without any declaration or other act on the part of the Indenture Trustee or any Holders of such Series of Amended Notes. The Holders of the Amended 2021 Notes and Amended 2023 Notes, by way of Extraordinary Resolution and the Holders of any other Series of Amended Notes, by way of Ordinary Resolution, may, on behalf of all Holders of all of the Amended Notes of such Series, waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Amended Notes of such Series and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder of any Series may pursue any remedy with respect to the Amended and Restated Indenture or the Amended Notes of any Series unless:

(1)                                 such Holder has previously given the Indenture Trustee written notice that an Event of Default is continuing;

(2)                                 Holders of at least 25% in principal amount of the then outstanding Amended Notes of such Series have requested the Indenture Trustee to pursue the remedy;

(3)                                 such Holders have offered the Indenture Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)                                 the Indenture Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)                                 the Holders of a majority in principal amount of the then outstanding Amended Notes of such Series have not given the Indenture Trustee a direction that, in the opinion of the Indenture Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the then outstanding Amended Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee or of exercising any trust or power conferred on the Indenture Trustee. The Amended and Restated Indenture provides that in the event an Event of Default has occurred and is continuing, the Indenture Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The Indenture Trustee, however, may refuse to follow any direction that conflicts with law or the Amended and Restated Indenture, the Amended Notes or any Amended Note Guarantee, or that it determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve that Indenture Trustee in personal liability.

Subject to the provisions of the Amended and Restated Indenture relating to the duties of the Indenture Trustee, if an Event of Default occurs and is continuing, the Indenture Trustee will be under no obligation to exercise any of the rights or powers under the Amended and Restated Indenture, the Amended Notes and the Amended Note Guarantees at the request or direction of any of the Holders unless such Holders have offered to the Indenture Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

The Amended and Restated Indenture will provide that if a Default or Event of Default occurs and is continuing and is actually known to a responsible officer of the Indenture Trustee, the Indenture Trustee will mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a default in the payment of principal of, premium, if any, or interest on any Note, the Indenture Trustee may withhold from the Holders notice of any continuing Default or Event of Default if the Indenture Trustee determines in good faith that withholding the notice is in the interests of the Holders. In addition, the Corporation is required to deliver to the Indenture Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, a certificate indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. The Corporation also is required to deliver to the Indenture Trustee, within 30 Business Days after the occurrence thereof, written notice of any events which would constitute a Default or Event of Default, their status and what action the Corporation is taking or proposing to take in respect thereof.

If a Default or Event of Default is deemed to occur solely because a Default or Event of Default (the “Initial Default”) already existed, and such Initial Default is subsequently cured and is not continuing, the Default or Event of Default resulting solely because the Initial Default existed shall be deemed cured, and will be deemed annulled, waived and rescinded without any further action required.

Amendments and Waivers

Except as provided in the next two succeeding paragraphs, the Amended and Restated Indenture, the Amended Notes of any Series and the Amended Note Guarantees may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Amended Notes of such Series then outstanding (including Additional notes of eth same Series, if any) voting as a single class presented or represented by proxy at a meeting of the Holders of such series or by a resolution (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Series of Amended Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Amended Notes of such Series then outstanding (including Additional notes of the same Series, if any) voting as a single class (including, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Amended Notes of such Series). However, without the consent of each Holder affected thereby, no amendment, supplement or waiver may, among other things:

(1)                                 reduce the principal amount of Amended Notes of such Series whose Holders must consent to an amendment, supplement or waiver;

(2)                                 reduce the stated rate of interest or extend the stated time for payment of interest on any Amended Note of such Series;

(3)                                 reduce the principal of or extend the Stated Maturity of any Amended Note of such Series ;

(4)                                 waive an Event of Default arising from a failure to pay the principal of, premium, if any, or interest on the Amended Notes of such Series (except a rescission of acceleration of such Amended Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Amended Notes with respect to an Event of Default other than an Event of Default arising from such a failure to pay principal, premium or interest, and a waiver of the Event of Default that resulted from such acceleration);

(5)                                 reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Amended Note of such Series may be redeemed as described above under “—Optional Redemption,” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definitions of “Change of Control” or “Asset Dispositions”, or changes to any notice provisions, which may be amended with the consent of the Holders of a majority in principal amount of the Amended Notes then outstanding);

(6)                                 make any Amended Note of such Series payable in money other than that stated in the Amended Note;

(7)                                 impair the right of any Holder of such Series of Amended Notes to receive payment of principal of, premium, if any, or interest on such Holder’s Amended Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Amended Notes;

(8)                                 make any change in the amendment or waiver provisions which require each Holder’s consent; or

(9)                                 modify the Amended Note Guarantees in any manner adverse to the Holders of Amended Notes of such Series.

Notwithstanding the foregoing, without the consent of any Holder of the Amended Notes of any Series, the Corporation, the Guarantors and the Indenture Trustee may amend the Amended and Restated Indenture, the Amended Notes and the Amended Note Guarantees to:

(1)                                 cure any ambiguity, omission, defect or inconsistency;

(2)                                 provide for the issuance of Additional Notes, or notes of any additional series, in compliance with “—Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(3)                                 provide for the assumption by a successor of the obligations of the Corporation or any Guarantor under the Amended and Restated Indenture, the Amended Notes of such Series or the Amended Note Guarantees in accordance with “—Certain Covenants—Merger and Consolidation”;

(4)                                 provide for or facilitate the issuance of uncertificated Amended Notes of such Series in addition to or in place of certificated Amended Notes of the same Series;

(5)                                 comply with the rules of any applicable depositary;

(6)                                 (i) add Guarantors with respect to the Amended Notes or (ii) release a Guarantor from its obligations under its Amended Note Guarantee or the Amended and Restated Indenture in accordance with the applicable provisions of the Amended and Restated Indenture;

(7)                                 secure the Amended Notes of such Series and the Amended Note Guarantees;

(8)                                 add covenants of the Corporation or its Restricted Subsidiaries or Events of Default for the benefit of Holders of such Series, or make changes that would provide additional rights to such Holders, or surrender any right or power conferred upon the Corporation or any Guarantor;

(9)                                 in the case of any Series of Amended Notes other than the Amended 2021 Notes and Amended 2023 Notes, make any change that does not adversely affect the legal rights under the Amended and Restated Indenture of any Holder and, in the case of any Series of Amended 2021 Notes and Amended 2023 Notes, may any change for a purpose not inconsistent with the terms of the Amended and Restated Indenture which is not materially prejudicial to the interests of the Holders of such Amended Notes;

(10)                          evidence and provide for the acceptance of an appointment under the Amended and Restated Indenture of a successor trustee, provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Amended and Restated Indenture, and in the case of any Series of Amended 2021 Notes and Amended 2023 Notes, provided such appointment has been approved by the Holders of such Series by way of Extraordinary Resolution;

(11)                          conform the text of the Amended and Restated Indenture, the Amended Notes or the Amended Note Guarantees to any provision of this “Terms of Amended Notes” to the extent that such provision in this “Description of Amended Notes” was intended to be a verbatim recitation of a provision of the Amended and Restated Indenture, the Amended Notes or the Amended Note Guarantees, as set forth in an Officer’s Certificate; or

(12)                          make any amendment to the provisions of the Amended and Restated Indenture relating to the transfer and legending of such Series of Amended Notes as permitted by the Amended and Restated Indenture, including, without limitation, to facilitate the issuance and administration of such Series of Amended Notes or, if incurred in compliance with the Amended and Restated Indenture, Additional Notes or notes of any additional series; provided, however, that (A) compliance with the Amended and Restated Indenture as so amended would not result in such Series of Amended Notes being transferred in violation of Canadian Securities Legislation or any other applicable securities laws and regulations and (B) such amendment does not materially and adversely affect the rights of Holders to transfer such Series of Amended Notes.

The consent of the Holders will not be necessary under the Amended and Restated Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Amended and Restated Indenture by any Holder given in connection with a tender of such Holder’s Amended Notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the Amended and Restated Indenture becomes effective, the Corporation is required to give to the Holders of such Amended Notes of any Series affected thereby a written notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to the Holders, or any defect in such notice will not impair or affect the validity of the amendment, supplement or waiver.

Defeasance

The Corporation may, at its option and at any time, elect to have all of its obligations and all of the obligations of the Guarantors discharged with respect to all outstanding Amended Notes of a Series issued under the Amended and Restated Indenture (“legal defeasance”) except for:

(1)                                 the rights of Holders of such Series to receive payments in respect of the principal of, premium, if any, or interest on such Amended Notes when such payments are due, solely out of the trust referred to below;

(2)                                 the Corporation’s obligations with respect to the Amended Notes of such Series concerning issuing temporary Amended Notes, registration of such Amended Notes, mutilated, destroyed, lost or stolen Amended Notes and the maintenance of an office or agency for payment and money for Amended Note payments held in trust;

(3)                                 the rights, powers, trusts, duties and immunities of the Indenture Trustee, and the Corporation’s obligations in connection therewith; and

(4)                                 the legal defeasance provisions of the Amended and Restated Indenture.

If the Corporation exercises the legal defeasance option, the Amended Note Guarantees in effect at such time will terminate.

The Corporation at any time may terminate its obligations and the obligations of its Restricted Subsidiaries described under “—Repurchase at the Option of Holders” and under the covenants described under “—Certain Covenants” (other than “—Merger and Consolidation” with respect to the Corporation), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under “—Events of Default” above and the limitations contained in clause (4) under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

If the Corporation exercises the covenant defeasance option, the Amended Note Guarantees in effect at such time will terminate.

The Corporation may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Corporation exercises its legal defeasance option, payment of the Amended Notes of the applicable Series may not be accelerated because of an Event of Default with respect to the Amended Notes of such Series. If the Corporation exercises its covenant defeasance option, payment of the Amended Notes may not be accelerated because of an Event of Default specified in clause (3) (only with respect to the failure of the Corporation to comply with clause (4) under “—Certain Covenants—Merger and Consolidation” above), (4) (only with respect to covenants that are released as a result of such covenant defeasance), (5) (only with respect to covenants that are released as a result of such covenant defeasance), (6), (7), (8) (with respect only to Significant Subsidiaries or any group of Restricted Subsidiaries of the Corporation that, taken together would constitute a Significant Subsidiary) or (9) under “—Events of Default” above.

In order to exercise either legal defeasance or covenant defeasance under the Amended and Restated Indenture with respect to a particular Series of Amended Notes:

(1)                                 the Corporation must irrevocably deposit with the Indenture Trustee, in trust, for the benefit of the Holders of the outstanding Amended Notes of such Series, cash in Canadian dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of an Independent Financial Advisor, without consideration of any reinvestment of interest, to pay the principal of, and premium, if any, and interest due on such outstanding Amended Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Corporation must specify whether such Amended Notes are being defeased to maturity or to a particular redemption date;

(2)                                 in the case of legal defeasance or covenant defeasance, the Corporation has delivered to the Indenture Trustee an opinion of counsel qualified to practice in Canada (such counsel acceptable to the Indenture Trustee, acting reasonably) or a ruling from the Canada Revenue Agency (or successor agency) to the effect that Holders and beneficial owners of the outstanding Amended Notes of such Series will not recognize income, gain or loss for Canadian federal, provincial and territorial income tax purposes as a result of such legal defeasance or covenant defeasance, as applicable, and will only be subject to Canadian federal, provincial and territorial income tax on the same amounts, in the same manner and at the same times as would have been the case had if such legal defeasance or covenant defeasance, as applicable, had not occurred;

(3)                                 such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Amended and Restated Indenture) to which the Corporation or any of its Restricted Subsidiaries is a party or by which the Corporation or any of its Restricted Subsidiaries is bound;

(4)                                 no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(5)                                 the Corporation has delivered to the Indenture Trustee an Officer’s Certificate stating that the deposit was not made by the Corporation with the intent of defeating, hindering, delaying or defrauding creditors of the Corporation, any Guarantor or others;

(6)                                 the Corporation has delivered to the Indenture Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with; and

(7)                                 the Corporation has delivered irrevocable instructions to the Indenture Trustee to apply the deposited money toward the payment of the Amended Notes of the applicable Series at maturity or the redemption date, as the case may be (which instructions may be contained in the Officer’s Certificate referred to in clause (5) above).

Satisfaction and Discharge

The Amended and Restated Indenture will be discharged and will cease to be of further effect, except as to surviving rights of registration of transfer or exchange of Amended Notes, as to any Series of Amended Notes, when either:

(1)                                 all Amended Notes of such Series that have been authenticated, except lost, stolen or destroyed Amended Notes that have been replaced or paid and such Amended Notes for which payment money has been deposited in trust or segregated and held in trust by the Indenture Trustee and is thereafter repaid to the Corporation or discharged from the trust, have been delivered to the Indenture Trustee for cancellation; or

(2)

(a)                                 all Amended Notes of such Series not theretofore delivered to the Indenture Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Indenture Trustee for the giving of notice of redemption by the Indenture Trustee in the name, and at the expense, of the Corporation, and the Corporation or any Guarantor has irrevocably deposited or caused to be deposited with the Indenture Trustee, as trust funds in trust solely for the benefit of the Holders of such Series, cash in Canadian dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of an Independent Financial Advisor, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such Amended Notes not theretofore delivered to the Indenture Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)                                 no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or an Event of Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing), and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Amended and Restated Indenture) to which the Corporation or any Guarantor is a party or by which the Corporation or any Guarantor is bound;

(c)                                  the Corporation has paid or caused to be paid all sums payable by it under the Amended and Restated Indenture; and

(d)                                 the Corporation has delivered irrevocable instructions to the Indenture Trustee to apply the deposited money toward the payment of the Amended Notes of such Series at maturity or the redemption date, as the case may be.

In addition, the Corporation must deliver an Officer’s Certificate and an Opinion of Counsel to the Indenture Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

No Personal Liability of Directors, Officers, Employees and Shareholders

No past, present or future director, officer, employee, incorporator, member, manager, partner or shareholder of the Corporation or any Guarantor shall have any liability for any obligations of the Corporation or any Guarantor under the Amended Notes, the Amended Note Guarantees or the Amended and Restated Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting an Amended Note waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Amended Notes.

Notices

Notice or communication mailed to a Holder shall be mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to such Holder at such Holder’s address as it appears on the registration books of the Registrar or by such other delivery system as the Indenture Trustee deems acceptable and shall be deemed to be sufficiently given if so sent within the time prescribed. Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  Any written notice or communication that is delivered in person or mailed by first-class mail to the designated address will be deemed duly given, regardless of whether the addressee receives such notice.

Notwithstanding any other provision of the Amended and Restated Indenture or any Amended Note, where the Amended and Restated Indenture or any Amended Note provides for notice of any event (including any notice of redemption) to any Holder of an interest in a global Amended Note (whether by mail or otherwise), such notice shall be sufficiently given if given to CDS or any other applicable depositary for such Amended Note (or its designee) according to the applicable procedures of CDS or such depositary.

Concerning the Indenture Trustee

Computershare Trust Company of Canada is the Indenture Trustee under the Amended and Restated Indenture and has been appointed by the Corporation as Registrar and Paying Agent with regard to the Amended Notes following issuance and delivery thereof.

Governing Law

The Amended and Restated Indenture will provide that it, the Amended Notes and any Amended Note Guarantee will be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Certain Definitions

Set forth below are certain defined terms used in the Amended and Restated Indenture. For purposes of the Amended and Restated Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person on a consolidated basis in accordance with IFRS, but excluding from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person, Indebtedness (a) of such Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Corporation, (b) assumed in connection with the acquisition of assets from such Person, in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Corporation or such acquisition, or (c) secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary of the Corporation and, with respect to clauses (b) and (c) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1)                                 any property, plant, equipment or other asset (excluding working capital or current assets) to be used by the Corporation or any of its Restricted Subsidiaries in a Similar Business; or

(2)                                 the Capital Stock of a Person that becomes a Restricted Subsidiary of the Corporation as a result of the acquisition of such Capital Stock by the Corporation or its Restricted Subsidiary; or

(3)                                 the Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Corporation; or

(4)                                 Similar Business Investments (a) to the extent of Net Available Cash arising from Asset Dispositions of Capital Stock of an Unrestricted Subsidiary or Joint Venture, or of Capital Stock of a Restricted Subsidiary that derives all or substantially all of its value from the Corporation’s interest in an Unrestricted Subsidiary or Joint Venture, or (b) otherwise in an amount, together with all other Similar Business Investments which are treated as a use of Net Available Cash pursuant to this clause (4), not to exceed 15% of Total Assets at the time of such Investment;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Ambatovy Entities” means (i) the Sherritt Ambatovy Subsidiaries, (ii) Ambatovy Minerals S.A. and Dynatec Madagascar S.A. and each of their successors, and (iii) any other Person through which the Corporation holds an indirect interest in the Ambatovy Joint Venture.

“Ambatovy Financial Completion” means the date on which the project financing in respect of the Ambatovy Project ceases to be guaranteed pursuant to the Ambatovy Guarantee and constitutes Non-Recourse Debt hereunder. The Corporation will promptly publicly announce the occurrence of Ambatovy Financial Completion.

“Ambatovy Guarantee” means the guarantee in effect as of the Issue Date by the Corporation and certain other guarantors in favour of HSBC Bank plc as security trustee and the lenders to the Ambatovy Joint Venture from time to time in respect of 40 percent of the project financing debt of the Ambatovy Joint Venture, as the same may be amended, restated, modified, renewed or replaced from time to time; provided that pursuant to the terms of any amendment, restatement, modification, renewal or replacement thereof occurring after the Issue Date, (i) no Restricted Subsidiary is an obligor thereunder unless such Restricted Subsidiary is a Guarantor, (ii) the Corporation’s and any other obligor’s obligations thereunder remain guaranteed by the other partners of the Ambatovy Joint Venture or supported by letters of credit issued on behalf of such other partners, except to the extent that any reduction in the amount of such guarantee or letter of credit support is deemed to constitute an incurrence of Indebtedness by the Corporation in the amount of such reduction and made in accordance with “Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, and (iii) scheduled debt service payments thereunder are not required to be made by the Corporation or any Restricted Subsidiary except to the extent of cash dividends, principal and interest payments on Joint Venture Loans or other cash distributions received by the Corporation or a Restricted Subsidiary from the Sherritt Ambatovy Subsidiaries.

“Ambatovy Joint Venture” means the joint venture in respect of the Ambatovy Project carried on by Ambatovy Minerals S.A. and Dynatec Madagascar S.A. and the respective successors and assigns from time to time.

“Ambatovy Project” means the assets, business and operations consisting of the Ambatovy project in Madagascar.

“Amended Note Guarantee” means, individually, any Guarantee of payment of the Amended Notes and the Corporation’s other Obligations under the Amended and Restated Indenture by a Guarantor pursuant to the terms of the Amended and Restated Indenture or any supplemental indenture thereto, and, collectively, all such Guarantees.

“APIL” means Ambatovy Project Investments Ltd.

“APIL Loans” means the loans made as of or after the Issue Date by each of Summit Ambatovy Mineral Resources Investment B.V., The Export-Import Bank of Korea and SNC-Lavalin Inc., or any of their respective Affiliates, as lenders, to APIL, as borrower, related to the Ambatovy Project.

“Asset Disposition” means (A) any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, other disposition, or a series of related sales, leases, transfers, or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary or Joint Venture (other than directors’ qualifying shares and shares issued to foreign nationals as required by law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Corporation or any of its Restricted Subsidiaries, including any disposition by means of a merger, amalgamation, consolidation, arrangement or similar transaction, and (B) any issuance of shares of Capital Stock (other than directors’ qualifying shares and shares issued to foreign nationals as required by law) by a Restricted Subsidiary of the Corporation.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)                                 a disposition of assets by a Restricted Subsidiary to the Corporation or by the Corporation or any of its Restricted Subsidiaries to a Restricted Subsidiary of the Corporation;

(2)                                 a disposition of Cash Equivalents or Investment Grade Securities;

(3)                                 a disposition of inventory or other assets in the ordinary course of business or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business;

(4)                                 a disposition of obsolete, damaged or worn out property or equipment, or property or equipment that is no longer used or useful in the conduct of the business of the Corporation and its Restricted Subsidiaries;

(5)                                 the disposition of all or substantially all of the assets of the Corporation in a manner permitted pursuant to “—Certain Covenants—Merger and Consolidation” or any disposition that constitutes a Change of Control pursuant to the Amended and Restated Indenture;

(6)                                 an issuance of Capital Stock by a Restricted Subsidiary of the Corporation to the Corporation or to a Restricted Subsidiary of the Corporation;

(7)                                 any Permitted Investment or Restricted Payment made in compliance with “—Certain Covenants—Limitation on Restricted Payments”;

(8)                                 dispositions of assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than $25.0 million;

(9)                                 the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(10)                          the issuance by a Restricted Subsidiary of the Corporation of Preferred Stock or Disqualified Stock that is permitted by the covenant described under “—Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)                          the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Corporation and its Restricted Subsidiaries;

(12)                          foreclosure on or expropriation of assets;

(13)                          any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary (other than a Sherritt Ambatovy Subsidiary, it being understood, for the avoidance of doubt, that any such issuance or sale is governed by the eighth, ninth and tenth paragraphs of the covenant described under “Repurchase at the Option of Holders — Asset Dispositions”);

(14)                          the unwinding of any Hedging Obligations;

(15)                          the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims;

(16)                          dispositions to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements;

(17)                          the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(18)                          dispositions in connection with royalty or precious metals stream or similar transactions that are customary in the mining business (as determined in good faith by Senior Management); and

(19)                          any exchange of assets for other assets (which other assets may, in whole or in part, include cash, Cash Equivalents, Capital Stock or any securities convertible into, or exercisable or exchangeable for, Capital Stock, but which assets may not include any Indebtedness) issued by or related to a

Similar Business if such other assets are of comparable or greater market value or usefulness to the business of the Corporation and its Restricted Subsidiaries, taken as a whole, compared with the assets being exchanged, which in the event of an exchange of assets with a Fair Market Value in excess of (a) $15 million shall be evidenced by an Officer’s Certificate and (b) $50 million shall be set forth in a resolution approved by at least a majority of the members of the Board of Directors of the Corporation; provided that the Corporation shall apply any cash or Cash Equivalents received in any such exchange of assets as described in the second paragraph under ‘‘Repurchase at the Option of Holders—Asset Dispositions”.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with IFRS; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Board of Directors” means:

(1)                                 with respect to a corporation, the board of directors of the corporation or (other than for purposes of determining Change of Control) a committee of the Board of Directors;

(2)                                 with respect to a partnership, the board of directors of the general partner of the partnership; and

(3)                                 with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Toronto, Ontario are authorized or required by law to close.

“Canada Bond Yield” means, on any date, the bid yield to maturity on such date compounded semi-annually which a non-callable non-amortizing Government of Canada nominal bond would be expected to carry if issued, in Canadian dollars in Canada, at 100% of its principal amount on such date with a term to maturity which most closely approximates the remaining term of the Amended Notes to October 11, 2018 on such date, as determined by the Corporation based on a linear interpolation of the yields represented by the arithmetic average of bids observed in the market place at or about 11:00 a.m. (Toronto time), on the relevant date for each of the two (2) outstanding non-callable non-amortizing Government of Canada nominal bonds which have the terms to maturity which most closely span the remaining term of the Amended Notes to October 11, 2018 on such date, where such arithmetic average is based in each case on the bids quoted to an independent investment dealer acting as agent of the Corporation by two (2) independent registered members of the Investment Industry Regulatory Organization of Canada selected by the Corporation (such independent registered members to be acceptable to the Indenture Trustee, acting reasonably), calculated in accordance with standard practice in the industry.

“Canada Yield Price” means (1) with respect to the Amended 2025 Notes, as determined by an independent investment dealer selected by the Corporation (such independent investment dealer to be acceptable to the Indenture Trustee, acting reasonably), as of the Business Day immediately preceding the day on which the notice of redemption for prepayment is given, equal to the sum of the present values of (i) the redemption price of the Amended 2025 Notes on October 11, 2021 (such redemption being described under “—Optional Redemption”) plus (ii) all scheduled interest payments due on the Amended 2025 Notes through October 11, 2021 (not including any portion of the scheduled payments of interest accrued as of the relevant redemption date) discounted to the relevant redemption date on a semi-annual basis (assuming a 365-day year) at the discount rate equal to the sum of the Canada Bond Yield for such Amended 2025 Notes and the Canada Yield Spread; (2) with respect to the Amended 2021 Notes, a price equal to the price of the Amended 2021 Notes calculated to provide a yield to November 15, 2020, compounded semi-annually, equal to the Government of Canada Yield, calculated on the Business Day preceding the date on which the Corporation gives notice of redemption of such Amended 2021 Notes pursuant to the Amended and Restated Indenture, plus the Canada Yield Spread, and (3) with respect to the Amended 2023 Notes, a price equal to the price of the Amended 2023 Notes calculated to provide a yield to September 24, 2022, compounded semi-annually, equal to the Government of Canada Yield, calculated on the Business Day preceding the date on which the Company gives notice of redemption of such Amended 2023 Notes pursuant to the Amended and Restated Indenture, plus the Canada Yield Spread.

“Canada Yield Spread” means 1.00% (or 100 basis points) per annum.

“Canadian Securities Legislation” means all applicable securities laws in each of the provinces and territories of Canada, including, without limitation, the Province of Ontario, and the respective regulations and rules under such laws together with applicable published rules, policy statements, blanket orders, instruments, rulings and notices of the regulatory authorities in such provinces or territories.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Capitalized Lease Obligations” means an obligation that would have been required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with IFRS as in effect on the Issue Date. The amount of Indebtedness represented by such obligation will be the amount of the liability for such obligation at the time any determination thereof is to be made as determined in accordance with IFRS, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)                                 Canadian dollars, U.S. dollars or, in the case of any Restricted Subsidiary, such other local currencies held by it from time to time in the ordinary course of business;

(2)                                 securities issued or directly and fully Guaranteed or insured by the Canadian or U.S. government or any agency or instrumentality of Canada or the United States (provided that the full faith and credit of Canada or the United States, as applicable, is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3)                                 marketable general obligations issued by any province of Canada or state of the United States or any political subdivision of any such province or state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

(4)                                 certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc., or “A” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and having combined capital and surplus in excess of $500.0 million;

(5)                                 repurchase obligations with a term of not more than 365 days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6)                                 commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(7)                                 interests in any investment Corporation or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above.

“Cash Management Agreements” means any agreement providing for treasury, depository, purchasing card or cash management services, including in connection with any automated clearing house transfer of funds or any similar transaction entered into in the ordinary course of business.

“CFA Loans” means the “carry finance” loans made as of or after the Issue Date to the Corporation by each of Summit Ambatovy Mineral Resources Investment B.V., The Export-Import Bank of Korea and SNC-Lavalin Inc., or any of their respective Affiliates, as lenders, related to the Ambatovy Project.

“Change of Control” means:

(1)                                 any Person or group or Persons acting jointly or in concert (any such group, a “Group”) becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Corporation (or its successor by merger, consolidation, amalgamation, arrangement or purchase of all or substantially all of its assets); or

(2)                                 the first day on which a majority of the members of the Board of Directors of the Corporation are not Continuing Directors; or

(3)                                 the direct or indirect sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger, consolidation, amalgamation or arrangement), in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its Restricted Subsidiaries taken as a whole to any Person or Group (other than to one or more Wholly-Owned Restricted Subsidiaries); or

(4)                                 the adoption by the shareholders of the Corporation of a plan or proposal for the liquidation or dissolution of the Corporation.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Corporation or any of its Restricted Subsidiaries designed to protect the Corporation or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually produced or used in the ordinary course of business of the Corporation and its Restricted Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are internally available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)                                 if the Corporation or any of its Restricted Subsidiaries:

(a)                                 has incurred any Indebtedness (other than Indebtedness that constitutes ordinary working capital borrowings) since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes an incurrence of Indebtedness (other than

Indebtedness that constitutes ordinary working capital borrowings), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of such calculation will be deemed to be:

(i)                                     the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or

(ii)                                  if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation), and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)                                 has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes a repayment, redemption, retirement, defeasance or other discharge of Indebtedness (in each case, other than Indebtedness incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such repayment, redemption, retirement, defeasance or other discharge had occurred on the first day of such period;

(2)                                 if since the beginning of such period, the Corporation or any of its Restricted Subsidiaries will have made any Asset Disposition or disposed of or accounted for as discontinued operations (as defined under IFRS) any Corporation, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

(a)                                 the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)                                 Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Corporation or any of its Restricted Subsidiaries repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Corporation and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary of the Corporation is sold or in the case of discontinued operations, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary or discontinued operations to the extent the Corporation and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)                                 if since the beginning of such period the Corporation or any of its Restricted Subsidiaries (by merger, consolidation, amalgamation, arrangement or otherwise) will have made an Investment in any Restricted Subsidiary of the Corporation (or any Person that becomes a Restricted Subsidiary of the Corporation or is merged with or into the Corporation or any of its Restricted Subsidiaries)

or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a Corporation, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)                                 if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Corporation or was merged with or into the Corporation or any of its Restricted Subsidiaries since the beginning of such period) will have incurred any Indebtedness or repaid, redeemed, retired, defeased or otherwise discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Corporation or its Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Corporation. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Corporation, the interest rate shall be calculated by applying such optional rate chosen by the Corporation.

“Consolidated EBITDA” for any period means, with respect to any Person, the Consolidated Net Income of such Person for such period:

(1)                                 increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a)                                 Consolidated Interest Expense; plus

(b)                                 Consolidated Income Taxes; plus

(c)                                  consolidated amortization, depletion and depreciation expense; plus

(d)                                 other non-cash charges reducing Consolidated Net Income, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment); plus

(e)                                  any expenses or charges related to any Equity Offering, Permitted Investment, merger, amalgamation, consolidation, arrangement, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Amended and Restated Indenture (including a refinancing thereof) (whether or not successful), including (i) fees, expenses or charges related to the offering of the Amended Notes and the Tender Offer in respect of the Amended 2021 Notes and Amended 2023 Notes and (ii) any amendment or other modification of the Amended Notes and the Amended 2021 Notes and Amended 2023 Notes; plus

(f)                                   any restructuring charges, integration costs or costs associated with establishing new facilities (which, for the avoidance of doubt, shall include retention, severance, relocation, workforce reduction, contract termination, systems establishment costs and facilities consolidation costs) certified by the chief financial officer of the Corporation and deducted (and not added back) in computing Consolidated Net Income; provided that the aggregate amount of all charges, expenses and costs added back under this clause (f) shall not exceed $30 million in any consecutive four-quarter period; plus

(g)                                  accretion of asset retirement obligations, net of cash payments by such Person for such asset retirement obligations; plus

(h)                                 the greater of (x) the Corporation’s equity in the net income of any Person (other than the Persons comprising the MOA Joint Venture or any other Joint Venture if, on the date of determination, the Corporation or a Wholly-Owned Restricted Subsidiary directly owns neither more nor less than 50% of the outstanding Capital Stock (measured in terms of economic interest rather than number of shares or voting power) of such Person) that is not a Restricted Subsidiary, that is accounted for by the equity method of accounting for such period and (y) the aggregate amount of cash actually distributed by such Person during such period to the Corporation or any of its Restricted Subsidiaries in accordance with clause (1) of the definition of “Consolidated Net Income”; provided that the adjustment pursuant to this clause (h) may be incremental to (but not duplicative of) any amount included in Consolidated Net Income pursuant to one of the exceptions described in subclauses (a) or (b) of clause (1) of the definition of “Consolidated Net Income”;

(2)                                 decreased (without duplication) by non-cash items increasing Consolidated Net Income of such Person for such period (excluding the accrual of revenue in the ordinary course of business and any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period), and

(3)                                 increased or decreased (without duplication) to eliminate to the extent reflected in Consolidated Net Income effects of adjustments (including the effects of such adjustments pushed down to the Corporation and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements resulting from the application of purchase accounting in relation to any completed acquisition.

Notwithstanding the foregoing, clauses (1)(b) through (g) above relating to amounts of a Restricted Subsidiary or Joint Venture of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary or Joint Venture was included in calculating the Consolidated Net Income of such Person and, in the case of the Restricted Subsidiary, to the extent the amounts set forth in clauses (1)(b) through (g) above are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Corporation by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its shareholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, provision of such Person for such period (calculated on a consolidated basis in accordance with IFRS) in respect of taxes for such period imposed upon such Person or for other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, federal, provincial and territorial, state, franchise and similar taxes and foreign taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the total interest expense of such Person and its consolidated Restricted Subsidiaries, net of any interest income received by such Person and its consolidated Restricted Subsidiaries, whether paid or accrued (other than interest income on Joint Venture Loans, excluding the MOA Joint Venture Loan), plus, to the extent not included in such interest expense:

(1)                                 interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto;

(2)                                 amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3)                                 non-cash interest expense, but any non-cash interest income or expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments shall be excluded from the calculation of Consolidated Interest Expense;

(4)                                 commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)                                 the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, other than a Lien permitted by clause (25) of the definition of “Permitted Liens”;

(6)                                 costs associated with entering into Hedging Obligations (including amortization of fees) related to Indebtedness;

(7)                                 interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)                                 the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Non-Guarantors payable to a party other than the Corporation or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined Canadian federal, provincial, territorial, municipal and local and foreign statutory tax rate of such Person, expressed as a decimal, in each case on a consolidated basis in accordance with IFRS;

(9)                                 Receivables Fees;

(10)                          the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are intended to be used by such plan or trust to pay interest or fees to any Person (other than the Corporation and its Restricted Subsidiaries) in connection with Indebtedness incurred by such plan or trust; and

(11)                          the proportionate interest of the Corporation in the Consolidated Interest Expense of the Persons comprising the MOA Joint Venture or any other Joint Venture if, on the date of determination, the Corporation or a Wholly-Owned Restricted Subsidiary directly owns neither more nor less than 50% of the outstanding Capital Stock (measured in terms of economic interest rather than number of shares or voting power) of such Person or Joint Venture, as applicable (with such interest expense calculated in substantially the same manner as Consolidated Interest Expense of the Corporation and its Restricted Subsidiaries);

provided that Consolidated Interest Expense shall exclude (i) interest on the CFA Loans, to the extent that such interest is by its terms payable only to the extent of cash dividends, principal and interest payments on

Joint Venture Loans or other cash distributions from the Sherritt Ambatovy Subsidiaries, (ii) interest expense on Indebtedness (in an amount not to exceed the principal amount guaranteed on the Issue Date pursuant to the Ambatovy Guarantee) of the Ambatovy Joint Venture guaranteed pursuant to the Ambatovy Guarantee, and (iii) interest expense attributable to non-controlling interests.

For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (11) above) relating to any Indebtedness of such Person or any of its Restricted Subsidiaries described in the final paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by such Person and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of such Person. Notwithstanding anything to the contrary contained herein, without duplication of clause (9) above, commissions, discounts, yield and other fees and charges incurred in connection with any transaction pursuant to which such Person or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Corporation and its consolidated Subsidiaries determined on a consolidated basis in accordance with IFRS; provided, however, that there will not be included in such Consolidated Net Income:

(1)                                 any net income (loss) of any Person if such Person is not a Restricted Subsidiary of the Corporation or that is accounted for by the equity method of accounting (other than the Persons comprising the MOA Joint Venture or any other Joint Venture if, on the date of determination, the Corporation or a Wholly-Owned Restricted Subsidiary directly owns neither more nor less than 50% of the outstanding Capital Stock (measured in terms of economic interest rather than number of shares or voting power) of such Persons) except that:

(a)                                 subject to the limitations contained in clauses (3) through (11) below, the Corporation’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Corporation or any of its Restricted Subsidiaries as a dividend or other distribution, or as a principal payment, provided, however, that in the case of a dividend distribution or other such payment by a Sherritt Ambatovy Subsidiary, such amount will be reduced by the amount of any payments of principal and interest on the CFA Loans or APIL Loans made from the proceeds of such dividend distribution or other payment; and

(b)                                 the Corporation’s equity in a net loss of any such Person (other than, in respect of any period or portion of a period occurring prior to the occurrence of Ambatovy Financial Completion, the Ambatovy Entities) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Corporation or its Restricted Subsidiary;

(2)                                 solely for the purpose of determining the amount available for Restricted Payments under clause (c)(i) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” any net income (but not loss) of any Restricted Subsidiary of the Corporation (other than a Guarantor) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Corporation, except that:

(a)                                 subject to the limitations contained in clauses (3) through (11) below, the Corporation’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Corporation or another Restricted Subsidiary of the Corporation as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary of the Corporation, to the limitation contained in this clause); and

(b)                                 the Corporation’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)                                 any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Corporation or such Restricted Subsidiary, other than in the ordinary course of business, as determined in good faith by Senior Management;

(4)                                 any income or loss from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(5)                                 any extraordinary, unusual or non-recurring gain or loss;

(6)                                 any unrealized net gain or loss resulting in such period from Hedging Obligations or other derivative instruments;

(7)                                 any net income or loss included in the consolidated statement of operations with respect to non- controlling interests;

(8)                                 the cumulative effect of a change in accounting principles;

(9)                                 consolidated impairment charges;

(10)                          any non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity incentive programs;

(11)                          any net gain or loss resulting in such period from currency translation gains or losses; and

(12)                          interest income, to the extent accrued but not paid in cash, on Joint Venture Loans (other than the MOA Joint Venture Loan, provided that the Corporation or a Wholly-Owned Restricted Subsidiary directly owns neither more nor less than 50% of the outstanding Capital Stock (measured in terms of economic interest rather than number of shares or voting power) of the MOA Joint Venture).

For the avoidance of doubt, an amount equal to the proportionate interest of the Corporation in the net income (loss) for such period of the MOA Joint venture and any other Joint Venture (such net income (loss) to be determined with the same additions and subtractions as are provided for in clause (1) through clause (11) above) will be included in such Consolidated Net Income, provided that on the date of determination the Corporation or a Wholly-Owned Restricted Subsidiary directly owns neither more nor less than 50% of the outstanding Capital Stock (measured in terms of economic interest rather than number of shares or voting power) of such Joint Venture.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Corporation: (1) who was a member of such Board of Directors on the Issue Date or (2) whose election or nomination for election to such Board of Directors was not opposed by a majority of the Continuing Directors who were at the time of such nomination or election members of such Board.

“Corefco” means The Cobalt Refinery Corporation Inc.

“Credit Facilities” means (i) the amended and restated credit agreement dated as of October 31, 2008 among the Corporation, as borrower, ICCI and Corefco, as guarantors, National Bank of Canada, as administrative agent, and the lenders party thereto from time to time, and (ii) the credit agreement dated as of February 6, 2008 among the Corporation, as borrower, and The Bank of Nova Scotia, as lender, in each case, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including to change the borrowers or increase the amount loaned thereunder; provided that such additional Indebtedness is incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”).

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Debt Facility” means one or more debt facilities (including, without limitation, the Credit Facilities) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds, indentures or similar instruments, in each case as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustees or another administrative agent or agents, other lenders or trustees and whether provided under any credit or other agreement or indenture).

“Default “ means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Corporation or any of its Restricted Subsidiaries in connection with an Asset Disposition that is designated as “Designated Non-Cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Non-Cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)                                 matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)                                 is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Corporation or its Restricted Subsidiaries (it being understood that upon such conversion or exchange it shall be an incurrence of such Indebtedness or Disqualified Stock)); or

(3)                                 is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Amended Notes or the date the Amended Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Corporation or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in the Amended and Restated Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Corporation or its Restricted Subsidiaries, as applicable, are not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Corporation with the provisions of the Amended and Restated Indenture described under the headings “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Dispositions” and such repurchase or redemption complies with “—Certain Covenants—Limitation on Restricted Payments.”

“Energas Joint Venture” means the joint venture in respect of the Energas power plant joint venture in Cuba carried on by Energas S.A. and its successors and assigns from time to time;

“Equity Offering” means a public offering or private placement for cash by the Corporation of its Capital Stock, other than (x) any issuances pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees, (y) an issuance to any Restricted Subsidiary, or (z) an offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Event of Default” means each event described under “—Events of Default” and any other event defined as an “Event of Default” in the Amended and Restated Indenture.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Senior Management of the Corporation in good faith; provided that if the fair market value exceeds $50.0 million, such determination shall be made by the Board of Directors of the Corporation in good faith (including as to the value of all non-cash assets and liabilities).

“Government Securities” means securities that are (a) direct obligations of Canada for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of Canada the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of Canada which are not callable or redeemable at the option of the issuer thereof.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)                                 to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)                                 entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) Liens permitted by clause (25) of the definition of “Permitted Liens.”

“Guarantor” means each Wholly-Owned Restricted Subsidiary of the Corporation that is not an Immaterial Subsidiary in existence on the Issue Date that provides an Amended Note Guarantee on the Issue Date and any other Restricted Subsidiary of the Corporation that provides an Amended Note Guarantee after the Issue Date in accordance with the Amended and Restated Indenture; provided that upon release or discharge of any Restricted Subsidiary of the Corporation from its Amended Note Guarantee in accordance with the Amended and Restated Indenture, such Restricted Subsidiary shall cease to be a Guarantor.

“Guarantor Subordinated Obligation” of a Guarantor means any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Amended Note Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name an Amended Note is registered on the Registrar’s books. “ICCI” means International Cobalt Company Inc.

“IFRS” means, at any time, international financial reporting standards as issued by the International Accounting Standards Board as in effect at such time. All ratios and computations based on IFRS contained in the Amended and Restated Indenture will be computed in conformity with IFRS.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary of the Corporation (1) the total assets of which (when combined with the assets of such Restricted Subsidiary’s Restricted Subsidiaries and after interCorporation eliminations) at the last day of the most recent fiscal year ending prior to the date of determination for which internal financial statements are available were less than 1.0% of Total Assets at the last day of such fiscal year and (2) the total revenues of which (when combined with the revenues of such Restricted Subsidiary’s Restricted Subsidiaries and after interCorporation eliminations) for the most recent fiscal year period ending prior to the date of determination for which internal financial statements are available were less than 1.0% of the consolidated total revenue of the Corporation and its Restricted Subsidiaries for such period.

“incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of the Corporation (whether by merger, consolidation, amalgamation or arrangement, acquisition or otherwise) will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Corporation; and the terms “incurred” and “incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)                                 the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)                                 the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)                                 the obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or other similar instrument (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1), (2), (4) or (5) of this definition) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed within 30 days of payment on the letter of credit);

(4)                                 the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (including earn-out obligations) that are recorded as liabilities under IFRS, and which purchase price is due after the date of placing such property in service or taking delivery and title thereto, except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business;

(5)                                 Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of such Person);

(6)                                 the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, in the case of any Preferred Stock issued by a Non-Guarantor, such Preferred Stock (but excluding, in each case, any accrued dividends);

(7)                                 all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (other than as permitted by clause (25) of the definition of “Permitted Liens”); provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the principal component of such Indebtedness of such other Persons;

(8)                                 the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of such Person);

(9)                                 to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); and

(10)                          to the extent not otherwise included in this definition, the amount of obligations outstanding under the legal documents entered into as part of a securitization transaction or series of securitization transactions that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a securitization transaction or series of securitization transactions pursuant to which the Corporation or any of its Restricted Subsidiaries sells or grants a security interest in accounts receivable to a Person that is not a Restricted Subsidiary.

Notwithstanding the foregoing: (i) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be Indebtedness; provided that such money is held to secure the payment of such interest; (ii) obligations in respect of royalty or precious metals stream or similar transactions shall not be deemed to be “Indebtedness”; (iii) in connection with the purchase by the Corporation or any of its Restricted Subsidiaries of any business, the term “Indebtedness” will exclude indemnification or post-closing payment adjustments or earn-out or similar obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable or not reflected as a liability on the balance sheet of the Corporation (excluding any notes thereto) and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; and (iv) “Indebtedness” shall be calculated without giving effect to any increase or decrease in Indebtedness for any purpose under the Amended and Restated Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness. For the avoidance of doubt, Reclamation Obligations are not and will not be deemed to be Indebtedness.

In addition, “Indebtedness” of the Corporation and its Restricted Subsidiaries shall include (without duplication) Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of the Corporation and its Restricted Subsidiaries if:

(1)                                 such Indebtedness is the obligation of a Joint Venture;

(2)                                 the Corporation or any of its Restricted Subsidiaries is a general partner of the Joint Venture (a “General Partner”); and

(3)                                 there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of the Corporation or any of its Restricted Subsidiaries, other than in respect of Liens permitted by clause (25) of the definition of “Permitted Liens”;

and then such Indebtedness shall be included in an amount not to exceed:

(a)                                 the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of the Corporation or any of its Restricted Subsidiaries; or

(b)                                 if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to the Corporation or any of its Restricted Subsidiaries, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in advising Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Corporation, qualified to perform the task for which it has been engaged.

“interest” with respect to the Amended Notes means interest with respect thereto.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers, suppliers or vendors in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit (other than a time deposit)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person; provided that none of the following will be deemed to be an Investment:

(1)                                 Hedging Obligations entered into in the ordinary course of business and in compliance with the Amended and Restated Indenture;

(2)                                 endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)                                 an acquisition of assets, Capital Stock or other securities by the Corporation or a Subsidiary for consideration to the extent such consideration consists of Capital Stock (other than Disqualified Stock) of the Corporation.

For purposes of “—Certain Covenants—Limitation on Restricted Payments,”

(1)                                 “Investment” will include the portion (proportionate to the Corporation’s equity interest in a Restricted Subsidiary of the Corporation that is to be designated an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary of the Corporation, the Corporation will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Corporation’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Corporation’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary of the Corporation;

(2)                                 any property transferred to or from an Unrestricted Subsidiary other than cash will be valued at its Fair Market Value at the time of such transfer; and

(3)                                 if the Corporation or any of its Restricted Subsidiaries sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary of the Corporation such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Corporation, the Corporation shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc., BBB- (or the equivalent) by Standard & Poor’s Ratings Group, Inc., or BBB(low) (or the equivalent) by DBRS Ltd. or any equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Investment Grade Securities” means (1) securities issued or directly and fully Guaranteed or insured by governments and supranational institutions having a “AAA” or higher rating by Standard & Poors Ratings Group, Inc. or the equivalent from another Rating Agency, or any agency or instrumentality thereof (other than Cash Equivalents); (2) debt securities or debt instruments with a rating of “A” or higher from Standard & Poor’s Ratings Group, Inc., or “A3” or higher by Moody’s Investors Service, Inc. or the equivalent of such rating by such rating organization or, if no rating of Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group, Inc., then exists, the equivalent of such rating by any other Ratings Agency, but excluding any debt securities or instruments constituting loans or advances among the Corporation and its Subsidiaries; and (3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Issue Date” means October 10, 2014.

“Joint Venture” means each of the MOA Joint Venture, the Ambatovy Joint Venture, the Energas Joint Venture, and any other joint venture or partnership in which the Corporation or a Restricted Subsidiary has an equity interest from time to time, which is not a Subsidiary of the Corporation and which constitutes a “joint arrangement” for purposes of IFRS.

“Joint Venture Loans” means loans by the Corporation or a Restricted Subsidiary to a Joint Venture or to an Unrestricted Subsidiary which directly or indirectly has an equity interest in a Joint Venture.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, deed of trust, deemed trust, charge, security interest, preference or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, and any option or other agreement to sell or give a security interest; provided that in no event shall a lease that would have been classified as an operating lease in accordance with IFRS as in effect on the Issue Date be deemed to constitute a Lien.

“Limited Guarantee” means a Guarantee by a Person organized other than in Canada or the United States, the amount of which is limited pursuant to, or in order to comply with, applicable requirements of law in the jurisdiction of organization of the applicable Person.

“MOA” means Moa Nickel S.A.

“MOA Joint Venture” means MOA Nickel joint venture carried on by MOA, ICCI and Corefco and their successors and assigns from time to time.

“MOA Joint Venture Loan” means the Joint Venture Loan by the Corporation to the MOA Joint Venture.

“Net Available Cash” from an Asset Disposition, or from a sale, transfer, disposition or issuance of Capital Stock of a Sherritt Ambatovy Subsidiary, means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to an Amended Note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or such other disposition or issuance, or received in any other non-cash form) therefrom, in each case net of:

(1)                                 all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Canadian federal, provincial, territorial, municipal and local taxes, and all foreign taxes, required to be paid or accrued as a liability under IFRS (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)                                 all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)                                 all distributions and other payments required to be made to unaffiliated interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)                                 the deduction of appropriate amounts to be provided by the seller as a provision, in accordance with IFRS, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Corporation or any of its Restricted Subsidiaries after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor” means any Restricted Subsidiary of the Corporation that is not a Guarantor. “Non-Recourse Debt” means Indebtedness of a Person:

(1)                                 as to which neither the Corporation nor any of its Restricted Subsidiaries (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness, but excluding any off-take agreement), other than Indebtedness secured by Liens permitted by clause (25) of the definition of “Permitted Liens” or (b) is directly or indirectly liable (as a guarantor or otherwise), other than as a result of Indebtedness secured by Liens permitted by clause (25) of the definition of “Permitted Liens”;

(2)                                 no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Corporation or any of its Restricted Subsidiaries, other than Indebtedness secured by Liens permitted by clause (25) of the definition of “Permitted Liens,” to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)                                 the explicit terms of which provide, or as to which the lenders have agreed in writing, that there is no recourse against any of the assets of the Corporation or its Restricted Subsidiaries, other than in respect of Liens permitted by clause (25) of the definition of “Permitted Liens.”

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable Canadian federal or provincial law or under any foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Senior Vice President, the Treasurer, the Corporate Secretary or the Assistant Corporate Secretary of the Corporation or, in the event that the Corporation is a partnership or a limited liability Corporation that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Corporation. Officer of any Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed by an Officer of the Corporation.

“Opinion of Counsel” means a written opinion from legal counsel who is licensed to practice in the applicable jurisdiction. The counsel may be an employee of, or counsel to, the Corporation or the Indenture Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Amended Notes, in the case of the Corporation, or the Amended Note Guarantees, in the case of any Guarantor (without giving effect to collateral arrangements).

“Permitted Investment” means any of the following Investments:

(1)                                 an Investment in the Corporation or a Restricted Subsidiary of the Corporation;

(2)                                 an Investment in a Person if as a result of such Investment:

(a)                                 such Person becomes a Restricted Subsidiary of the Corporation; or

(b)                                 such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Corporation or any of its Restricted Subsidiaries, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, amalgamation, arrangement or transfer;

(3)                                 an Investment in Cash Equivalents or Investment Grade Securities;

(4)

(a)                                 endorsements for collection or deposit in the ordinary course of business, and

(b)                                 receivables owing to the Corporation or any of its Restricted Subsidiaries created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Corporation or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)                                 payroll, travel, commission, entertainment, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)                                 loans or advances to employees, officers or directors of the Corporation or any of its Restricted Subsidiaries in the ordinary course of business in an aggregate amount not in excess of $2.0 million with respect to all loans or advances made since the Issue Date (giving effect to the repayment of any such loan, but without giving effect to the forgiveness of any such loan);

(7)                                 any Investment acquired by the Corporation or any of its Restricted Subsidiaries:

(a)                                 in exchange for any other Investment or accounts receivable held by the Corporation or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or in satisfaction of judgments or otherwise in resolution or compromise of litigation, arbitration or disputes; or

(b)                                 as a result of a foreclosure by the Corporation or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)                                 Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with “—Repurchase at the Option of Holders— Asset Dispositions” or any other disposition of assets not constituting an Asset Disposition;

(9)                                 Investments in existence on the Issue Date, or made pursuant to contractual obligations in existence on the Issue Date, or an Investment consisting of any extension, modification or renewal of any such Investment existing on, or made pursuant to a contractual obligation existing on, the Issue Date; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment, or (b) as otherwise permitted under the Amended and Restated Indenture;

(10)                          Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are incurred in compliance with “—Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)                          Guarantees issued in accordance with “—Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(12)                          Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Corporation and its Restricted Subsidiaries in connection with such plans;

(13)                          Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(14)                          any Similar Business Investment if (a) the Corporation’s Total Leverage Ratio immediately after giving effect to the making of such Investment does not exceed 3.00 to 1.0, or (b) the amount of such Investments, together with all other Investments made pursuant to this clause (14), does not exceed the greater of (i) $750 million, and (ii) 15% of Total Assets at the time of such Investment;

(15)                          Investments by the Corporation or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (15), in an aggregate amount at the time of such Investment not to exceed the greater of (x) $100.0 million and (y) 2.0% of Total Assets, at any one time outstanding (in each case, with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value); and

(16)                          Investments in Ambatovy Entities completed prior to the occurrence of Ambatovy Financial Completion.

“Permitted Liens” means, with respect to any Person:

(1)                                 Liens securing (x) Indebtedness and other obligations permitted to be incurred under the provisions described in clause (1) of the second paragraph under “—Certain Covenants— Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” including interest, fees and other obligations relating thereto or for related banking services and Liens on assets of Restricted Subsidiaries of the Corporation securing Guarantees of such Indebtedness and such other obligations of the Corporation and (y) any other Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations); provided that at the time that the Lien securing such Indebtedness pursuant to this clause (1)(y) is created, and after giving effect to the incurrence of such Indebtedness, the creation of such Lien and the application of the proceeds from such Indebtedness on a pro forma basis, the Secured Leverage Ratio of the Corporation would not exceed 1.75 to 1.0;

(2)                                 pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws, pension laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or Government Securities to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(3)                                 Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s Liens, incurred in the ordinary course of business;

(4)                                 Liens for taxes, assessments or other governmental charges not yet subject to penalties for non- payment or that are being contested in good faith by appropriate proceedings provided appropriate provisions required pursuant to IFRS have been made in respect thereof;

(5)                                 Liens in favour of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)                                 minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)                                 Liens securing Hedging Obligations that are not incurred for speculative purposes;

(8)                                 leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Corporation or any of its Restricted Subsidiaries;

(9)                                 judgment Liens not giving rise to an Event of Default;

(10)                          Liens securing Indebtedness permitted to be incurred pursuant to clause (8) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens are created within 365 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Corporation or any of its Restricted Subsidiaries other than such assets or property and assets affixed or appurtenant thereto and the proceeds thereof;

(11)                          Liens arising solely by virtue of any statutory or common law provisions relating to Liens in favour of trustees and escrow agents, banker’s Liens, margin Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution; provided that:

(a)                                 such deposit account is not a dedicated cash collateral account ; and

(b)                                 such deposit account is not intended by the Corporation or any of its Restricted Subsidiaries to provide collateral to the depository institution;

(12)                          Liens arising from Personal Property Security Act (Ontario) (or similar statutes in other jurisdictions) financing statement filings regarding operating leases entered into by the Corporation and any of its Restricted Subsidiaries in the ordinary course of business;

(13)                          Liens existing on the Issue Date (other than Liens permitted under clause (1) of this definition);

(14)                          Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary of the Corporation; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary of the Corporation; provided, further, however, that any such Lien may not extend to any other property owned by the Corporation or any of its Restricted Subsidiaries (other than the proceeds thereof);

(15)                          Liens on property at the time the Corporation or a Restricted Subsidiary of the Corporation acquired the property, including any acquisition by means of a merger, amalgamation, arrangement or consolidation with or into the Corporation or any of its Restricted Subsidiaries; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Corporation or any of its Restricted Subsidiaries (other than the proceeds thereof);

(16)                          Liens securing Indebtedness or other obligations of a Restricted Subsidiary of the Corporation owing to the Corporation or another Restricted Subsidiary of the Corporation;

(17)                          Liens securing the Amended Notes and the Amended Note Guarantees;

(18)                          Liens securing Refinancing Indebtedness incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17) and this clause (18) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)                          any interest or title of a lessor under any Capitalized Lease Obligation, Sale/Leaseback Transaction or operating lease;

(20)                          Liens in favour of the Corporation or any of its Restricted Subsidiaries;

(21)                          Liens under industrial revenue, municipal or similar bonds;

(22)                          (a) Liens incurred in the ordinary course of business not securing Indebtedness and not in the aggregate materially detracting from the value of the properties of the Corporation and its Restricted Subsidiaries or the use of such properties in the operation of their business and (b) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(23)                          Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or other instruments issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(24)                          deposits made in the ordinary course of business to secure liability to insurance carriers;

(25)                          Liens on the Capital Stock or Indebtedness of an Unrestricted Subsidiary or Joint Venture (or any other right, title or interest relating thereto, including any right to receive interest on such Indebtedness or dividends or other distributions on Capital Stock, or any right, title or interest in or to any agreements or instruments relating thereto, including under any related shareholder, limited partnership, joint venture, loan or security agreements), in each case securing Non- Recourse Debt;

(26)                          Liens on assets pursuant to merger, amalgamation or arrangement agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(27)                          Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed the greater of (x) $100.0 million and (y) 2.0% of Total Assets;

(28)                          Liens granted in connection with royalty or precious metals stream or similar transactions that are customary in the mining business (as determined in the good faith by Senior Management);

(29)                          Liens securing Obligations in respect of Cash Management Agreements in the ordinary course of business; and

(30)                          options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under the Amended and Restated Indenture.

“Person” means any individual, corporation, limited liability Corporation, partnership, joint venture, association, joint stock Corporation, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up.

“Rating Agency” means each of Standard & Poor’s Ratings Group, Inc., Moody’s Investors Service, Inc. and DBRS Ltd. or, if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or DBRS Ltd. or all three of them shall not make a rating on the Amended Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Corporation (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or DBRS Ltd. or all three of them, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” or “instrument” under the Personal Property Security Act (Ontario) as so defined.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a securitization transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a securitization transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary of the Corporation or an Unrestricted Subsidiary.

“Reclamation Obligations” means statutory, contractual, constructive or legal obligations, including the principal component of any obligations in respect of letters of credit, bank guarantees, performance or surety bonds or other similar instruments, associated with decommissioning of mining operations, oil and gas operations and power operations and reclamation and rehabilitation costs, including the cost of complying with applicable environmental regulation.

“Refinancing Indebtedness” means Indebtedness that is incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or incurred in compliance with the Amended and Restated Indenture (including Indebtedness of the Corporation that refinances Indebtedness of any of its Restricted Subsidiaries and Indebtedness of any of its Restricted Subsidiaries that refinances Indebtedness of another Restricted Subsidiary of the Corporation) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)                                 (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Amended Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Amended Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Amended Notes;

(2)                                 the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)                                 such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees and expenses (including any costs of defeasance) incurred in connection therewith);

(4)                                 if the Indebtedness being refinanced is subordinated in right of payment to the Amended Notes or the Amended Note Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Amended Notes or the Amended Note Guarantees on terms at least as favourable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5)                                 Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor that refinances Indebtedness of the Corporation or a Guarantor.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person (or if no such Person is specified, the Corporation) that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Corporation or its Restricted Subsidiary transfers such property to a Person (other than the Corporation or any of its Subsidiaries) and the Corporation or its Restricted Subsidiary leases it from such Person.

“Secured Indebtedness” means any Indebtedness (other than Non-Recourse Debt) of the Corporation or any of its Restricted Subsidiaries secured by a Lien on assets of the Corporation or such Restricted Subsidiary or against the assets of the MOA Joint Venture.

“Secured Leverage Ratio” means, as of any date of determination with respect to any Person, the ratio of (1) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with IFRS) to (2) Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements prepared on a consolidated basis in accordance with IFRS are available; provided, however, that solely for purposes of the calculation of the Secured Leverage Ratio, in connection with the incurrence of any Lien pursuant to clause (1)(y) of the definition of “Permitted Liens,” the Corporation and its Restricted Subsidiaries shall treat the maximum amount of Indebtedness that is permitted to be incurred pursuant to clauses (1) and (8) of the second paragraph of “—Certain covenants—Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock” at the time of such calculation as being Secured Indebtedness Incurred and outstanding at such time. In the event that the Corporation or any of its Restricted Subsidiaries incurs or redeems any Secured Indebtedness subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Leverage Ratio is made, then the Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four fiscal quarter period. The Secured Leverage Ratio shall be calculated in a manner consistent with the definition of “Consolidated Coverage Ratio,” including any pro forma adjustments to Consolidated EBITDA as set forth therein (including for acquisitions).

“Senior Management” means any one of the chief executive officer, chief operating officer, chief financial officer and general counsel (or, in each case, any equivalent position) of the Corporation.

“Series” or “Series of Amended Notes” means the Amended 2021 Notes, the Amended 2023 Notes, the Amended 2025 Notes or any series of Additional Notes.

“Sherritt Ambatovy Subsidiaries” means (i) APIL, Dynatec Corporation (BVI) Inc. and Madagascar Minerals Investments Ltd. and each of their successors, and (ii) any other Subsidiary of the Corporation (a) that holds any Equity Interests in an Ambatovy Entity or (b) through which the Corporation holds an indirect interest in the Ambatovy Joint Venture.

“Significant Subsidiary” means any Restricted Subsidiary of the Corporation: (a) whose proportionate share of the consolidated total assets of the Corporation and all of its Subsidiaries (after interCorporation eliminations) exceeds 10.0% as of the end of the most recently completed four fiscal quarters for which internal annual or quarterly financial statements are available; or (b) that contributed in excess of 10.0% of the consolidated net income of the Corporation and its Subsidiaries for the most recently completed four fiscal quarters for which internal annual or quarterly financial statements are available.

“Similar Business” means any business conducted or proposed to be conducted by the Corporation, its Subsidiaries and the Joint Ventures on the Issue Date (including, without limitation, the exploiting, exploring for, acquiring, developing, processing, gathering, producing, transporting, trading and marketing of commodities) or any other business that is similar, reasonably related, incidental, ancillary or complementary thereto.

“Similar Business Investments” means Investments made in (A) the ordinary course of, or of a nature that are customary in, the mining, oil and gas or power generation businesses as a means of exploiting, exploring for, acquiring, developing, processing, gathering, producing, transporting, trading or marketing precious or base metals, oil and gas or power, including through agreements, acquisitions, transactions, interests or arrangements which permit one to share (or have the effect of sharing) risks or costs, comply with regulatory requirements regarding ownership or satisfy other customary objectives in the mining, oil and gas or power generation business, and in any event including, without limitation, Investments made in connection with or in the form of (i) direct or indirect ownership interests in properties or facilities and (ii) operating agreements, development agreements, area of mutual interest agreements, pooling agreements, service contracts, joint venture agreements, partnership or limited liability Corporation agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto; and (B) Persons engaged in a Similar Business.

“Stated Maturity” means, with respect to any security or Indebtedness, the date specified in the agreement governing or certificate relating to such security or Indebtedness as the fixed date on which the final payment of principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Corporation (whether outstanding on the Issue Date or thereafter incurred) that is subordinated or junior in right of payment to the Amended Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability Corporation or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture, limited liability Corporation or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Corporation.

“Tax Act” means the Income Tax Act (Canada).

“Taxes” means any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and any other liabilities related thereto) imposed or levied by or on behalf of a Taxing Authority.

“Taxing Authority” means any government or any political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

“Total Assets” means the total consolidated assets of the Corporation and its Restricted Subsidiaries on a consolidated basis determined in accordance with IFRS, as shown on the most recent consolidated balance sheet of the Corporation (for greater certainty, excluding any assets held by an Unrestricted Subsidiary or Joint Venture other than the equity interests of an Unrestricted Subsidiary or Joint Venture held directly by the Corporation or a Restricted Subsidiary); provided that, for purposes of calculating “Total Assets” for purposes of testing the covenants under the Amended and Restated Indenture in connection with any transaction, such total consolidated assets of the Corporation and its Restricted Subsidiaries shall be adjusted to reflect any acquisitions and dispositions of assets out of the ordinary course that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination.

“Total Leverage Ratio” means, as of any date of determination with respect to any Person, the ratio of (1) the total Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with IFRS) to (2) Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements prepared on a consolidated basis in accordance with IFRS are available. In the event that the Corporation or any of its Restricted Subsidiaries incurs or redeems any Total Indebtedness subsequent to the commencement of the period for which the Total Leverage Ratio is being calculated but prior to the event for which the calculation of the Total Leverage Ratio is made, then the Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four fiscal quarter period. The Total Leverage Ratio shall be calculated in a manner consistent with the definition of “Consolidated Coverage Ratio,” including any pro forma adjustments to Consolidated EBITDA as set forth therein (including for acquisitions).

“Unrestricted Subsidiary” means:

(1)                                 APIL and any other Subsidiary of the Corporation which at the time of determination shall have been designated an Unrestricted Subsidiary by the Board of Directors of the Corporation in the manner provided below; and

(2)                                 any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Corporation may designate any Subsidiary of the Corporation (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation, amalgamation, arrangement or Investment therein) to be an Unrestricted Subsidiary only if:

(1)                                 such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Corporation that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)                                 to the extent the Indebtedness of the Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by the Corporation or its Restricted Subsidiaries is permitted under “Certain covenants—Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(3)                                 such designation and the Investment of the Corporation in such Subsidiary complies with “—Certain Covenants—Limitation on Restricted Payments”;

(4)                                 such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Corporation and its Subsidiaries;

(5)                                 such Subsidiary is a Person with respect to which neither the Corporation nor any of its Restricted Subsidiaries has any direct or indirect obligation (excluding, for the avoidance of doubt, any Guarantee or other credit support not otherwise prohibited under the Amended and Restated Indenture):

(a)                                 to subscribe for additional Capital Stock of such Person; or

(b)                                 to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6)                                 on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Corporation or any of its Restricted Subsidiaries that would not be permitted under the covenant described under “—Certain Covenants—Limitation on Affiliate Transactions”.

Any such designation by the Board of Directors of the Corporation shall be evidenced to the Indenture Trustee by filing with the Indenture Trustee a resolution of the Board of Directors of the Corporation giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Amended and Restated Indenture, and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date.

The Board of Directors of the Corporation may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Corporation; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Corporation could incur at least

$1.00 of additional Indebtedness pursuant to the first paragraph of “—Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock” on a pro forma basis taking into account such designation.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of the Corporation, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Corporation or another Wholly-Owned Restricted Subsidiary.

Any questions and requests for assistance may be directed to the

Proxy Solicitation Agent:

The Exchange Tower

130 King Street West, Suite 2950, P.O. Box 361

Toronto, Ontario

M5X 1E2

www.kingsdaleshareholder.com

North American Toll Free Phone:

1-800-749-9197

Email: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271

Toll Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: 416-867-2272